 As filed with the Securities and Exchange Commission on October 5, 2000

                                                           (No. 333-46036)
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               ---------------

                              PRE-EFFECTIVE

                            AMENDMENT NO. 1 TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                               ---------------
                                NUI CORPORATION
           (Exact name of co-registrant as specified in its charter)

                               ---------------

           New Jersey                          4924                           22-1869941
 (State or other jurisdiction      (Primary Standard Industrial            (I.R.S. Employer
              of                    Classification Code Number)          Identification Number)
       incorporation or
         organization)

                              NUI HOLDING COMPANY
           (Exact name of co-registrant as specified in its charter)

                               ---------------

           New Jersey                          6719                           22-3708029
 (State or other jurisdiction      (Primary Standard Industrial            (I.R.S. Employer
              of                    Classification Code Number)          Identification Number)
       incorporation or
         organization)

                NUI Corporation                              James R. Van Horn, Esq.
              NUI Holding Company                         Chief Administrative Officer,
               550 Route 202-206                     General Counsel and Corporate Secretary
                  P.O. Box 760                                  550 Route 202-206
       Bedminster, New Jersey 07921-0760                           P.O. Box 760
                 (908) 781-0500                         Bedminster, New Jersey 07921-0760
                                                                  (908) 781-0500
 (Address, including zip code, and telephone          (Name, address, including zip code, and
                   number,                                       telephone number,
   including area code, of co-registrant's           including area code, of agent for service)
        principal executive offices)

                               ---------------
                                  Copies to:

    Gary E. Thompson, Esq.       Elizabeth A. McClanahan, Esq.     Jane Whitt Sellers, Esq.
       Hunton & Williams            Penn, Stuart & Eskridge             McGuireWoods LLP
  Riverfront Plaza, East Tower        208 East Main Street              One James Center
      951 East Byrd Street          Abingdon, Virginia 24212          901 East Cary Street
    Richmond, Virginia 23219             (540) 628-5151             Richmond, Virginia 23219
         (804) 788-8200                                                  (804) 775-1000

                               ---------------
  Approximate date of commencement of proposed sale to the public: as soon as practicable after this Registration Statement becomes effective.
  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

                               ---------------
   The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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


                           VIRGINIA GAS COMPANY

              MERGER PROPOSAL -- YOUR VOTE IS VERY IMPORTANT

   Virginia Gas Company's board of directors has unanimously approved a merger and a merger agreement with NUI Corporation and is seeking your approval of this important transaction.

   The Virginia Gas board believes that the merger is in your and Virginia Gas's best interests and unanimously recommends that you vote FOR approval and adoption of the merger agreement.

   If we complete the merger, Virginia Gas's stockholders will receive $4.00 worth of NUI common stock for each Virginia Gas share that they own. The number of shares of NUI common stock that Virginia Gas's stockholders will receive will be based on the average trading price of NUI common stock during the 20 trading-day period ending on the seventh trading day prior to the closing of the merger.

   NUI common stock trades on the New York Stock Exchange under the symbol "NUI." On September 29, 2000, the closing price of NUI common stock was $30.207. It is intended that Virginia Gas stockholders will not incur federal income tax as a result of the receipt of shares of NUI common stock.

   Please see pages 15 and 16 for detailed information about the exchange of Virginia Gas common stock, as well as pages 1 and 2 for a description of additional factors that may affect the value of the NUI common stock to be issued in the merger, along with several other risk factors pertaining to the merger that you should consider.

   Virginia Gas has scheduled its annual meeting on November 8, 2000, to vote on the approval and adoption of the merger agreement and to elect two persons to the Virginia Gas board. Your vote is important, regardless of the number of shares you own. Please vote as soon as possible to make sure that your shares are represented at the meeting. To grant your proxy to vote your shares, you must complete and return the enclosed proxy card. You may also cast your vote in person at the annual meeting. If you do not vote, it will have the same effect as voting against the merger.

   In the materials accompanying this letter, you will find a Notice of Annual Meeting, a proxy statement/prospectus relating to the actions to be taken by Virginia Gas's stockholders at the annual meeting and a proxy card. The proxy statement/prospectus provides you with detailed information about the merger. I encourage you to read the entire proxy statement/prospectus and notice carefully. Should you have questions about the merger, please call Angela Cvetkovski, Investor Relations, at (540) 676-2380.

   On behalf of your board of directors, I thank you for your support and urge you to vote FOR approval and adoption of the merger agreement and the election of all nominees to the Virginia Gas board.

      /s/ Michael L. Edwards

      Michael L. Edwards
      President and Chief Executive Officer


    Neither the Securities and Exchange Commission nor any state securities commission has approved the NUI or NUI Holding common stock to be issued under this document or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense.

     This proxy statement/prospectus is dated October 5, 2000, and is first being mailed to stockholders on or about October 6, 2000.

   This document is the proxy statement of Virginia Gas Company for its annual stockholder meeting and the prospectus of NUI Corporation and NUI Holding Company for the common stock to be issued in the merger. This document gives you detailed information about the merger. This proxy statement/prospectus incorporates, by reference to other documents, important business and financial information about Virginia Gas Company, NUI Corporation and NUI Holding Corporation that is not included in this proxy statement/prospectus. See "WHERE YOU CAN FIND MORE INFORMATION" for additional information about the companies that is on file with the Securities and Exchange Commission. To obtain timely delivery, Virginia Gas stockholders must request this information no less than five business days before they make their investment decision. Therefore, Virginia Gas stockholders must request this information by November 1, 2000. You may obtain these documents without charge by writing or calling Virginia Gas or NUI at the following addresses and telephone numbers:

               NUI Corporation                              Virginia Gas Company
                Linda Lennox                                 Angela Cvetkovski
             Investor Relations                              Investor Relations
              550 Route 202-206                             200 East Main Street
                P. O. Box 760                             Abingdon, Virginia 24210
      Bedminster, New Jersey 07921-0760                        (540) 676-2380
               (908) 781-0500                             Telecopy: (540) 619-5230
          Telecopy: (908) 781-0718

                              VIRGINIA GAS COMPANY

                               ----------------

                    Notice of Annual Meeting of Stockholders

                               ----------------

   An annual meeting of stockholders of Virginia Gas Company will be held at Abingdon's Martha Washington Inn, 150 West Main Street, Abingdon, Virginia, at 10:00 a.m., local time, on November 8, 2000, for the following purposes:

  1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization, dated as of June 13, 2000, among Virginia Gas, NUI and a wholly-owned subsidiary of NUI, providing for the merger of the subsidiary of NUI with and into Virginia Gas.

  2. To elect two persons to the Virginia Gas board of directors.

  3. To act upon any other matters properly coming before the annual meeting and any adjournment or postponement of the meeting.

   Only holders of record of Virginia Gas common stock at the close of business on September 29, 2000, are entitled to vote at the annual meeting or any adjournments or postponements thereof. Approval of the merger proposal and the election of directors at the annual meeting requires the affirmative vote of the holders of a majority of the outstanding shares of Virginia Gas common stock.
                                          /s/ James E. Talkington, III
                                          James E. Talkington, III
                                          Corporate Secretary

October 5, 2000

   Please mark, sign, date and return your proxy promptly, whether or not you plan to attend the annual meeting.

   The Virginia Gas board of directors unanimously recommends that stockholders vote FOR the proposal to approve and adopt the merger agreement and FOR the election of the nominees named in this proxy statement/prospectus to the Virginia Gas board at the annual meeting.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
QUESTIONS AND ANSWERS......................................................    i

SUMMARY OF PROXY STATEMENT/PROSPECTUS......................................  S-1
  General..................................................................  S-1
  Parties to the Merger....................................................  S-1
  Annual Meeting...........................................................  S-1
  Required Vote............................................................  S-2
  The Merger...............................................................  S-2
  NUI's Reasons for the Merger.............................................  S-2
  Virginia Gas's Reasons for the Merger....................................  S-2
  Recommendation to Stockholders...........................................  S-2
  Opinion of Virginia Gas's Financial Advisor..............................  S-2
  Merger Consideration.....................................................  S-3
  Material Federal Income Tax Consequences.................................  S-3
  Interests of Virginia Gas's Directors and Officers in the Merger.........  S-3
  Accounting Treatment.....................................................  S-3
  No Appraisal or Dissenters' Rights.......................................  S-3
  Regulatory Matters.......................................................  S-3
  Stockholder's Agreements.................................................  S-4
  Interim Financing........................................................  S-4
  Conditions to the Merger.................................................  S-4
  No Solicitation of Transactions by Virginia Gas..........................  S-4
  Termination of the Merger Agreement......................................  S-4
  Termination Fees and Expenses............................................  S-5

COMPARATIVE UNAUDITED PER COMMON SHARE DATA................................  S-6

UNAUDITED SELECTED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS.............  S-7

SELECTED CONSOLIDATED FINANCIAL INFORMATION................................ S-12

RISK FACTORS...............................................................    1

A CAUTION ABOUT FORWARD-LOOKING INFORMATION................................    2

THE ANNUAL MEETING.........................................................    4

PROPOSAL NO. 1: THE MERGER.................................................    6
  Description of the Merger................................................    6
  Background of the Merger.................................................    6
  Reasons of Virginia Gas for the Merger...................................    9
  Reasons of NUI for the Merger............................................   11
  Opinion of Virginia Gas's Financial Advisor..............................   11
  The Effective Time of the Merger.........................................   14
  Exchange of Certificates.................................................   15
  Treatment of Virginia Gas Stock Options and Warrants.....................   16
  No Solicitation of Transactions by Virginia Gas..........................   16
  Representations and Warranties...........................................   17
  Covenants Under the Merger Agreement.....................................   18
  Conditions to the Merger.................................................   19
  Indemnification and Insurance of Directors and Officers..................   21
  Termination of the Merger Agreement......................................   21
  Termination Fees and Expenses............................................   22

  Material Federal Income Tax Consequences................................   22
  Interests of Virginia Gas's Directors and Officers in the Merger........   23
  No Appraisal or Dissenters' Rights......................................   24
  Accounting Treatment....................................................   25
  Regulatory Matters......................................................   25

STOCKHOLDER'S AGREEMENTS..................................................   26

MANAGEMENT AND OPERATIONS AFTER THE MERGER................................   26

INTERIM FINANCING.........................................................   27

PRICE RANGE OF COMMON STOCK AND DIVIDENDS.................................   27

BUSINESS OF VIRGINIA GAS..................................................   29

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS...............................................................   35

BUSINESS OF NUI...........................................................   37

PENDING NUI HOLDING COMPANY REORGANIZATION................................   38

DESCRIPTION OF NUI AND NUI HOLDING CAPITAL STOCK..........................   39

COMPARATIVE RIGHTS OF HOLDERS OF VIRGINIA GAS COMMON STOCK AND NUI AND NUI
 HOLDING COMMON STOCK.....................................................   40
  Authorized Capital Stock................................................   40
  Stockholder Rights Plans................................................   40
  Directors...............................................................   41
  Removal of Directors....................................................   41
  Vacancies on the Board of Directors.....................................   41
  Notice of Stockholder Nominations of Directors and Stockholder
   Proposals..............................................................   42
  Director Standard of Conduct............................................   42
  Limitations on Director Liability.......................................   42
  Indemnification.........................................................   42
  Mergers, Share Exchanges and Sales of Assets............................   43
  Anti-Takeover Statutes..................................................   43
  Amendments to Certificate of Incorporation and Bylaws...................   44
  Dissenters' Rights......................................................   45

FEDERAL SECURITIES LAWS CONSEQUENCES; STOCK TRANSFER RESTRICTION
 AGREEMENTS...............................................................   45

LEGAL MATTERS.............................................................   46

EXPERTS...................................................................   46

PROPOSAL NO. 2: ELECTION OF DIRECTORS.....................................   46

STOCKHOLDER PROPOSALS.....................................................   51

OTHER MATTERS.............................................................   51

WHERE YOU CAN FIND MORE INFORMATION.......................................   51

                                    ANNEXES

ANNEX A--Merger Agreement................................................... A-1
ANNEX B--Fairness Opinion of CIBC World Markets............................. B-1
ANNEX C--Fairness Opinion Update of CIBC World Markets...................... C-1

                             QUESTIONS AND ANSWERS

Q: What am I being asked to vote on?

A: You are being asked to (1) approve and adopt the merger agreement that provides for the merger of a wholly-owned NUI subsidiary with and into Virginia Gas, and (2) elect two persons to the Virginia Gas board.

Q: What will I receive when the merger occurs?

A: You will receive in exchange for each of your shares of Virginia Gas common stock $4.00 worth of NUI common stock. However, in the event that NUI has completed its planned corporate restructuring (which provides for the exchange of NUI common stock for NUI Holding Company common stock) prior to the effective time of the merger, you will receive in exchange for each of your shares of Virginia Gas common stock $4.00 worth of NUI Holding common stock.

Q: How do I vote my shares?

A: After carefully reading and considering the information contained in this document, you should fill out and sign your proxy card. Then mail your completed, signed proxy card in the enclosed prepaid return envelope as soon as possible so that your shares can be voted at the annual meeting of Virginia Gas stockholders.

  You should return your proxy card whether or not you plan to attend the annual meeting. If you attend the annual meeting, you may revoke your proxy at any time before it is voted and vote in person.

Q: Can I change my vote after I have mailed my signed proxy?

A: Yes. You can change your vote at any time before your proxy is voted at the annual meeting. You can do this either by (1) submitting to the Secretary of Virginia Gas a written notice of revocation or a completed, later-dated proxy card or (2) attending the annual meeting and voting in person.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will not be able to vote your shares for the merger without instructions from you. Your broker is allowed to vote your shares for the Virginia Gas board nominees unless you provide different instructions. You should follow the directions provided by your broker to vote your shares.

Q: When will the merger be completed?

A: We are working to complete the merger as quickly as possible after the annual meeting of Virginia Gas stockholders and after all required regulatory approvals are obtained. We expect to complete the merger during the fourth quarter of 2000.

Q: To whom should I address questions?

A: If you have questions, you should contact Angela Cvetkovski, Virginia Gas
   Investor Relations, at (540) 676-2380.

                     SUMMARY OF PROXY STATEMENT/PROSPECTUS

General

   This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement/prospectus and the documents incorporated by reference in this proxy statement/prospectus. See "WHERE YOU CAN FIND MORE INFORMATION."

Parties to the Merger

NUI Corporation                                Virginia Gas Company
550 Route 202-206                              201 East Main Street
Bedminster, New Jersey 07921                   Abingdon, Virginia 24210
(908) 781-0500                                 (540) 676-2380

   NUI is a multi-state energy sales, services and distribution company incorporated in New Jersey in 1969. NUI distributes natural gas in six eastern states through operating utilities regulated by state public utility commissions. NUI also provides retail gas sales, wholesale energy brokerage, customer information systems, environmental project development, and telecommunications products and services through its unregulated, wholly-owned subsidiaries. NUI also provides sales and marketing services through a company in which it acquired a 49 percent interest in May 1997.

   On March 27, 2000, NUI common shareholders approved a proposal to put in place a holding company structure. Under the holding company reorganization, NUI Holding Company will become the parent of NUI. The holding company reorganization will occur as soon as practicable following the receipt of all required regulatory approvals. If the holding company reorganization occurs prior to the consummation of the merger proposed in this proxy statement/prospectus, you will be issued NUI Holding common stock instead of NUI common stock. See "PROPOSAL NO. 1: THE MERGER--Description of the Merger-- Form of the Merger."

   Virginia Gas is an integrated natural gas company whose activities include gas pipeline operation; natural gas storage; natural gas gathering, marketing and distribution services; natural gas exploration, production and well operation; and propane distribution. We conduct our operations primarily in Virginia.

Annual Meeting (see page 4)

   The annual meeting will be held on November 8, 2000, at 10:00 a.m., local time, at Abingdon's Martha Washington Inn, 150 West Main Street, Abingdon, Virginia. At the meeting, you will be asked:

1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization, dated as of June 13, 2000, among Virginia Gas, NUI and a wholly-owned subsidiary of NUI, providing for the merger of the wholly-owned subsidiary of NUI with and into Virginia Gas.

2. To elect two persons to the Virginia Gas board to serve until the merger is effective or, if the merger agreement is not adopted or the merger is not completed, for a three year term.

3. To transact such other business as may properly come before the annual meeting and any adjournments thereof.

   Only Virginia Gas stockholders of record as of the close of business on September 29, 2000, will be entitled to notice of, and to vote at, the annual meeting.

Required Vote (see page 5)

   The affirmative vote of a majority of the shares entitled to vote on the record date is required to approve and adopt the merger agreement.

   Under Virginia Gas's bylaws, the affirmative vote of the holders of a majority of the shares entitled to vote on the record date is required for the election of directors.

The Merger (see page 6)

   The merger agreement provides that a subsidiary of NUI will merge with and into Virginia Gas and Virginia Gas will become a wholly-owned subsidiary of NUI. However, if the NUI holding company reorganization is completed prior to the merger, at NUI's election, the parties will amend the merger agreement to provide for the merger of Virginia Gas with and into a wholly-owned NUI Holding subsidiary, with the NUI Holding subsidiary surviving the merger. The merger agreement is included in this proxy statement/prospectus as Annex A.

NUI's Reasons for the Merger (see page 11)

   NUI believes that Virginia Gas's existing and potential natural gas storage and pipeline assets should provide NUI with the ability to capitalize upon advantageous energy trading opportunities. NUI believes that Virginia Gas's propane and natural gas distribution businesses should complement NUI's residential and commercial energy delivery operations in an efficient and profitable manner.

Virginia Gas's Reasons for the Merger (see page 9)

   The Virginia Gas board determined to recommend the merger after consideration of a number of factors. The most important factors included the Virginia Gas board's belief that the merger will:

 . provide the capital needed to complete pipeline and storage expansion necessary to optimize the value of Virginia Gas's assets;

 . provide the capital needed to comply with the financial covenants under and/or refinance existing Virginia Gas indebtedness;

 . enable the combined company to provide better service to Virginia Gas customers;

 . provide access to new markets for Virginia Gas's natural gas storage services; and

 . allow Virginia Gas stockholders to participate in future growth through their ownership in the combined business.

   The Virginia Gas board also took into consideration that the merger consideration of $4.00 per share of Virginia Gas common stock represented a premium of approximately 37 percent over the closing sales price of Virginia Gas common stock on the last trading day prior to the announcement of the merger, and a premium of approximately 47 percent over the average closing sales prices of Virginia Gas common stock during the 20 trading days prior to the announcement of the merger.

   After comparing the possible alternatives available or believed likely to be available to Virginia Gas, including the continued operation of Virginia Gas as an independent entity, the Virginia Gas board determined that the merger was in the best interests of Virginia Gas and its stockholders.

Recommendation to Stockholders (see pages 11 and 47)

   The Virginia Gas board believes that the merger is in your and Virginia Gas's best interests and unanimously recommends that you vote FOR approval and adoption of the merger agreement. The Virginia Gas board also recommends that you vote FOR the election of the nominees named in this proxy statement/prospectus to the Virginia Gas board.

Opinion of Virginia Gas's Financial Advisor (see page 11)

   On June 13, 2000, CIBC World Markets, Virginia Gas's financial advisor, delivered an opinion to the Virginia Gas board that, as of the date the Virginia Gas board approved the merger agreement, the merger consideration was fair to Virginia Gas stockholders from a financial point of view, subject to the factors, qualifications and assumptions described in its opinion. The complete opinion of CIBC, as well as its updated opinion, dated October 3, 2000, are attached as Annexes B and C, respectively. You should read the opinions in their entirety.

Merger Consideration (see page 6)

   Under the merger agreement, each share of Virginia Gas common stock will be converted into the number of shares of NUI common stock (or, in the alternative, NUI Holding common stock if the NUI holding company reorganization has been completed) having a market value of $4.00, as determined by the average trading price of NUI or NUI Holding common stock, as applicable, on the New York Stock Exchange during a 20 trading-day computation period prior to the closing of the merger.

   No fractional shares of NUI or NUI Holding common stock will be issued as merger consideration. Instead, Virginia Gas stockholders will receive in cash the value of any fraction of a share that they would otherwise have been entitled to receive. See "PROPOSAL NO. 1: THE MERGER--Exchange of Certificates" on page 15.

Material Federal Income Tax Consequences (see page 22)

   The obligations of NUI and Virginia Gas to consummate the merger are conditioned upon their receipt of an opinion from counsel stating that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

   Provided that the merger qualifies as a reorganization, neither Virginia Gas nor NUI will recognize any gain or loss for federal income tax purposes as a result of the merger. The receipt of NUI or NUI Holding common stock in the merger will generally be tax free to you for United States federal income tax purposes, except for cash received for fractional shares.

   You should consult with your tax advisor about the tax consequences of the merger in light of your individual circumstances, including the application of any federal, state, local or foreign law.

Interests of Virginia Gas's Directors and Officers in the Merger (see page 23)

   You should be aware that the directors and officers of Virginia Gas have stock option agreements and, in the case of the officers, employment agreements, that give them interests in the merger that are different from, or in addition to, those of other Virginia Gas stockholders. The stock option agreements will be converted when the merger takes effect into the right to receive cash in an amount that approximates the value of such awards. Virginia Gas's chief executive officer has agreed to terminate his employment agreement when the merger occurs in exchange for severance benefits. He has also agreed to serve as a consultant to Virginia Gas for three years following the merger. The other officers' employment agreements entitle them to continued employment for up to one year following the merger, or compensation in lieu of such continued employment.

Accounting Treatment (see page 25)

   The merger will be accounted for as a purchase for accounting and financial reporting purposes.

No Appraisal or Dissenters' Rights (see page 24)

   Under Delaware law, you are not entitled to appraisal or dissenters' rights in the merger.

Regulatory Matters (see page 25)

   In order to complete the merger, we must receive approval from the Virginia State Corporation Commission for the change in control of the certificated public utilities resulting from the merger. Prior to the merger, NUI must also obtain, and has applied for, approvals from regulatory authorities in certain other states in which NUI conducts its business.

   Under the Hart-Scott-Rodino Antitrust Improvements Act, the merger could not be completed until NUI and Virginia Gas had furnished required information and materials to the Antitrust Division of the Department of Justice and to the Federal Trade Commission and the applicable waiting period was terminated or expired. NUI and Virginia Gas each filed with the Department of Justice and the Federal Trade Commission a Notification and Report Form with respect to the merger on September 14, 2000. We were granted early termination of the applicable waiting period on September 27, 2000.

   As with any merger in the United States, the Department of Justice or the Federal Trade Commission has the authority to challenge the merger on antitrust grounds before or after the merger is completed. We cannot provide any assurance that the merger will not be challenged on antitrust grounds or, if challenged, that we would prevail.

   While we are not aware of any other material governmental approvals or actions required to complete the merger, should any approval or action be required, we anticipate seeking the required governmental approval or action. We cannot provide any assurance, however, that the approval or action, if needed, could be obtained within the time frame contemplated by, or on terms consistent with, the merger agreement.

Stockholder's Agreements (see page 26)

   The directors and certain executive officers of Virginia Gas have entered into stockholder agreements to vote their shares of Virginia Gas common stock for approval and adoption of the merger agreement.

   A total of 507,968 shares of Virginia Gas common stock, representing in the aggregate approximately 9.23 percent of the outstanding shares of Virginia Gas common stock, are subject to these stockholder's agreements.

Interim Financing (see page 27)

   NUI has agreed to provide Virginia Gas with up to $20 million in interim financing to provide funding necessary for pipeline and gas storage development prior to the closing of the merger. The interim financing is in the form of an unsecured loan. The annual interest rate on the loan is LIBOR plus 3 percent per year. Accrued interest and principal is due and payable quarterly, except that all outstanding principal and interest is due and payable upon the first to occur of (1) March 1, 2002, or (2) the termination of the merger agreement (for any reason).

   In connection with the interim financing made available by NUI, Virginia Gas has granted NUI options to purchase an aggregate of 1,095,475 shares of Virginia Gas common stock (representing approximately 19.9 percent of the outstanding Virginia Gas common stock), which options are only exercisable if the merger agreement is terminated under circumstances in which NUI is not entitled to a termination fee or upon an event of a default under the interim financing agreement.

Conditions to the Merger (see page 19)

   NUI's and Virginia Gas's respective obligations to complete the merger are subject to the prior satisfaction or waiver of a number of customary conditions, including the following:

 . the merger agreement must be approved and adopted by Virginia Gas's stockholders;

 . clearance under the antitrust laws, approval by the Virginia State
  Corporation Commission and all other necessary federal and state regulatory approvals and filings must have been obtained or made;

 . the shares of NUI or NUI Holding common stock to be issued in the merger must be approved for listing on the New York Stock Exchange; and

 . there must not have been a material adverse change in the business of NUI or Virginia Gas between the date of the merger agreement and the date of closing.

No Solicitation of Transactions by Virginia Gas (see page 16)

   The merger agreement includes provisions that prohibit Virginia Gas from soliciting or encouraging submission of third-party acquisition proposals, but which permit Virginia Gas to negotiate with and furnish information to a third party if the Virginia Gas board determines that:

 . the third party's unsolicited proposal is at a higher price and more favorable to Virginia Gas and its stockholders than the merger; and

 . failing to negotiate with and provide information to the third party would result in a breach of the Virginia Gas board's fiduciary duties.

Termination of the Merger Agreement (see page 21)

   The merger agreement may be terminated under various circumstances at any time before completion of the merger, as summarized below. The merger agreement may be terminated:

 . by the mutual consent of NUI and Virginia Gas;

 . by NUI if the Virginia Gas stockholders do not approve and adopt the merger agreement at the annual meeting;

 . by either NUI or Virginia Gas if the merger has not occurred on or before December 31, 2000 (or June 13, 2001, in the event that specified conditions to the merger have not been met and the parties are working diligently to satisfy those conditions);

 . by either NUI or Virginia Gas if there is a final, nonappealable governmental order prohibiting the merger;

 . by Virginia Gas if it enters into a binding agreement with a third party concerning a transaction that the Virginia Gas board determines, in good faith and in the exercise of reasonable judgment, is at a higher price and is more favorable to Virginia Gas and its stockholders than the merger agreement, provided that:

 . Virginia Gas complies with requirements to notify NUI of its intent to enter into the third party agreement;

 . NUI does not make, within two business days of receiving notice from Virginia Gas, an offer to amend the merger agreement that the Virginia Gas board determines, in good faith after consultation with its financial advisors, would make the merger agreement as amended at least as favorable, from a financial point of view; and

 . Virginia Gas pays any termination fee required under the merger agreement.

 . by Virginia Gas if NUI materially breaches the merger agreement, and the breach is not cured within ten business days after NUI receives notice of the breach from Virginia Gas;

 . by NUI if Virginia Gas materially breaches the merger agreement, and the breach is not cured within ten business days after Virginia Gas receives notice of the breach from NUI;

 . by NUI if the average trading price of NUI or NUI Holding common stock, as applicable, used to compute the merger consideration is less than $19.00 per share; or

 . by NUI if the Virginia Gas board withdraws or adversely modifies its recommendation of the merger agreement.

Termination Fees and Expenses (see page 22)

   Virginia Gas must pay NUI (1) a termination fee of $2.5 million plus an amount equal to .04 times any additional outstanding debt incurred by Virginia Gas following the date of the merger agreement and (2) NUI's documented out-of-pocket expenses if the merger agreement is terminated for any of the following reasons:

 . the merger has not been completed within the time periods contemplated by the merger agreement due to Virginia Gas's failure to perform its obligations under the merger agreement;

 . Virginia Gas stockholders fail to approve and adopt the merger agreement;

 . Virginia Gas enters into an acquisition transaction with a third party;

 . Virginia Gas materially breaches the merger agreement, and the breach is not cured within ten business days after Virginia Gas receives notice of the breach from NUI; or

 . the Virginia Gas board withdraws or adversely modifies its recommendation of the merger agreement.

   Virginia Gas is not obligated to pay NUI a termination fee but must pay NUI its documented out-of-pocket expenses if the merger agreement is terminated by NUI because NUI has requested the right to conduct environmental investigations on properties of Virginia Gas in addition to properties identified in the merger agreement and Virginia Gas elects to deny such access.

   NUI must pay Virginia Gas a termination fee of $2.5 million and Virginia Gas's documented out-of-pocket expenses if the merger agreement is terminated for any of the following reasons:

 . the merger has not been completed within the time periods contemplated by the merger agreement due to NUI's failure to perform its obligations under the merger agreement; or

 . NUI materially breaches the merger agreement, and the breach has not been cured within ten business days after NUI receives notice of the breach from Virginia Gas.

                  COMPARATIVE UNAUDITED PER COMMON SHARE DATA

   The following table presents selected comparative unaudited per share data for NUI on a historical and pro forma combined basis, and for Virginia Gas on a historical and pro forma equivalent basis, giving effect to the merger using the purchase method of accounting. The information presented below is derived from the consolidated historical financial statements of NUI and Virginia Gas, including the related notes thereto, incorporated by reference into this proxy statement/prospectus. This information should be read in conjunction with such historical financial statements and the related notes thereto. See "WHERE YOU CAN FIND MORE INFORMATION."

   The per share data included herein is not necessarily indicative of the results of future operations of the combined entity or the actual results that would have been achieved had the merger been consummated prior to the periods indicated.

   The pro forma combined book value per share of NUI common stock is based upon the pro forma total common equity for NUI, divided by the total pro forma shares of NUI common stock assuming that the price of NUI common stock is $26.98, the closing price of NUI common stock on June 30, 2000 (the "Pro Forma Exchange Ratio"). The pro forma equivalent book value per share of Virginia Gas common stock represents the pro forma combined amount per share multiplied by the Pro Forma Exchange Ratio. The pro forma combined dividends declared assume no changes in the historical dividends declared per share of NUI common stock. The pro forma equivalent dividends per share of Virginia Gas common stock represents the cash dividends declared on a share of NUI common stock multiplied by the Pro Forma Exchange Ratio. The pro forma combined net income per share has been computed based on the average number of outstanding shares and common equivalent shares of NUI, and the average number of outstanding shares of Virginia Gas common stock adjusted for the Pro Forma Exchange Ratio. The pro forma equivalent net income per share of Virginia Gas common stock represents the pro forma combined net income per share multiplied by the Pro Forma Exchange Ratio.

                                                               Virginia Gas
                                        NUI Common Stock       Common Stock
                                      -------------------- ---------------------
                                                 Pro Forma            Pro Forma
                                      Historical Combined  Historical Equivalent
                                      ---------- --------- ---------- ----------
Book Value:
  As of June 30, 2000................  $19.95     $20.37    $6.00       $3.02
Dividends Declared:
  Nine months ended June 30, 2000....    0.735      0.735    0.00        0.11
  Fiscal year 1999(1)................    0.98       0.98     0.0175      0.15
Net Income--Diluted:
  Nine months ended June 30, 2000....    2.08       1.98     0.05        0.29
  Fiscal year 1999(1)................    1.93       1.84     0.18        0.27

--------

(1) Virginia Gas's latest fiscal year ended on December 31, 1999. NUI's latest fiscal year for which information is available ended on September 30, 1999.

                          UNAUDITED SELECTED PRO FORMA
                       CONSOLIDATED FINANCIAL STATEMENTS

   The unaudited pro forma consolidated balance sheet as of June 30, 2000, and the unaudited pro forma consolidated income statements for the nine months ended June 30, 2000, and the year ended September 30, 1999, combine the historical information of NUI and Virginia Gas. The unaudited pro forma consolidated financial statements have been prepared to reflect the merger under the purchase method of accounting. Under the purchase method of accounting, assets acquired and liabilities assumed are recorded at their estimated fair values. The excess of the purchase price, including estimated fees and expenses directly related to the merger, over the fair value of the net assets acquired is classified as goodwill. In the merger, the fair value of the acquired assets and liabilities, and related direct expenses, are estimated to be more than the purchase price, resulting in "negative" goodwill. The estimated values and useful lives of assets acquired and liabilities assumed, and the resulting negative goodwill, are subject to final valuation adjustments in accordance with generally accepted accounting principles.

   The pro forma adjustments reflected in the unaudited pro forma consolidated balance sheet are as if the transaction had occurred on June 30, 2000. The unaudited pro forma income statement for the nine months ended June 30, 2000, assumes that the transaction was completed on October 1, 1999. The unaudited pro forma consolidated income statement for the year ended September 30, 1999, assumes that the transaction was completed on October 1, 1998. The unaudited pro forma consolidated financial statements assume that NUI will purchase all of the outstanding stock of Virginia Gas for $4.00 per share (payable in NUI common stock). The proposed transaction is expected to close in the fourth quarter of calendar year 2000.

   The following unaudited consolidated financial statements should be read in conjunction with the historical consolidated financial statements and related notes thereto of NUI and Virginia Gas. The accompanying financial statements are not necessarily indicative of the financial position or operating results that would have occurred had the proposed transactions been consummated on the date, or at the beginning of the period, for which the proposed transactions are being given effect nor are they necessarily indicative of future operating results or financial position.

   NUI CORPORATION AND SUBSIDIARIES AND VIRGINIA GAS COMPANY AND SUBSIDIARIES

             Pro Forma Consolidated Statement of Income (Unaudited)
                 For the Twelve Months Ended September 30, 1999

                               Twelve Months Ended September 30, 1999
                          ----------------------------------------------------
                              NUI      Virginia Gas*  Pro Forma     Pro Forma
                          Historical    Historical   Adjustments    Combined
                          -----------  ------------- -----------   -----------
                                  (In thousands, except share data)
Operating margins
  Operating revenues....     $828,174     $9,019                      $837,193
  Less: Purchased gas
   and fuel.............      621,363      3,450                       624,813
     Energy taxes.......       14,148        102                        14,250
                          -----------     ------       -------     -----------
                              192,663      5,467                       198,130
                          -----------     ------       -------     -----------

Other operating expenses
  Operations and
   maintenance..........      100,490      3,049                       103,539
  Depreciation and
   amortization.........       26,939      1,401         $(178)(1)      28,162
  Restructuring and
   other non-recurring
   items................       (3,954)     1,262                        (2,692)
  Other taxes...........        9,101        244                         9,345
  Income taxes..........       16,604        (84)                       16,520
                          -----------     ------       -------     -----------
                              149,180      5,872          (178)        154,874
                          -----------     ------       -------     -----------

Operating income........       43,483       (405)          178          43,256

Other income and
 expense, net
  Equity in earnings of
   TIC Enterprises, LLC,
   net..................        1,223                                    1,223
  Other.................          360      2,134                         2,494
  Income taxes..........         (554)                                    (554)
                          -----------     ------       -------     -----------
                                1,029      2,134                         3,163
Interest expense........       19,952      1,505                        21,457
                          -----------     ------       -------     -----------
Net income..............     $ 24,560     $  224          $178        $ 24,962
                          ===========     ======       =======     ===========
Net income per share of
 common stock (basic and
 diluted)...............     $   1.93                                 $   1.84
Weighted average number
 of shares of common
 stock outstanding......   12,715,300                  816,013      13,531,313

--------
* Virginia Gas has a December 31 fiscal year-end. For purposes of this pro forma consolidated statement of income, the twelve months ended September 30, 1999, were utilized to correspond to NUI's fiscal year-end.

See accompanying Notes to the Unaudited Selected Pro Forma Consolidated Financial Statements on Page S-11.

   NUI CORPORATION AND SUBSIDIARIES AND VIRGINIA GAS COMPANY AND SUBSIDIARIES

             Pro Forma Consolidated Statement of Income (Unaudited)
                    For the Nine Months Ended June 30, 2000

                                     Nine Months Ended June 30, 2000
                              -------------------------------------------------
                                 NUI      Virginia Gas  Pro Forma    Pro Forma
                              Historical   Historical  Adjustments    Combined
                              ----------  ------------ -----------   ----------
                                    (In thousands, except share data)
Operating margins
  Operating revenues........    $712,724     $7,971                    $720,695
  Less: Purchased gas and
   fuel.....................     531,359      3,442                     534,801
    Energy taxes............      11,616         75                      11,691
                              ----------     ------      -------     ----------
                                 169,749      4,454                     174,203
                              ----------     ------      -------     ----------
Other operating expenses
  Operations and
   maintenance..............      80,281      2,714                      82,995
  Depreciation and
   amortization.............      21,912      1,108        $(133)(1)     22,887
  Other taxes...............       7,136        379                       7,515
  Income taxes..............      18,759         89                      18,848
                              ----------     ------      -------     ----------
                                 128,088      4,290         (133)       132,245
                              ----------     ------      -------     ----------
Operating income............      41,661        164          133         41,958

Other income and expense,
 net
  Equity in earnings of TIC
   Enterprises, LLC, net....         369                                    369
  Other.....................          65      1,610                       1,675
  Income taxes..............        (152)                                  (152)
                              ----------     ------      -------     ----------
                                     282      1,610                       1,892
Interest expense............      15,125      1,491                      16,616
                              ----------     ------      -------     ----------
Net income..................    $ 26,818     $  283        $ 133       $ 27,234
                              ==========     ======      =======     ==========
Net income per share of
 common stock (basic and
 diluted)...................    $   2.08                               $   1.98
Weighted average number of
 shares of common stock
 outstanding................  12,912,975                 816,013     13,728,988

    See accompanying Notes to the Unaudited Selected Pro Forma Consolidated
                    Financial Statements on Page S-11.

   NUI CORPORATION AND SUBSIDIARIES AND VIRGINIA GAS COMPANY AND SUBSIDIARIES

                Pro Forma Consolidated Balance Sheet (Unaudited)
                              As of June 30, 2000

                                             June 30, 2000
                             ---------------------------------------------------
                                NUI      Virginia Gas  Pro Forma       Pro Forma
                             Historical   Historical  Adjustments      Combined
                             ----------  ------------ -----------      ---------
                                            (In thousands)
Assets
Utility plant
  Utility plant, at original
   cost.....................  $808,619     $50,249                      $858,868
  Accumulated depreciation
   and amortization.........  (276,060)     (4,749)                     (280,809)
  Unamortized plant
   acquisition adjustments..    29,824                                    29,824
                             ---------     -------     --------        ---------
                               562,383      45,500                       607,883
                             ---------     -------     --------        ---------
Funds for construction held
 by trustee.................    29,758                                    29,758
                             ---------     -------     --------        ---------
Investment in TIC
 Enterprises, LLC, net......    25,285                                    25,285
                             ---------     -------     --------        ---------
Other investments...........     1,246       4,467                         5,713
                             ---------     -------     --------        ---------
Current assets
  Cash and cash
   equivalents..............     1,445         898                         2,343
  Accounts receivable (less
   allowance for doubtful
   accounts of $1,987 and
   $67, respectively).......   102,015       1,017                       103,032
  Fuel inventories, at
   average cost.............    20,014         182                        20,196
  Prepayments and other.....    66,866         212                        67,078
                             ---------     -------     --------        ---------
                               190,340       2,309                       192,649
                             ---------     -------     --------        ---------
Other assets
  Regulatory assets.........    50,143                                    50,143
  Deferred charges
   (including goodwill).....    15,609      12,897     $ (5,334)(1)       23,172
                             ---------     -------     --------        ---------
                                65,752      12,897       (5,334)          73,315
                             ---------     -------     --------        ---------
                              $874,764     $65,173     $ (5,334)        $934,603
                             =========     =======     ========        =========
Capitalization and
 Liabilities
Capitalization
  Common shareholders'
   equity...................  $258,880     $33,020     $(33,020)(1)     $280,899
                                                         22,019 (1)
  Long-term debt............   268,938         210       30,000 (5)      299,148
                             ---------     -------     --------        ---------
                               527,818      33,230       18,999          580,047
                             ---------     -------     --------        ---------
Capital lease obligations...     2,639                                     2,639
                             ---------                                 ---------
Current liabilities
  Notes payable to banks and
   current portion of long-
   term debt................    62,240      30,024      (30,000)(5)       62,264
  Current portion of capital
   lease obligations........     1,286                                     1,286
  Accounts payable, customer
   deposits, and accrued
   liabilities..............   108,042       1,275        5,667 (2,3)    114,984
  Overrecovered purchased
   gas costs................     8,229                                     8,229
  Federal income and other
   taxes....................    19,969        (265)                       19,704
                             ---------     -------     --------        ---------
                               199,766      31,034     (24,333)          206,467
                             ---------     -------     --------        ---------
Deferred credits and other
 liabilities
  Deferred federal income
   taxes....................    73,768         909                        74,677
  Unamortized investment tax
   credits..................     4,906                                     4,906
  Environmental remediation
   reserve..................    33,560                                    33,560
  Regulatory and other
   liabilities..............    32,307                                    32,307
                             ---------     -------     --------        ---------
                               144,541         909                       145,450
                             ---------     -------     --------        ---------
                              $874,764     $65,173     $ (5,334)        $934,603
                             =========     =======     ========        =========

    See accompanying Notes to the Unaudited Selected Pro Forma Consolidated
                    Financial Statements on Page S-11.

                   NOTES TO THE UNAUDITED SELECTED PRO FORMA

                       CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Consideration and Estimated Negative Goodwill Related to the Merger

   NUI will acquire all of the outstanding common stock of Virginia Gas for $4.00 per share, payable through the issuance of approximately 816,000 shares of common stock, based upon the June 30, 2000, closing price of its common shares ($26.98), and the June 30, 2000, common shares outstanding of Virginia Gas.

   The estimated negative goodwill reflects the recognition of the excess amount of the estimated fair value of the net assets to be acquired, including costs to be incurred directly related to the merger, over the estimated purchase price. The following represents the estimated negative goodwill calculation:

   Common shares of Virginia Gas outstanding at June 30, 2000....    5,504,906
   Share price...................................................  $         4
                                                                   -----------
   Purchase price................................................  $22,019,624
   Estimated fair value of net assets to be acquired*............  (33,020,000)
                                                                   -----------
                                                                   (11,000,376)
   Estimated transaction costs (See Note 2)......................      751,000
   Estimated restructuring and other costs (See Note 3)..........    4,915,795
                                                                   -----------
   Estimated negative goodwill...................................   (5,333,581)
   Amortization period...........................................           30
                                                                   -----------
   Estimated yearly amortization.................................  $  (177,786)
                                                                   ===========
   Estimated nine months amortization............................  $  (133,340)
                                                                   ===========

--------
* For purposes of these pro-forma financial statements, it is assumed that the carrying value (i.e., book value) of the assets and liabilities of Virginia Gas approximates fair value. A detailed study of such assets and liabilities will be conducted prior to the merger to refine the estimate of such fair values.

 A final determination of negative goodwill may also reflect certain purchase accounting adjustments based on actuarial valuations related to employee benefit plans, estimates with respect to the effect of consolidation of certain corporate and administrative functions, possible asset sales and other adjustments.

Note 2. Estimated Transaction Costs Associated with the Merger

   NUI will incur direct expenses related to the merger, including accounting, legal, investment banking and consulting fees. The pro forma adjustments include an estimate for NUI's merger-related costs of $0.8 million, which has served to reduce negative goodwill.

Note 3. Estimated Restructuring and Other Costs

   Virginia Gas expects to incur direct expenses related to the merger, including accounting, investment banking, legal and consulting fees of approximately $1.0 million. In addition, Virginia Gas expects to incur expenses of approximately $3.9 million for certain contractual obligations (e.g., "change in control" payments) and stock options that will be "cashed out." These costs will be expensed as incurred by Virginia Gas and have served to reduce the amount of estimated negative goodwill.

Note 4. Amortization of Negative Goodwill and Income Taxes

   Negative goodwill will be amortized over a 30-year period. A tax provision has not been made for the amortization of negative goodwill since it is not taxable income.

Note 5. Reclassification of Long-Term Debt

   NUI intends to refinance $30 million in debt previously classified as current by Virginia Gas due to financial covenant defaults.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

NUI--Before the Merger

   The following table sets forth selected consolidated financial information of NUI. The information set forth below was selected or derived from the financial statements and notes thereto of NUI. The unaudited interim period financial information, in the opinion of NUI, includes all adjustments (consisting of normal recurring accruals, unless otherwise noted) necessary for a fair presentation for the periods shown. Results for the nine months ended June 30, 2000, are not necessarily indicative of results to be expected for the full fiscal year. The information set forth below is qualified in its entirety by and should be read in conjunction with the detailed information and consolidated financial statements, including the notes thereto, incorporated by reference in this proxy statement/prospectus. See "WHERE YOU CAN FIND MORE INFORMATION."

                         As of and For the
                         Nine Months Ended        As of and For the Fiscal Year Ended
                         -----------------    --------------------------------------------------
                         June 30, June 30,     Sept.       Sept.       Sept.    Sept.    Sept.
                           2000     1999      30, 1999    30, 1998    30, 1997 30, 1996 30, 1995
                         -------- --------    --------    --------    -------- -------- --------
                                     (In thousands, except per share data)
Operating revenues...... $712,724 $644,838    $828,174    $828,036    $608,596 $469,499 $376,884
Net income..............   26,818   27,104(1)   24,560(1)   12,314(2)   19,649   14,896    5,517(3)
Net income per common
 share..................     2.08     2.13        1.93        0.98        1.75     1.52     0.60
Dividends paid per
 common share...........    0.735    0.735        0.98        0.98        0.94     0.90     0.90

Total assets............  874,764  821,067     844,226     776,847     803,665  677,662  610,165
Capital lease
 obligations............    2,639    1,788       2,599       8,566       9,679   10,503   11,114
Long-term debt..........  268,938  268,902     268,911     229,098     229,069  230,100  222,060
Common shareholders'
 equity................. $258,880 $242,154    $237,318    $222,992    $218,291 $179,107 $140,912
Weighted average common
 shares outstanding.....   12,957   12,733      12,750      12,680      12,429   11,086    9,201

Notes to the Selected Consolidated Financial Information of NUI:

Note 1. Net income results for both the nine months ended June 30, 1999, and the fiscal year ended September 30, 1999, include pension settlement gains and other non-recurring items. The effect of these items increased net income in both periods by $2.3 million (after tax), or $0.18 per share.

Note 2. Net income for the fiscal year ended September 30, 1998, includes restructuring and other non-recurring charges amounting to $5.9 million (after tax), or $0.47 per share.

Note 3. Net income for the fiscal year ended September 30, 1995, includes restructuring and other non-recurring charges amounting to $5.6 million (after tax), or $0.61 per share.

Virginia Gas--Before the Merger

   The following table sets forth selected consolidated financial information of Virginia Gas. The information set forth below was selected or derived from the financial statements and notes thereto of Virginia Gas. The unaudited interim period financial information, in the opinion of Virginia Gas, includes all adjustments (consisting of normal recurring accruals, unless otherwise noted) necessary for a fair presentation for the periods shown. Results for the six months ended June 30, 2000, are not necessarily indicative of results to be expected for the full fiscal year. The information set forth below is qualified in its entirety by and should be read in conjunction with the detailed information and consolidated financial statements, including the notes thereto, incorporated by reference in this proxy statement/prospectus. See "WHERE YOU CAN FIND MORE INFORMATION."

                          As of and For
                         the Six Months
                              Ended              As of and For the Fiscal Year Ended
                         ------------------    -------------------------------------------------
                          June       June       Dec.       Dec.        Dec.    Dec.       Dec.
                           30,        30,        31,        31,         31,     31,        31,
                          2000       1999       1999       1998        1997    1996       1995
                         -------    -------    -------    -------     ------- -------    -------
                                  (In thousands, except per share data)
Operating revenues...... $ 5,591    $ 4,558    $ 9,403    $ 8,166     $ 7,898 $ 1,773    $ 1,494
Net income (loss)
 available to common
 shareholders...........     263        926(1)   1,006(1)  (1,120)(2)     851     348        428
Net income (loss) per
 common share...........    0.05       0.17       0.18      (0.20)       0.22    0.21       0.62
Dividends paid per
 common share...........    0.00       0.04       0.04       0.07        0.07    0.02(4)    0.31(4)

Total assets............  65,173     60,553     64,727     60,462      55,838  33,510     22,356
Long-term debt..........     210(3)  24,254        210(3)  24,254      19,728  12,138     12,886
Common shareholders'
 equity................. $33,020    $32,677    $32,757    $31,944     $33,315 $15,613    $ 3,705
Weighted average common
 shares outstanding.....   5,505      5,505      5,505      5,505       3,943   1,638        696

Notes to the Selected Consolidated Financial Information of Virginia Gas:

Note 1. Net income results for both the six months ended June 30, 1999, and the fiscal year ended December 31, 1999, include Virginia Gas's portion of the gain on fixed asset sales by a 50 percent owned affiliate. The effect of these items increased net income in both periods by $401,000 (after tax), or $0.07 per share.

Note 2. Net income for the fiscal year ended December 31, 1998, includes restructuring and other non-recurring charges of $1.1 million (after tax), or $0.21 per share. Net income for the fiscal year ended December 31, 1998, also includes Virginia Gas's portion of restructuring and other non-recurring charges incurred by its two 50 percent owned affiliates. These charges were $480,000 (after tax), or $0.09 per share.

Note 3. Long-term debt as of December 31, 1999, and June 30, 2000, does not include $24 million in debt that was classified as current due to a debt covenant default.

Note 4. Amounts represent weighted average dividends per common share.

                                  RISK FACTORS

   In addition to the other information included or incorporated by reference in this proxy statement/prospectus, you should consider carefully the matters described below in determining whether to approve and adopt the merger agreement.

   Virginia Gas faces significant risks if the merger is not consummated.

   The merger and the interim financing made available by NUI (up to $20 million) provide Virginia Gas with the opportunity to optimize the value of its pipeline and storage assets and to do so without liquidation of its strategic assets. However, if the merger is not completed, Virginia Gas faces the following risks:

  . Virginia Gas is not in compliance with certain covenants in its principal debt agreements and, absent an alternative source of financing or a conversion of a substantial portion of its assets to cash, Virginia Gas has no present means of curing these covenant defaults, which has resulted in Virginia Gas's independent auditor expressing uncertainty regarding Virginia Gas's ability to continue as a going concern. Virginia Gas's lenders have the right to demand the amounts due (approximately $33 million, including prepayment penalties) at any time. If the lenders exercise their rights and seek remedies available to them under the loan documents, NUI has the right to declare amounts outstanding under the interim financing made available by NUI immediately due and payable. In the event Virginia Gas's lenders or NUI demand repayment of the amounts due from Virginia Gas, the forced liquidation or bankruptcy of Virginia Gas may be necessary. In these circumstances, Virginia Gas stockholders may lose their entire investment in Virginia Gas.

  . The interim financing made available to Virginia Gas by NUI contemplates that all outstanding amounts will become immediately due and payable in the event that the merger agreement is terminated for any reason. In such event, the forced liquidation or bankruptcy of Virginia Gas may be necessary. In these circumstances, Virginia Gas stockholders may lose their entire investment in Virginia Gas.

  . While the interim financing made available by NUI is expected to provide the resources initially required for expansion of the pipeline and storage assets, additional amounts will be needed to complete these projects to the degree and on the schedule that Virginia Gas's board believes is necessary to optimize their value. It is unclear whether, on what terms and how quickly Virginia Gas would be able to attract additional capital if the merger does not take place.

   We may not be able to complete the merger because we may not be able to obtain the required regulatory approvals on satisfactory terms.

   Before we complete the merger, we must make filings with and/or receive approvals from the Virginia State Corporation Commission. A joint application has been filed with the Virginia State Corporation Commission requesting that the Commission review the merger and issue the necessary regulatory approvals. Prior to the merger, NUI must also obtain, and has applied for, approvals from regulatory authorities in certain other states in which NUI conducts its business. While we do not believe that any other formal state public utility commission approvals are required for the merger, NUI will continue to work constructively with state regulators regarding their jurisdiction over NUI and NUI Holding. Obtaining the required regulatory approvals could delay the closing of the merger for a significant period of time after you have approved and adopted the merger agreement at the annual meeting. We cannot assure you that we will obtain the required regulatory approvals or, if obtained, whether the terms and conditions of the approvals will be satisfactory.

   Following NUI's holding company reorganization, dividends on NUI Holding common stock will depend, in part, on the ability of its subsidiaries to pay dividends.

   In addition to the future financial performance of its subsidiaries, the ability of NUI Holding's subsidiaries to pay dividends to NUI Holding will continue to be subject to the limits imposed by:

  . state law;

  . the provisions of their respective charters and bylaws;

  . the prior rights of holders of existing and any future preferred stock issued by those subsidiaries;

  . the prior rights of holders of existing and any future bonds issued by those subsidiaries; and

  . the prior rights of holders of existing and future long-term debt, and other restrictions in connection with other liabilities of those subsidiaries.

   The common stock price of NUI (and NUI Holding following completion of NUI's holding company reorganization) may fluctuate causing your investment in NUI and NUI Holding to lose value.

   NUI and NUI Holding common stock could experience in the future substantial price volatility as a result of a number of factors, including the following:

  . quarter to quarter variations in actual or anticipated financial results;

  . acquisitions or other significant corporate developments;

  . other announcements by NUI or NUI Holding, their competitors or their customers;

  . government regulations; and

  . industry developments.

   In addition, the stock market has experienced extreme price and volume fluctuations, which have affected the market price of many companies and which, at times, have been unrelated to the operating performance of the specific companies whose stock is traded. Broad market fluctuations, as well as economic conditions, both generally and in NUI's industries specifically, may adversely affect the market price of NUI and NUI Holding common stock.

                  A CAUTION ABOUT FORWARD-LOOKING INFORMATION

   This proxy statement/prospectus (including information incorporated by reference) contains forward-looking statements relating to the financial condition, results of operations, plans, objectives, future performance and business of NUI, NUI Holding and Virginia Gas, as well as information relating to the merger, including, without limitation, statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "estimates" or similar expressions. These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements due to, among others, the risks described in "RISK FACTORS," matters described in the documents incorporated by reference and the following factors:

  . governmental policies and regulatory actions including those of the Federal Energy Regulatory Commission, the Environmental Protection Agency, the Department of Energy, the SEC and the Virginia State Corporation Commission;

  . legislative and regulatory initiatives that impact the speed and degree of industry restructuring of the electric utility and natural gas industries;

  . the ability of NUI or NUI Holding to obtain adequate and timely rate recovery of costs and return on invested capital, including potential stranded costs arising from industry restructuring and other necessary regulatory approvals;

  . general industry trends and the effects of vigorous competition from other energy suppliers;

  . changes in the economy of geographic regions served by NUI, NUI Holding and Virginia Gas affecting customer growth and usage;

  . customer business and economic conditions, including demand for their products or services and supply of labor and materials used in creating their products and services;

  . weather conditions or catastrophic weather-related damage;

  . market demand for energy;

  . financial or regulatory accounting principles or policies enacted by the Financial Accounting Standards Board, the SEC, the Federal Energy Regulatory Commission and similar agencies with regulatory oversight;

  . employee workforce factors, including loss or retirement of key executives, collective bargaining agreements with union employees or work stoppages; and

  . technological developments resulting in competitive disadvantages and creating the potential for impairment of existing assets.

   These factors are difficult to predict. They also contain uncertainties that may materially affect actual results and may be beyond the control of NUI, NUI Holding or Virginia Gas. New factors may emerge from time to time and it is not possible for us to predict new factors, nor can we assess the effect of any new factors on either NUI, NUI Holding or Virginia Gas.

   These forward-looking statements are found at various places throughout this proxy statement/prospectus and the other documents incorporated by reference in this proxy statement/prospectus. Readers are cautioned not to place undue certainty on these forward-looking statements, since any forward-looking statement speaks only as of the date on which the statement was made. Neither NUI, NUI Holding nor Virginia Gas undertakes any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events. See "WHERE YOU CAN FIND MORE INFORMATION."

                               THE ANNUAL MEETING

   This proxy statement/prospectus and the accompanying proxy are being furnished to Virginia Gas stockholders in connection with the solicitation of the enclosed proxy by management on behalf of the Virginia Gas board for use at the Annual Meeting of Stockholders to be held on November 8, 2000, at 10:00 a.m., local time, at Abingdon's Martha Washington Inn, 150 West Main Street, Abingdon, Virginia 24210. This proxy statement/prospectus and the accompanying proxy is being mailed to Virginia Gas stockholders on or about October 6, 2000.

What is the purpose of the annual meeting?

   At Virginia Gas's annual meeting, stockholders will act upon the matters described in the accompanying notice of meeting. This includes the election of two directors and the approval and adoption of the merger agreement among Virginia Gas, NUI and NUI's subsidiary. In addition, Virginia Gas's management will report on the performance of Virginia Gas during fiscal 1999 and fiscal 2000 to date and respond to questions from stockholders.

Who is entitled to vote?

   Only stockholders of record at the close of business on the record date, September 29, 2000, are entitled to receive notice of and to vote at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted upon.

Who can attend the meeting?

   All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

What constitutes a quorum?

   The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of Virginia Gas common stock outstanding on the record date will constitute a quorum. A quorum is required for business to be conducted at the meeting. If you submit a properly executed proxy card, even if you abstain from voting, you will be considered part of the quorum. However, abstentions are not counted in the tally of votes FOR or AGAINST a proposal. A WITHHELD vote is the same as an abstention.

How do I vote?

   Sign and date each proxy card you receive and return it in the enclosed prepaid return envelope. If the enclosed proxy is properly signed and returned to Virginia Gas, the shares represented thereby will be voted at the annual meeting in accordance with its terms.

   If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the election of the Virginia Gas board nominees named in the proxy statement and FOR approval and adoption of the merger agreement.

Can I change my vote after I return my proxy card?

   Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised at the meeting. Regardless of the way in which you submitted your original proxy, you may change it by:

  . returning a later-dated signed proxy card;

  . delivering a written notice of revocation to the Corporate Secretary in person, at 200 East Main Street, Abingdon, Virginia 24210 or c/o First Union National Bank, 1525 West W.T. Harris Boulevard, 3C3, Charlotte, North Carolina 28288-1153; or

  . voting in person at the meeting.

What are the Virginia Gas board's recommendations?

   The Virginia Gas board's recommendations are set forth after the description of each item in this proxy statement/prospectus. In summary, the Virginia Gas board recommends a vote:

  . FOR approval and adoption of the merger agreement (see Proposal No. 1 on page 6); and

  . FOR election of the nominated directors (see Proposal No. 2 on page 46).

   Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Virginia Gas board.

   With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Virginia Gas board or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

   For Proposals No. 1 and 2, the affirmative vote of the holders of a majority of the shares of Virginia Gas common stock entitled to vote on the record date is required for approval. A properly executed proxy marked "ABSTAIN" with respect to any item will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

   If you hold your shares in "street name" through a broker or other nominee, your broker or nominee will not be permitted to exercise voting discretion with respect to the proposal to approve and adopt the merger agreement. Thus, if you do not give your broker or nominee specific instructions, your shares will not be voted on Proposal No. 1 and will not be counted in determining the number of shares necessary for approval for that proposal. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum.

Who will count the vote?

   A representative of First Union, our independent stock transfer agent, will count the votes and act as the inspector of election.

What does it mean if I receive more than one proxy card?

   If your shares are registered differently and are in more than one account, you may receive more than one proxy card. To ensure that all of your shares are voted, sign and return all proxy cards. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, First Union, at (704) 590-7382.

How will voting on any other business be conducted?

   Although we do not know of any business to be considered at the 2000 annual meeting other than the proposals described in this proxy statement/prospectus, if any other business is presented at the annual meeting, your proxy gives authority to the persons named as proxy holders on the proxy card to vote on such matters at their discretion.

Who pays for this proxy solicitation?

   The expense of preparing, assembling, printing and mailing the form of proxy and this proxy statement/prospectus will be shared equally by Virginia Gas and NUI. Such expenses may also include the charges and expenses of banks, brokerage houses and other custodians or fiduciaries to transmit the proxy material to the beneficial owners of shares. Some Virginia Gas officers and employees may solicit proxies personally, by telephone or by mail, and will not be additionally compensated. The firm of Corporate Investor Communications, Inc. has been retained to assist in the solicitation of proxies at a fee estimated not to exceed $5,000, plus direct out-of-pocket expenses. Brokerage houses, nominees and fiduciaries have been requested to forward proxy soliciting material to the beneficial owners of the stock held of record by them, and Virginia Gas will reimburse them for their charges and expenses.

                           PROPOSAL NO. 1: THE MERGER

   The following description of the merger and the merger agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the merger agreement, a copy of which is included in this proxy statement/prospectus as Annex A.

Description of the Merger

   Form of the Merger. NUI, a wholly-owned subsidiary of NUI and Virginia Gas have entered into a merger agreement, which provides that, if all the conditions set forth in the merger agreement are satisfied or waived, the NUI subsidiary will merge with and into Virginia Gas. Virginia Gas will be the surviving corporation in the merger. In the event that the NUI holding company reorganization is completed prior to the completion of the merger, and at NUI's election, the parties will amend the merger agreement to provide for the merger of Virginia Gas with and into a wholly-owned NUI Holding subsidiary, with the NUI Holding subsidiary surviving the merger.

   Consideration to be Received in the Merger. On the date the merger becomes effective, each issued and outstanding share of Virginia Gas common stock (excluding shares of Virginia Gas common stock held by NUI) will be converted into, and become exchangeable for, shares of NUI common stock having a market value of $4.00. Shares of Virginia Gas common stock held by NUI will be canceled.

   The number of shares of NUI common stock that Virginia Gas stockholders will receive will be based on the average trading price of NUI common stock during the 20 trading-day period ending on the seventh trading day prior to the closing of the merger.

   In the event that the NUI holding company reorganization is completed prior to the effective time of the merger, each issued and outstanding share of Virginia Gas common stock (excluding shares of Virginia Gas common stock held by NUI) will be converted into, and become exchangeable for, shares of NUI Holding common stock having a market value of $4.00. The number of shares of NUI Holding common stock to be received in the merger will be calculated in the same manner described above using the price of NUI Holding common stock. See "PENDING NUI HOLDING COMPANY REORGANIZATION."

   Upon the conversion of the shares of Virginia Gas common stock pursuant to the merger, no Virginia Gas common stock will be outstanding (other than shares held by NUI). Each certificate representing Virginia Gas common stock will thereafter represent only (1) the right to receive, upon surrender of the certificate, the merger consideration and (2) with respect to NUI common stock to be issued in exchange therefor, the right (a) to receive any dividends or other distributions, without interest, with a record date at or after the date the merger becomes effective and (b) to vote at any meeting of NUI or NUI Holding shareholders the number of whole shares of NUI or NUI Holding common stock represented by the certificate.

Background of the Merger

   From 1987 to 1992, substantially all of Virginia Gas's income was derived from exploration, development and production of natural gas and from fees derived from managing natural gas wells. From 1993 to 1996, Virginia Gas's income increased primarily as a result of the expansion of its natural gas storage operations. In 1996 and 1997, Virginia Gas initiated its propane distribution and gas marketing operations. Virginia Gas's propane distribution operations have grown steadily since then. In 1998, Virginia Gas completed construction of 35 miles of pipeline and began serving a local distribution company with transmission services at two delivery points.

   During 1998, Virginia Gas's business history, as well as industry developments relating to deregulation and increased demand for energy services, led it to conclude that substantial opportunity existed if Virginia Gas could expand into new markets and better develop its current markets. Virginia Gas began positioning itself for expansion of its pipeline and storage assets, including possible significant extension of its pipeline into eastern Virginia. These activities included exploring sources of additional external capital for the pipeline extension and related gas storage expansion.

   In mid-1998, Virginia Gas retained CIBC World Markets Corp. to assist it in connection with these initiatives. These efforts were not successful and in the fall of 1998, the Virginia Gas board determined to focus on a less extensive project, that is, the extension of its pipeline to Roanoke, Virginia, and related storage capacity expansion at Saltville, Virginia.

   In the spring of 1999, Virginia Gas retained Wachovia Securities, Inc. to assist with the development of additional financing sources for the Roanoke expansion (other than through a public offering of equity securities, which the Virginia Gas board had determined would not be timely). Wachovia Securities assisted Virginia Gas in preparing an offering memorandum for potential financing sources and facilitated a road-show for potential investors in the summer of 1999. These efforts were also unsuccessful.

   Meanwhile, in June 1999, Virginia Gas re-engaged CIBC to assist Virginia Gas in developing strategic alternatives. At approximately the same time, Virginia Gas received an unsolicited inquiry from a publicly-held energy company that indicated a possible interest in acquiring Virginia Gas. However, following due diligence, this company declined to make an offer. In connection with identifying possible transactions for the sale of Virginia Gas or its assets, CIBC identified and contacted 166 prospective bidders between August 1999 and February 2000. CIBC received 23 executed confidentiality agreements from prospective bidders. Each of the prospective bidders that executed a confidentiality agreement was provided a Confidential Information Memorandum that presented an overview of Virginia Gas's financial and operating performance. CIBC received and forwarded to Virginia Gas indications of interest from nine prospective bidders that took several forms, including (1) the sale of all of Virginia Gas's outstanding common stock, (2) the sale of all of Virginia Gas's assets and (3) the sale of a portion of Virginia Gas's assets.

   At the regular meeting of the Virginia Gas board held on November 3, 1999, CIBC made a presentation to Virginia Gas's directors on the continued strategic options available to Virginia Gas. At that time, the Virginia Gas board determined that none of the indications of interest that had been received to date represented sufficient value. In particular, none of these indications of interest exceeded the then-current market value of the Virginia Gas common stock. The Virginia Gas board was advised at this meeting that a Virginia Gas management group may have been interested in making a proposal for the purchase of Virginia Gas. Consequently, the Virginia Gas board formed a special committee to work with CIBC for further consideration of Virginia Gas's strategic alternatives.

   On December 6, 1999, a management group presented a preliminary, non-binding indication of interest to the Virginia Gas board for consideration. Under the management group proposal, each Virginia Gas stockholder, other than members of the management group and certain other stockholders that indicated an interest in joining the group, would be offered $4.00 in cash for each share of Virginia Gas common stock that they owned. This amount represented a 33 percent premium to the closing price of Virginia Gas's common stock on the day the proposal was made.

   The management group proposal was subject to a number of conditions, including obtaining acceptable financing. In February 2000, the Virginia Gas board provided the management group until mid-March 2000 to obtain a financing commitment and submit a draft definitive agreement. The management group was unsuccessful in obtaining a financing commitment in this time frame.

   Since no firm interim or long-term financing had been located for Virginia Gas's expansion projects and it was anticipated that approximately $6 million in debt needed to be repaid by July 1, 2000, on February 22, 2000, the Virginia Gas board determined that Virginia Gas should investigate the potential sale of its propane, natural gas exploration and distribution operations. Any sale of these operations required approvals from

Virginia Gas's senior lenders and the 50 percent stockholder of the distribution entity. Efforts were made by management and CIBC to locate potential purchasers for these specific operations.

   NUI's corporate development program has included an ongoing relationship with the investment banking firm of Berenson, Minella & Co. In early February 2000, Berenson was notified by CIBC that Virginia Gas was seeking prospective purchasers for some or all of Virginia Gas's operations. Berenson informed NUI management of this contact by CIBC, and NUI management requested Berenson to inform CIBC of NUI's interest in Virginia Gas. As a result of these contacts, in mid-February 2000, NUI executed a confidentiality agreement with Virginia Gas and commenced a preliminary review of due diligence materials provided by CIBC. In addition to reviewing these due diligence materials, NUI management, as well as Berenson, held discussions with management representatives of Virginia Gas regarding its operations. On March 13, 2000, NUI submitted a preliminary, non-binding indication of interest to the Virginia Gas Board with a value in the range of $3.25-$3.75 per share of Virginia Gas common stock.

   By letters dated March 15, 20, and 22, 2000, another publicly-held energy company submitted a series of preliminary, non-binding indications of interest for the acquisition of Virginia Gas's Early Grove and Saltville gas storage fields and Virginia Gas's 35 mile intrastate pipeline system, subject to certain terms and conditions. The final proposal for these assets, made on March 22, 2000, was $52 million pre-tax (consisting of the assumption of approximately $31 million in long term-debt, with the remainder payable to Virginia Gas in cash). The proposal was contingent, among other things, upon Virginia Gas's acquisition, at its own expense, of the 50 percent interest in the storage company that it did not own and Virginia Gas's agreement to deal exclusively with the bidder regarding the sale of the assets until April 17, 2000.

   On March 24, 2000, NUI modified its non-binding proposal to acquire Virginia Gas in a transaction in which Virginia Gas stockholders would receive $4.00 of value for each Virginia Gas common share that they owned. Representatives of NUI indicated their willingness to structure the transaction as a stock-for-stock exchange or offer Virginia Gas stockholders a combination of both cash and stock. NUI's proposal was contingent upon the successful renegotiation of the employment agreement with Michael L. Edwards, Virginia Gas's President and Chief Executive Officer, and favorable results of a due diligence investigation.

   On March 24, 2000, Virginia Gas learned through CIBC that another publicly held energy company had indicated an interest in purchasing Virginia Gas in a transaction in which Virginia Gas stockholders would receive $3.25 of value for each Virginia Gas common share that they owned. Consideration would be in the form of the other company's stock or cash or a combination of cash and stock. This proposal was never confirmed in writing.

   The Virginia Gas board determined on March 28, 2000, that the best interests of Virginia Gas and its stockholders would be served by pursuing the March 24, 2000, NUI non-binding proposal to purchase all of Virginia Gas's outstanding common stock. Before deciding to proceed with negotiations with NUI, the Virginia Gas board considered, on a fully informed basis, the likely consequences of Virginia Gas continuing to operate as an independent entity and all indications of interest that it had received regarding the acquisition of the stock or assets of Virginia Gas or its affiliates. The Virginia Gas board also obtained an independent preliminary financial and tax analysis of the proposed transactions. The Virginia Gas board believed the NUI proposal was superior to all other alternatives for several reasons. A great deal of uncertainty surrounded Virginia Gas continuing to operate independently. No financing had been obtained for the management buyout proposal. The $3.25 proposal had not been confirmed and was at a lower price per share than the NUI proposal. Finally, the NUI proposal appeared superior to the proposal to purchase solely the storage and pipeline assets because the asset purchase proposal (1) required Virginia Gas to continue to operate and ultimately to liquidate its other assets with no certainty as to price or timing, (2) required the purchase of the 50 percent interest in the storage company with no certainty as to price or timing, (3) required the payment of taxes at the corporate level as well as the stockholder level, (4) required exclusive negotiations with the bidder and (5) delivered less economic value to Virginia Gas stockholders than the NUI proposal, under a best case analysis.

   Virginia Gas appointed a special negotiation committee for the purpose of conducting good faith discussions with NUI in an attempt to reach a definitive agreement for the sale of all outstanding shares of Virginia Gas common stock to NUI. The special negotiation committee was comprised of representatives from CIBC, Virginia Gas's legal advisors and Virginia Gas's management team.

   Negotiations relating to the proposed transaction with NUI continued during April and early May 2000. NUI negotiated directly with Mr. Edwards regarding his employment contract and, while not a condition to its proposal, NUI also discussed the purchase of the 50 percent interests not owned by Virginia Gas in the distribution and storage companies with the owner of those interests.

   On April 28, 2000, NUI's legal advisors provided an initial draft of the merger agreement to Virginia Gas and its legal and financial advisors. On May 16, 2000, CIBC reported to the Virginia Gas board that both management and counsel for Virginia Gas had provided comments on the draft merger agreement and that CIBC anticipated a response from NUI in the near future. An agreement had been reached by NUI with Mr. Edwards concerning his employment contract, but no agreement was reached by NUI to purchase the 50 percent interests not owned by Virginia Gas in the distribution and storage companies.

   On May 22, 2000, Virginia Gas's legal advisors met with a representative of NUI and NUI's legal advisors to negotiate the terms of the merger agreement, including the scope of representations and warranties, the conditions to closing, the treatment of outstanding Virginia Gas stock options in the transaction, events permitting either party to terminate the transaction, the circumstances under which the parties would be required to pay a termination fee and the size of such fee.

   From June 1 through June 12, 2000, representatives of Virginia Gas and its legal advisors had a series of telephone conversations with representatives of NUI and its legal advisors concerning certain unresolved issues related to the draft merger agreement. Certain of those issues were resolved by June 12, 2000, while negotiations related to other issues, primarily relating to the terms of any interim financing, the status of the agreement for the expansion of the Saltville facility and certain environmental matters, continued through execution of the merger agreement.

   On June 13, 2000, the Virginia Gas board convened to discuss and further evaluate the NUI offer and the proposed definitive merger agreement. After considering detailed reports from Virginia Gas's management and legal advisors, and following the receipt of the opinion of CIBC that the NUI merger proposal was fair to Virginia Gas's stockholders from a financial point of view, and after thoroughly reviewing the proposed merger agreement between Virginia Gas and NUI, the Virginia Gas board voted unanimously to enter into the merger agreement and to recommend that Virginia Gas's stockholders vote to approve and adopt the merger agreement.

   Late in the evening on June 13, 2000, the agreement for the expansion of the Saltville facility was signed and NUI and Virginia Gas entered into the merger agreement. On June 14, 2000, NUI and Virginia Gas publicly announced that they had entered into a definitive merger agreement providing for the merger of a wholly-owned NUI subsidiary into Virginia Gas.

Reasons of Virginia Gas for the Merger

   At its meeting on June 13, 2000, the Virginia Gas board voted unanimously to enter into the merger agreement and to recommend to Virginia Gas's stockholders to vote to approve and adopt the merger agreement. The Virginia Gas board made its determination after careful consideration of, and based on, a number of factors, including the following material factors:

  . Virginia Gas's belief that the merger will:

   -- provide access to the capital needed to complete pipeline and storage expansion deemed necessary by the Virginia Gas board for serving the best interests of Virginia Gas and its stockholders;

   -- provide the capital needed to comply with its financial covenants and/or refinance existing Virginia Gas indebtedness;

   -- enable the combined company to provide better service to Virginia
      Gas's customers;

   -- provide access to new markets for Virginia Gas's natural gas storage services;

   -- allow Virginia Gas stockholders to participate in future growth through their ownership in the combined business;

  . that the merger consideration of $4.00 per share of Virginia Gas common stock would provide Virginia Gas stockholders with a premium of approximately 37 percent over the closing sales price of Virginia Gas common stock on June 13, 2000, the last trading day prior to the announcement of the merger, and a premium of approximately 47 percent over the average closing sales price of Virginia Gas common stock during the 20 trading days prior to the announcement of the merger;

  . the relative resources of Virginia Gas as compared to other providers in the marketplace, including access to capital, marketing experience and geographic territory;

  . a review of the possible alternatives to the transactions contemplated by the merger agreement, including the possibilities of continuing to operate Virginia Gas as an independent entity and a sale or partial sale of Virginia Gas through a merger or by other means and, with respect to each alternative, the range of possible benefits to Virginia Gas's stockholders of such alternative and the timing and likelihood of accomplishing such alternative;

  . the views of management and CIBC regarding the likelihood of other potential offers for Virginia Gas on terms more favorable to Virginia Gas stockholders than the merger;

  . the views of Virginia Gas's management regarding the likelihood and terms of other alternatives for access to capital, including the cost and timing of such alternatives;

  . the financial and valuation analyses presented to the Virginia Gas board by CIBC, including market prices and financial data relating to other companies engaged in businesses considered comparable to Virginia Gas and the prices and premiums paid in recent selected acquisitions of companies engaged in businesses considered comparable to Virginia Gas;

  . the written opinion of CIBC that, based on certain assumptions and subject to certain limitations described below under "--Opinion of Virginia Gas's Financial Advisor," the consideration to be received by Virginia Gas's stockholders pursuant to the merger agreement is fair to Virginia Gas stockholders from a financial point of view;

  . the likelihood that the merger would be consummated, including the experience and financial condition of NUI, and the risks to Virginia Gas if the merger was not consummated following its public announcement;

  . the amount of consideration to be received in the merger by Virginia Gas stockholders and information on the historical trading ranges of Virginia Gas common stock; and

  . that the merger would be a tax-free transaction for federal income tax purposes, as described below under "--Material Federal Income Tax Consequences."

   In view of the number and wide variety of factors considered in connection with its evaluation of the merger, and the complexity of these matters, the Virginia Gas board did not find it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered. In addition, the Virginia Gas board did not undertake to make any specific determination as to whether any particular factor was favorable or unfavorable to the Virginia Gas board's ultimate determination or assign any particular weight to any factor but, rather, conducted an overall analysis of the factors described above, including considering the information, opinions, reports and statements presented by Virginia Gas's management and its legal and financial advisors. In considering the foregoing factors, individual members of the Virginia Gas board may have given different weight to different factors. The Virginia Gas board determined that these factors, considered in their entirety, were favorable to and supported its determination.

    The Virginia Gas board believes that the merger agreement is in your and
       Virginia Gas's best interests and unanimously recommends that you vote "FOR" the approval and adoption of the merger agreement

                                     .

Reasons of NUI for the Merger

   NUI believes that the acquisition of Virginia Gas is consistent with its strategy of developing businesses that complement and enhance the value of NUI's existing businesses. Virginia Gas's existing and potential natural gas storage and pipeline assets should provide NUI with the ability to capitalize upon energy trading opportunities, through its trading and energy management subsidiary, in an area of the United States where natural gas is typically in high demand and capacity is generally constrained. Virginia Gas's propane and natural gas distribution businesses should complement NUI's residential and commercial energy delivery operations in an efficient and profitable manner. NUI believes that its financial resources will provide Virginia Gas the capital needed to fully develop Virginia Gas's natural gas storage and pipeline assets and to take advantage of the business opportunities noted above.

Opinion of Virginia Gas's Financial Advisor

   On June 13, 2000, CIBC delivered its written opinion to Virginia Gas's board that, as of the date of its opinion, the exchange ratio for the merger was fair from a financial point of view to Virginia Gas stockholders. CIBC confirmed and updated its June 13, 2000, opinion by delivering a written opinion to the Virginia Gas board on October 3, 2000.

   WE HAVE ATTACHED AS ANNEXES B AND C TO THIS PROXY STATEMENT/PROSPECTUS, AND INCORPORATE BY REFERENCE, THE FULL TEXT OF CIBC'S WRITTEN OPINIONS, DATED JUNE 13, 2000, AND OCTOBER 3, 2000, RESPECTIVELY. THE OPINIONS DESCRIBE THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINIONS. WE URGE YOU TO READ THE OPINIONS IN THEIR ENTIRETY. CIBC'S OPINIONS DO NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF VIRGINIA GAS COMMON STOCK AS TO HOW SUCH HOLDER SHOULD VOTE AT THE VIRGINIA GAS ANNUAL MEETING. CIBC EXPRESSES NO OPINION AS TO THE PRICE AT WHICH NUI COMMON STOCK WILL TRADE FOLLOWING CONSUMMATION OF THE PROPOSED MERGER. CIBC'S OPINION, DATED JUNE 13, 2000, AND PRESENTATION TO THE VIRGINIA GAS BOARD ON SUCH DATE WERE AMONG MANY FACTORS TAKEN INTO CONSIDERATION BY VIRGINIA GAS'S BOARD IN MAKING ITS DECISION TO APPROVE AND RECOMMEND THE MERGER AS CONTEMPLATED IN THE MERGER AGREEMENT.

   In connection with its opinion, CIBC, among other things:

  . reviewed the merger agreement;

  . reviewed Virginia Gas's audited financial statements for the fiscal years ended December 31, 1998, and 1999, and Virginia Gas's unaudited financial statements for the three months ended March 31, 2000;

  . reviewed financial projections of Virginia Gas prepared by Virginia Gas and its management;

  . reviewed historical market prices and trading volume for Virginia Gas common stock;

  . held discussions with senior management of Virginia Gas with respect to the business and prospects for future growth of Virginia Gas;

  . reviewed and analyzed certain publicly available financial data for certain companies that CIBC deemed comparable to Virginia Gas;

  . performed discounted cash flow analyses of Virginia Gas using certain assumptions of future performance provided to CIBC by the management of Virginia Gas;

  . reviewed and analyzed certain publicly available financial information for transactions that CIBC deemed comparable to the merger; and

  . reviewed public information concerning Virginia Gas.

   CIBC also held discussions with members of the senior management of Virginia Gas and NUI regarding the strategic rationale for, and the potential benefits of, the transactions contemplated by the merger agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, CIBC performed such other studies and analyses and took into account such other matters as it considered appropriate.

   CIBC relied upon the accuracy and completeness of all of the financial and other information provided to it by Virginia Gas and has assumed the accuracy and completeness of this information for purposes of rendering its opinion. CIBC's review of NUI's future financial performance for purposes of rendering its opinion was limited to discussions with NUI's management and a review of various research analysts' estimates of NUI's future financial performance. In addition, CIBC has not made an independent evaluation or appraisal of the assets and liabilities of Virginia Gas or NUI or any of their subsidiaries and CIBC has not been furnished with any such evaluation or appraisal. CIBC also assumed, with the consent of Virginia Gas, that the transaction contemplated by the merger agreement will be accounted for using the purchase method under generally accepted accounting principles. CIBC provided its opinion for the information and assistance of the Virginia Gas board in connection with its consideration of the transaction contemplated by the merger agreement. CIBC's opinion does not constitute a recommendation as to how any Virginia Gas stockholder should vote with respect to the merger agreement proposal.

   The following is a summary of the material financial analyses used by CIBC in connection with providing its opinion to the Virginia Gas board on June 13, 2000. Some of the summaries of financial analyses include information presented in tabular format. In order to more fully understand the financial analyses used by CIBC, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

   Historical Exchange Ratio Analysis. CIBC compared historical ratios of the closing price or average closing trading prices for Virginia Gas common stock to the closing price or average closing trading prices for NUI common stock for the period from June 11, 1999, to June 13, 2000. CIBC then calculated the premium in the merger that would have resulted using the exchange ratio in the merger. These calculations produced the following results for the average closing trading prices for the one month, three month and six month trading periods preceding June 13, 2000.

                                    One Month     Three Month     Six Month
                                  Trading Period Trading Period Trading Period
                                  -------------- -------------- --------------
Ratio of Virginia Gas common
 stock to NUI common stock.......     0.0986         0.1059         0.1128
Premium..........................       46.4%          36.4%          28.3%

   Comparable Companies Analysis. CIBC compared financial, operating and stock market data of Virginia Gas to corresponding data of publicly traded natural gas transmission and storage companies. The companies evaluated were Columbia Energy Group, Markwest Hydrocarbon, Midcoast Energy Resources, National Fuel Gas, TransMontaigne Oil Co. and Western Gas Resources. CIBC reviewed equity value as multiples of estimated earnings per share and cash flow per share for calendar years 2000 and 2001 and enterprise value as multiples of estimated calendar years 2000 and 2001 earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA. All multiples were based on closing stock prices on June 7, 2000. Estimated financial data for the selected companies was based on publicly available research analysts' estimates and estimated financial data for Virginia Gas was based on estimates provided by Virginia Gas's management. CIBC then applied a range of selected multiples for the selected companies to corresponding data of Virginia Gas. This analysis indicated an implied equity reference range for Virginia Gas of less than $0.00 per share to approximately $3.89 per share, with an average of $1.11 per share.

   Selected Transactions Analysis. Using publicly available information, CIBC analyzed the implied purchase prices and transaction multiples paid in 27 merger and acquisition transactions in the natural gas transmission and storage industry since September 1997. CIBC compared the transaction values implied by the purchase prices as multiples of latest 12 months EBITDA. All multiples were based on financial information available at the time each transaction was announced. CIBC then applied a range of selected multiples for the selected transactions to corresponding financial data of Virginia Gas. This analysis indicated an implied equity reference range for Virginia Gas of less than $0.00 per share to approximately $4.70 per share, with an average of $1.33 per share.

   No company or transaction used in the above comparable companies analysis or selected transactions analysis is identical to Virginia Gas or the proposed merger. Accordingly, an analysis of the results of these analyses involves complex considerations of the companies involved and the transactions and other factors that could affect the public trading value and acquisition value of the companies and Virginia Gas.

   Discounted Cash Flow Analysis. Using a discounted cash flow analysis based on forecasts provided by Virginia Gas's management, CIBC estimated the present value of the future streams of cash flows that Virginia Gas could produce during the four fiscal years ending December 31, 2003. In this analysis, CIBC estimated the terminal value based on multiples of 8.0 to 12.0 times Virginia Gas's estimated EBITDA for the twelve months ended December 31, 2003. The free cash flows and terminal values were discounted to present values using rates of 10 percent, 11 percent and 12 percent. After deducting debt from, and adding back cash to, the present value of free cash flows and terminal values, this analysis produced a range of per common share equity values for Virginia Gas common stock of approximately $0.53 to $3.02 per share, with an average of $1.74 per share.

   Contribution Analysis. CIBC utilized estimates for the future financial performance of Virginia Gas and NUI to calculate the relative contributions of Virginia Gas and NUI to the pro forma combined company with respect to revenues, EBITDA and net income for the two years ending December 31, 2001. CIBC calculated the contributions based on management estimates for the future financial performance of Virginia Gas and based on third party analyst estimates for the future financial performance of NUI. CIBC also reviewed the pro forma stock ownership of the combined company.

                                                                      2000  2001
                                                                      ----  ----
Virginia Gas contribution:
  Percentage of combined revenues.................................... 4.8%   4.6%
  Percentage of combined EBITDA...................................... 2.9%   3.1%
  Percentage of combined net income.................................. 0.4%   0.3%
Pro forma stock ownership:
  Virginia Gas.......................................................        5.8%
  NUI................................................................       94.2%

   Pro Forma Merger Analysis. CIBC analyzed the potential pro forma effect of the merger on NUI's estimated earnings per share in fiscal years 2000 and 2001, based on estimates provided by Virginia Gas and publicly available research analysts' estimates for NUI. Based on the exchange ratio in the merger, this analysis indicated that, without synergies, the proposed merger would be dilutive to NUI's earnings per share in fiscal years 2000 and 2001. The actual results achieved by the combined company may vary from projected results and the variations may be material.

   The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying CIBC's opinion. In arriving at its fairness determination, CIBC considered the results of all of these analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Virginia Gas or NUI or the contemplated transaction. CIBC prepared the analyses solely for purposes of allowing it to provide its opinion to the Virginia Gas board as to the fairness, from a financial point of view, of the exchange ratio for the merger to Virginia Gas stockholders and these analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, as they are based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Virginia Gas, NUI, NUI Holding, CIBC or any other person assumes responsibility if future results are materially different from those forecasted. CIBC did not attribute any particular weight to any analysis considered by it, but rather made judgments as to the significance and relevance of such analysis. As described above, CIBC's opinion was one of many factors taken into consideration by the Virginia Gas board in making its determination to approve the merger agreement. The foregoing summary describes material financial analyses used by CIBC in connection with providing its opinion to the Virginia Gas board on June 13, 2000, but does not purport to be a complete description of the analyses performed by CIBC in connection with its opinion and is qualified by reference to the CIBC opinion set forth in Annex B hereto.

   As part of its investment banking business, CIBC is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and other purposes. Virginia Gas selected CIBC as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the merger.

   CIBC provides a full range of financial, advisory and brokerage services and in the course of its normal trading activities may from time to time effect transactions and hold positions in the securities or options on securities of Virginia Gas and/or NUI for its own account and for the account of its customers.

   Pursuant to its engagement letter, dated June 21, 1999, Virginia Gas engaged CIBC to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of the engagement letter, Virginia Gas has agreed to pay CIBC a fee equal to 1.25 percent of the transaction value as defined in the engagement letter. Assuming the merger is consummated at an exchange ratio based on $4.00 per share, CIBC estimates that its fee will total approximately $650,000. Virginia Gas has further agreed to reimburse CIBC for its reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify CIBC against specified liabilities, including liabilities under the federal securities laws. In the opinion of the SEC, indemnification for liabilities arising under the federal securities laws may not be enforceable.

The Effective Time of the Merger

   The merger will be effected by the filing, at the time of the closing of the merger, of a certificate of merger with the Delaware Secretary of State in accordance with the provisions of the Delaware General Corporation Law. The merger will become effective at the time the certificate of merger is filed with the Delaware Secretary of State or at a later date or time specified in the certificate of merger.

   The closing of the merger will take place on the third business day following satisfaction or waiver of all of the conditions to consummation of the merger or on such other date to which NUI and Virginia Gas may mutually agree. See "--Conditions to the Merger." We anticipate that the merger will be completed during the fourth quarter of 2000.

Exchange of Certificates

   Immediately prior to the effective time of the merger, NUI or NUI Holding, as applicable, will deposit in trust with American Stock Transfer & Trust Company (the exchange agent for the merger), for the benefit of holders of Virginia Gas common stock, (1) certificates representing the number of shares of NUI or NUI Holding common stock to be issued as merger consideration pursuant to the merger agreement and (2) any cash to be paid in lieu of fractional shares. Promptly after the effective time of the merger, the exchange agent will mail to each holder of record of Virginia Gas common stock a transmittal form to be used in forwarding certificates representing shares of Virginia Gas common stock to the exchange agent. The transmittal form will be accompanied by instructions specifying how to exchange Virginia Gas common stock for the merger consideration. YOU SHOULD NOT SEND IN YOUR CERTIFICATES UNTIL YOU RECEIVE A TRANSMITTAL FORM.

   Upon surrender of each certificate representing shares of Virginia Gas common stock with the completed transmittal form, the exchange agent will pay to the holder of that certificate, as soon as practicable after the effective time of the merger, the merger consideration (including cash in lieu of fractional shares) and that certificate will then be canceled. At the effective time of the merger, certificates representing shares of Virginia Gas common stock (other than shares held by NUI) will represent solely the right to receive the merger consideration (including cash in lieu of fractional shares). No interest will be paid or accrue on the merger consideration.

   After the effective time of the merger, there will be no transfers on the stock transfer books of Virginia Gas of any shares of Virginia Gas common stock. If, after the effective time of the merger, certificates formerly representing shares of Virginia Gas common stock are presented to the exchange agent or Virginia Gas, as the case may be, they will be canceled and (subject to applicable abandoned property, escheat and similar laws) exchanged for merger consideration (and cash in lieu of fractional shares), as provided above.

   Neither NUI nor NUI Holding, as applicable, will issue any fractions of a share as merger consideration. Instead, Virginia Gas stockholders will receive in cash the value of any fractions of a share that they would otherwise have been entitled to receive in the merger. A stockholder's cash payment in lieu of a fractional share will be equal to the product of (1) the average trading price of NUI or NUI Holding common stock, as appropriate, during the 20 trading-day period ending on the seventh trading day prior to the closing of the merger and (2) the fractional interest to which the stockholder would otherwise be entitled.

   Virginia Gas stockholders will not be entitled to receive any dividends or other distributions payable by NUI or NUI Holding until they exchange their Virginia Gas stock certificates for certificates representing shares of NUI or NUI Holding common stock. Once they deliver their Virginia Gas stock certificates to the exchange agent, Virginia Gas stockholders will, subject to applicable laws, receive any accumulated dividends and distributions, without interest.

   Any merger consideration deposited with the exchange agent that has remained unclaimed by Virginia Gas stockholders for one year after the effective time of the merger will be returned to NUI or NUI Holding. Thereafter, Virginia Gas stockholders that have not previously complied with the exchange procedures pursuant to the merger agreement may look only to NUI or NUI Holding for payment of any merger consideration upon surrender of their certificates of Virginia Gas common stock.

   The exchange agent, NUI or NUI Holding will be entitled to deduct and withhold from the merger consideration any amounts that the exchange agent, NUI or NUI Holding is required to deduct and withhold under applicable tax laws. Any amounts so withheld will be treated for all purposes of the merger agreement as having been paid to the holder of the shares of Virginia Gas common stock in respect of which the deduction and withholding has been made.

Treatment of Virginia Gas Stock Options and Warrants

   As a condition to closing the merger, the merger agreement requires Virginia Gas to obtain amendments to all outstanding stock option agreements. These amendments have been obtained and provide, as required by the merger agreement, that:

  . stock options that have a per share exercise price equal to $4.125 will be terminated as of the effective time of the merger and converted into the right to receive $1.00 in cash from NUI or NUI Holding, as applicable; and

  . each other Virginia Gas stock option will be canceled as of the effective time of the merger.

   In the event that the NUI holding company reorganization is not completed prior to the completion of the merger and the NUI subsidiary is merged with and into Virginia Gas, all outstanding and unexercised warrants to purchase Virginia Gas common stock will remain outstanding in accordance with their terms following the merger. In such a case, NUI expects to use its best efforts to purchase and cancel the outstanding warrants.

   In the event that the NUI holding company reorganization is completed prior to the completion of the merger and Virginia Gas is merged with and into the NUI subsidiary, all outstanding and unexercised warrants to purchase Virginia Gas common stock shall be automatically converted into the right to receive, upon exercise, the number of shares of NUI Holding common stock that the warrant holder would have received pursuant to the merger if the warrant holder had exercised the warrant just prior to the merger.

No Solicitation of Transactions by Virginia Gas

   Prior to the merger becoming effective, Virginia Gas has agreed not to solicit, initiate, facilitate or encourage any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination and not to negotiate, explore or otherwise engage in discussions with any person other than NUI with respect to any merger, consolidation or other business combination, or which may reasonably be expected to lead to a proposal for a merger, consolidation or other business combination. Virginia Gas has also agreed to provide NUI with detailed information about any inquiries or proposals, or indications of desire to make a proposal, that it receives with respect to a merger, consolidation or other business combination.

   Virginia Gas may, however, engage in discussions with and furnish information to a third party in response to an unsolicited written proposal from a third party regarding a merger, consolidation or other business combination that the Virginia Gas board has determined, in good faith and in the exercise of reasonable judgment, after consultation with its financial advisors, is at a higher price and more favorable to Virginia Gas and its stockholders than the merger, but only if the Virginia Gas board determines in good faith, after consultation with its financial advisors and outside independent counsel, that the failure to do so would result in a breach of the Virginia Gas board's fiduciary duties under applicable law.

   Virginia Gas's acceptance of a third party proposal could result in the termination of the merger agreement. See "--Termination of the Merger Agreement." Virginia Gas may terminate the merger agreement if it enters into a binding written agreement with a third party relating to a merger, consolidation or other business combination. In such a circumstance, Virginia Gas must notify NUI in writing that it intends to enter into the binding written agreement and provide NUI with the most current version of the agreement. Under the merger agreement, Virginia Gas may not enter into such an agreement until at least the third business day after it has provided the required notice to NUI and Virginia Gas must notify NUI promptly if its intention to enter into the written agreement referred to in its notification changes. The merger agreement will not be terminated in connection with a third-party proposal if, within two business days of receiving the initial notice from

Virginia Gas stating its intention to enter into a binding written agreement with a third party relating to a merger, consolidation or other business combination, NUI offers to amend the merger agreement and the Virginia Gas board determines, in good faith after consultation with its financial advisors, that the merger agreement as amended would be at least as favorable to Virginia Gas stockholders as the third-party proposal, from a financial point of view.

Representations and Warranties

   The merger agreement contains representations and warranties made by each of the parties to the agreement. None of these representations and warranties will survive beyond the time the merger becomes effective.

   The merger agreement contains customary representations and warranties of Virginia Gas and NUI as to, among other things:

  . due organization and good standing;

  . capitalization;

  . corporate authorization of the merger agreement and authorization to enter into the transactions contemplated thereby;

  . the binding effect of the merger agreement;

  . governmental approvals required in connection with the transactions contemplated by the merger agreement;

  . conflicts, violations and defaults under its charter and bylaws; any other agreements or instruments; or any judgments, orders or laws as a result of the transactions contemplated by the merger agreement;

  . filings with the SEC;

  . undisclosed liabilities;

  . compliance with laws;

  . pending actions, suits and proceedings;

  . tax matters and compliance with relevant tax laws;

  . employee benefit plans;

  . brokers fees, commissions or similar fees in connection with the transactions contemplated by the merger agreement;

  . accuracy of information supplied by the parties; and

  . absence of material misstatements in or omissions from the information supplied for use in this proxy statement/prospectus and the related registration statement.

   In addition, the merger agreement contains representations and warranties by Virginia Gas as to, among other things:

  . the required vote of Virginia Gas's stockholders to approve the merger;

  . ownership and condition of tangible assets;

  . rights to intangible assets;

  . transactions with affiliates;

  . regulation as a utility and FERC jurisdiction;

  . environmental matters;

  . labor matters;

  . the status of permits;

  . material adverse changes or effects since the end of its fiscal year ended December 31, 1998, except as disclosed in prior filings with the SEC;

  . material contracts under which the transactions contemplated by the merger agreement will constitute a "change of control" or require the consent from or the giving of notice to any third party;

  . receipt of a fairness opinion from its financial advisor; and

  . the applicability of state anti-takeover statutes or of anti-takeover provisions in Virginia Gas's organizational documents to Virginia Gas, its common stock and the transactions contemplated by the merger agreement.

   In addition, NUI represents and warrants in the merger agreement that it is authorized to issue the number of shares of its common stock required to be issued in connection with the merger and that those shares, when issued, will be validly issued, fully paid, nonassessable and not subject to or issued in violation of any preemptive rights.

   The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to read carefully the articles of the merger agreement entitled "Representations and Warranties of NUI" and "Representations and Warranties of Virginia Gas."

Covenants Under the Merger Agreement

   Conduct of Virginia Gas's Business. Virginia Gas has agreed that until the merger agreement is terminated or the merger becomes effective, or unless NUI consents in writing, that it will, and will cause each of its wholly-owned subsidiaries to, conduct its operations according to its ordinary and usual course of business consistent with past practice and use its reasonable best efforts to preserve intact its business organizations, keep available the services of its officers and employees and preserve its relationships with customers, suppliers and others having business relationships with it. Except as otherwise permitted or disclosed under the merger agreement, Virginia Gas and its wholly-owned subsidiaries will conduct their business in compliance with restrictions relating to the following:

  . issuing capital stock, securities convertible into shares of capital stock, or rights to acquire capital stock;

  . amending its certificate of incorporation or bylaws;

  . splitting, combining or reclassifying any shares of its capital stock;

  . declaring, setting aside or paying dividends or other distributions;

  . increasing payments or distributions (other than normal salaries) to any director, officer or employee of Virginia Gas;

  . entering into or modifying contracts;

  . entering into employment, severance and consulting agreements;

  . increasing the compensation of officers, employees and directors;

  . adopting or amending pension, welfare and other plans, arrangements and policies for the benefit of any director, officer or employee;

  . acquiring or disposing of material assets;

  . authorizing capital expenditures;

  . amending accounting policies and procedures;

  . incurring or guaranteeing indebtedness;

  . making tax elections and settling material tax liabilities;

  . making any filings to materially change rates on file;

  . holding meetings of stockholders;

  . taking any action that could reasonably be expected to change Virginia
    Gas's status under PUHCA; and

  . taking actions that would result in any of its conditions to closing not being satisfied.

   The covenants in the merger agreement relating to the conduct of Virginia Gas's business are complicated and not easily summarized. You are urged to read carefully the section of the merger agreement entitled "Conduct of the Businesses of NUI and Virginia Gas."

   Other Covenants. The merger agreement contains a number of mutual covenants of Virginia Gas and NUI, including covenants relating to:

  . accuracy of information to be supplied for inclusion in this proxy statement/prospectus and the related registration statement;

  . cooperation in obtaining governmental approvals necessary to the consummation of the merger;

  . cooperation in the preparation and filing of the registration statement and this proxy statement/prospectus;

  . keeping each other apprised of the operations and business prospects of their companies, including the occurrence of any material adverse effect;

  . using their respective best efforts to do, or cause to be done, all things required to consummate and make effective the transactions contemplated by the merger agreement;

  . amending the merger agreement to provide for the substitution of NUI
    Holding for NUI as the issuer of the merger consideration, if the NUI holding company reorganization has been completed prior to the effective time of the merger; and

  . amending the merger agreement to provide for the merger of Virginia Gas with and into the wholly-owned subsidiary of NUI Holding, with the subsidiary of NUI Holding as the surviving corporation, at NUI's election, if the NUI holding company reorganization has been completed prior to the effective time of the merger.

   The merger agreement also contains covenants of Virginia Gas relating to allowing NUI to perform certain environmental testing and obtaining stockholder approval and adoption of the merger agreement.

   In addition, NUI is required to use its best efforts to cause the shares of its common stock that are to be issued in the merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the date on which the merger closes.

Conditions to the Merger

   The parties' respective obligations to complete the merger are subject to the satisfaction or waiver of each of the following conditions:

  . requisite approval and adoption by Virginia Gas stockholders of the merger agreement;

  . effectiveness of the registration statement filed by NUI and NUI Holding in connection with the issuance of the common stock in the merger and no stop order having been issued by the SEC and not withdrawn;

  . no order, decree or injunction having been enacted, entered or promulgated that prohibits the consummation of the merger;

  . the receipt of an opinion from Hunton & Williams to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that no gain or loss will be recognized by a Virginia Gas stockholder upon the exchange of Virginia Gas common stock for NUI or NUI Holding common stock in the merger, except with respect to cash received for a fractional share; and

  . any waiting periods under the Hart-Scott-Rodino Antitrust Improvements
    Act shall have been terminated or expired and all required consents shall have been made or obtained.

   The obligations of NUI to consummate the merger are further subject to the following conditions:

  . (1) Virginia Gas's representations and warranties that are qualified by materiality must be true and correct at the time the merger is to become effective and Virginia Gas's representations and warranties not so qualified must be true and correct in all material respects at the time the merger is to become effective, as if made at and as of that time, and
    (2) Virginia Gas must have performed in all material respects all of its obligations under the merger agreement required to be performed before the time of effectiveness of the merger and NUI must have received a certificate of the president and chief executive officer or the president and chief financial officer of Virginia Gas to the effect that each of
    (1) and (2) have been satisfied;

  . during the period from the date of the merger agreement to the date of the closing of the merger, there must not have occurred any material adverse change in the business, financial condition or results of operations of Virginia Gas and its subsidiaries, taken as a whole;

  . the Change of Control Agreement, by and among Michael L. Edwards and
    Virginia Gas, shall be in full force and effect in accordance with its terms. See "--Interests of Virginia Gas's Directors and Officers in the Merger;"

  . the Contract of Sale, dated June 13, 2000, by and between the Town of Saltville, Virginia, the Saltville Industrial Development Authority and Virginia Gas, relating to the purchase of certain real property, and the release of leasehold rights with respect to certain real property, located in Saltville, Virginia, shall have been consummated or be in full force and effect in accordance with its terms; and

  . no default shall exist with respect to the Firm Pipeline Service
    Agreements with Roanoke Gas Company and United Cities Gas Company.

   The obligations of Virginia Gas to consummate the merger are further subject to the following conditions:

  . (1) the representations and warranties made by NUI that are qualified by materiality must be true and correct at the time the merger is to become effective and NUI's representations and warranties not so qualified must be true and correct in all material respects at the time the merger is to become effective, as if made at and as of that time, and (2) NUI must have performed in all material respects all of its obligations under the merger agreement required to be performed before the time of effectiveness of the merger and Virginia Gas must have received a certificate of the president and chief executive officer or senior vice president and chief operating officer of NUI to the effect that each of
    (1) and (2) have been satisfied;

  . during the period from the date of the merger agreement to the date of the closing of the merger, there must not have occurred any material adverse change in the business, financial condition or results of operations of NUI and its subsidiaries, taken as a whole; and

  . Virginia Gas must have received a satisfactory opinion of CIBC as to the fairness of the exchange ratio contemplated by the merger agreement, from a financial point of view, to the stockholders of Virginia Gas.

Indemnification and Insurance of Directors and Officers

   The merger agreement provides that NUI will cause Virginia Gas, as the surviving corporation in the merger, to maintain all rights of indemnification existing in favor of the directors and officers of Virginia Gas, on terms no less favorable than those available on the date of the merger agreement, and to maintain the existing directors' and officers' liability insurance policy for a period of six years from the date of the merger agreement. See "--Interests of Virginia Gas's Directors and Officers in the Merger."

Termination of the Merger Agreement

   The merger agreement may be terminated, and the transactions contemplated by the merger agreement abandoned, at any time prior to the closing of the merger, whether before or after approval of the merger agreement by Virginia Gas stockholders:

  . by mutual written agreement of NUI and Virginia Gas;

  . by either NUI or Virginia Gas if the merger has not become effective on or before December 31, 2000 (or June 13, 2001, in the event that certain conditions to the merger have not been met and the parties are working diligently to satisfy those conditions), except that the right to terminate the merger agreement for this reason is not available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of or resulted in the failure of the merger to become effective by such time;

  . by NUI or Virginia Gas if there is any final, nonappealable governmental order or other action restraining, enjoining or otherwise prohibiting the merger;

  . by NUI if the merger agreement fails to receive the requisite vote by Virginia Gas stockholders at the annual meeting;

  . by Virginia Gas if it enters into a binding written agreement with a third party concerning a transaction that the Virginia Gas board determines, in good faith and in the exercise of reasonable judgment, is at a higher price and more favorable to Virginia Gas and its stockholders than the merger agreement, provided that:

   --Virginia Gas complies with requirements to notify NUI of its intent to enter into the third-party agreement;

   --NUI does not make, within two business days of receiving notice from Virginia Gas, an offer to amend the merger agreement that the Virginia Gas board determines, in good faith after consultation with its financial advisors, would make the merger agreement as amended at least as favorable to Virginia Gas stockholders as the third-party proposal, from a financial point of view; and

   --Virginia Gas pays any termination fees required under the merger agreement;

  . by Virginia Gas if NUI materially breaches any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach is not cured within ten business days after NUI receives notice of such breach from Virginia Gas;

  . by NUI if the average trading price of NUI common stock during the 20 trading-day period ending on the seventh trading day prior to the closing of the merger is less than $19.00 and NUI provides written notice of termination to Virginia Gas prior to the close of business on the second trading day following the end of the 20 trading-day period;

  . by NUI if Virginia Gas materially breaches any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach is not cured within ten business days after Virginia Gas receives notice of such breach from NUI;

  . by NUI if the Virginia Gas board withdraws or adversely modifies its approval or recommendation of the merger agreement; and

  . by NUI if NUI has requested the right to conduct environmental investigations on properties of Virginia Gas in addition to properties identified in the merger agreement and Virginia Gas elects to deny such access.

   In the event of the termination of the merger agreement as described above, no provision of the merger agreement will survive other than provisions relating to the obligation of NUI to keep confidential and not to use certain information obtained from Virginia Gas and each party's obligation to pay a termination fee to the other party in certain circumstances described below.

Termination Fees and Expenses

   Pursuant to the merger agreement, Virginia Gas must promptly pay NUI (1) a termination fee of $2.5 million, plus an amount equal to .04 times any additional outstanding debt incurred by Virginia Gas following the date of the merger agreement and (2) all documented out-of-pocket expenses incurred by NUI in connection with the merger agreement and the merger if the merger agreement is terminated:

  . because of the failure of Virginia Gas stockholders to approve and adopt the merger agreement;

  . by Virginia Gas if Virginia Gas accepts a third-party acquisition proposal;

  . by NUI because of Virginia Gas's uncured breach of a representation, warranty, covenant or other agreement contained in the merger agreement;

  . by NUI if the merger has not been consummated prior to December 31, 2000
    (or June 13, 2001, in the event that specified conditions to the merger have not been met and the parties are working diligently to satisfy those conditions), due to Virginia Gas's failure to perform its obligations under the merger agreement; or

  . by NUI if the Virginia Gas board withdraws or adversely modifies its recommendation of the merger agreement.

   Pursuant to the merger agreement, Virginia Gas must promptly pay NUI all documented out-of-pocket expenses incurred by NUI in the event that NUI terminates the merger agreement because NUI requests access to locations not identified in the merger agreement to conduct environmental investigations and Virginia Gas elects to deny such access.

   Pursuant to the merger agreement, NUI must promptly pay Virginia Gas a termination fee of $2.5 million and all documented out-of-pocket expenses incurred by Virginia Gas in connection with the merger agreement and the merger if the merger agreement is terminated:

  . by Virginia Gas because of NUI's uncured breach of a representation, warranty, covenant or other agreement contained in the merger agreement; or

  . by Virginia Gas if the merger has not been consummated prior to December
    31, 2000 (or June 13, 2001, in the event that specified conditions to the merger have not been met and the parties are working diligently to satisfy those conditions), due to NUI's failure to perform its obligations under the merger agreement.

   Upon receipt of the termination payments, neither party will be entitled to seek other damages or remedies from the other party in connection with the merger agreement. Except in connection with the termination fees described above, if the merger agreement is not consummated, NUI and Virginia Gas will each bear their respective legal fees and expenses.

Material Federal Income Tax Consequences

   Each Virginia Gas stockholder should consult with his or her own tax advisor about the tax consequences of the merger in light of his or her individual circumstances, including the application of any federal, state, local or foreign law.

   The following summarizes the material federal income tax consequences of the merger to Virginia Gas stockholders. This summary is based on current law, which is subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all tax consequences of the merger and, in particular, may not address federal income tax consequences applicable to you if you are subject to special treatment under federal income tax law. In addition, this summary does not address the tax consequences of the merger under applicable state, local or foreign laws.

   It is a condition to the consummation of the merger that Virginia Gas and NUI receive the opinion of Hunton & Williams, counsel to NUI, that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The opinion of Hunton & Williams will be based on customary assumptions and representations. Hunton & Williams' opinion will represent its best legal judgment and is not binding on the Internal Revenue Service or any court. If the merger qualifies as a reorganization:

  . no gain or loss will be recognized by Virginia Gas upon consummation of the merger;

  . no gain or loss will be recognized by a Virginia Gas stockholder upon the exchange of Virginia Gas common stock for NUI or NUI Holding common stock in the merger, except with respect to cash received for a fractional share;

  . the aggregate basis of the shares of NUI or NUI Holding common stock received by a Virginia Gas stockholder in the merger, including any fractional share for which the stockholder receives cash, will be the same as the aggregate basis of the shares of Virginia Gas common stock surrendered in exchange;

  . the holding period of the shares of NUI or NUI Holding common stock received by a Virginia Gas stockholder in the merger will include the holding period of the shares of Virginia Gas common stock surrendered in exchange, if they are held as a capital asset at the effective time of the merger; and

  . a Virginia Gas stockholder who receives cash for any fractional share of NUI or NUI Holding common stock will recognize gain or loss equal to the difference between the amount of cash received and the Virginia Gas stockholder's basis in the fractional share. That basis will be an allocable portion of the aggregate basis of the NUI or NUI Holding common stock described above.

   If the merger does not qualify as a reorganization, the exchange of stock in the merger would be taxable to Virginia Gas stockholders.

Interests of Virginia Gas's Directors and Officers in the Merger

   Virginia Gas stockholders should be aware that the directors and officers of Virginia Gas have stock option agreements and, in the case of Virginia Gas's officers, employment agreements, that give them interests in the merger that are different from, or in addition to, those of other Virginia Gas stockholders. In addition, certain aspects of the merger agreement will inure to the benefit of these individuals. Specifically,

  . The directors' and officers' stock option agreements have been amended to provide that they will be converted when the merger takes effect into the right to receive cash in an amount that approximates the value of such awards. These options have a per share exercise price of $4.125 and would otherwise expire on October 1, 2008. As amended, they will be terminated as of the effective time of the merger and converted into the right to receive $1.00 in cash from NUI or NUI Holding, as applicable. The Virginia Gas board believes, based on several option valuation analyses, that $1.00 per option is a reasonable approximation of the value of these options. There are 245,000 options affected by these amendments. Messrs. Rogers, Allen and Crenshaw each hold 60,000 of such options for a total of 180,000 options. The executive officers of Virginia Gas as a group hold 65,000 of such options.

  . On May 23, 1996, Virginia Gas entered into a ten-year employment agreement with Mr. Edwards, which provides for an annual salary of $155,000. Mr. Edwards is also entitled to receive annual bonuses under this agreement computed on the basis of 10 percent of Virginia Gas's pre-tax earnings on all amounts from $1,000,000 to $1,999,999 and 15 percent of Virginia Gas's pre-tax earnings on all amounts in excess of $2,000,000. The agreement provides that, in the event Mr. Edwards' employment is terminated by Virginia Gas for any reason other than for cause during the term of the employment agreement, at the election of Mr. Edwards, Virginia Gas will be obligated to purchase all or a portion of the shares held by him and/or his wife at a price equal to 150 percent of the market value of Virginia Gas's shares on the date of termination. In addition, Virginia Gas will be obligated to pay Mr. Edwards a lump sum amount representing all salary payable to Mr. Edwards through the term of the employment agreement, plus an additional $2,000,000. Based on the provisions of this employment agreement, an assumed $4.00 per share market price for Virginia Gas's common stock and a hypothetical termination of Mr. Edwards' employment without cause during the fourth quarter of 2000, Mr. Edwards would be entitled to receive a payment of approximately $5,300,000 in connection with the termination of his employment.

    Notwithstanding the foregoing, under the Change of Control Agreement that Mr. Edwards entered into with Virginia Gas on June 13, 2000, Mr. Edwards agreed to the termination of his employment agreement and to resign from his positions with Virginia Gas and its subsidiaries when the merger occurs in exchange for a payment in an amount equal to the product of (x) the sum of his annual base salary in effect immediately before the effective time of the merger, plus the amount of his largest bonus in the five fiscal years then most recently ended, multiplied by (y) three. Assuming the effective time of the merger occurs during the fourth quarter of 2000, Mr. Edwards will be entitled to $615,000 under this agreement. In addition, Mr. Edwards is entitled, for two years after the effective time of the merger, to participate in Virginia Gas's health and other benefit plans as in effect at the time of the merger. In the event that any payments made to Mr. Edwards are determined to be "excess parachute payments" within the meaning of the Internal Revenue Code, Mr. Edwards' payments will be reduced so that he receives the maximum value without such characterization of the payments. Mr. Edwards has also agreed to serve as a consultant to Virginia Gas for three years following the merger for an annual fee of $161,666. During this three year period, he has also agreed not to engage in competition with Virginia Gas in any business venture located east of the Mississippi River, other than in the states of Louisiana and Mississippi. The Change of Control Agreement also provides for the cancellation of a warrant held by Mr. Edwards to purchase 363,663 shares of Virginia Gas common stock at the effective time of the merger.

  . The executive officers, other than Mr. Edwards, have employment agreements that entitle them to continued employment for up to one year following the merger, or compensation in lieu of such continued employment, if the employee is terminated by Virginia Gas without cause. Karen K. Edwards, a director, is also an executive officer of Virginia Gas. Her current annual salary is $25,000.

  . The merger agreement provides that NUI will cause Virginia Gas, as the surviving corporation in the merger, to maintain all rights of indemnification existing in favor of the directors and officers of Virginia Gas, on terms no less favorable than those available on the date of the merger agreement, and to maintain the existing directors' and officers' liability insurance policy for a period of six years from the effective time of the merger.

No Appraisal Or Dissenters' Rights

   Stockholders of a corporation that is proposing to merge or consolidate with another entity are sometimes entitled to appraisal or dissenters' rights in connection with the proposed transaction, depending on the circumstances. Most commonly, these rights confer on stockholders who oppose the merger or consolidation the right to receive the fair value for their shares, as determined in a judicial appraisal proceeding, in lieu of the consideration being offered in the merger.

   Virginia Gas stockholders are not entitled to appraisal or dissenters' rights under Delaware law in connection with the merger because Virginia Gas common shares are included for quotation on The Nasdaq SmallCap Market on the record date for the annual meeting and the NUI or NUI Holding common stock that Virginia Gas stockholders will receive in the merger will be listed on the NYSE at the effective time of the merger.

Accounting Treatment

   The merger will be accounted for under the purchase method of accounting under which the total consideration paid in the merger will be allocated among Virginia Gas's consolidated assets and liabilities based on the fair values of the assets acquired and liabilities assumed as provided for under generally accepted accounting principles.

Regulatory Matters

   Virginia Gas is subject to the jurisdiction of the Virginia State Corporation Commission. In order to complete the merger, Virginia Gas must receive approval from the Virginia State Corporation Commission for the change in control of the certificated public utilities resulting from the merger. Prior to the merger, NUI must also obtain, and has applied for, approvals from regulatory authorities in certain other states in which NUI conducts its business.

   Under the Hart-Scott-Rodino Antitrust Improvements Act and the rules promulgated thereunder by the Federal Trade Commission, certain acquisition transactions may not be consummated unless notice has been given and certain information has been furnished to the Antitrust Division of the United States Department of Justice and the FTC and certain waiting period requirements have been satisfied. The merger is subject to these requirements.

   NUI and Virginia Gas each filed with the Antitrust Division and the FTC a Notification and Report Form with respect to the merger on September 14, 2000. Under the Hart-Scott-Rodino Antitrust Improvements Act, the merger could not be consummated until the expiration of a waiting period of at least 30 days following the receipt of each filing, unless the waiting period was earlier terminated. On September 27, 2000, NUI and Virginia Gas received notice that the FTC had granted early termination of the waiting period.

   The FTC and the Antitrust Division frequently scrutinize the legality of transactions such as the merger under the antitrust laws. Notwithstanding the early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, at any time before or after the effective time of the merger, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking the divestiture of Virginia Gas by NUI, in whole or in part, or the divestiture of substantial assets of NUI, Virginia Gas or their respective subsidiaries. State Attorneys General and private parties may also bring legal actions under the federal or state antitrust laws under certain circumstances. Based upon an examination of information available to NUI and Virginia Gas relating to the businesses in which NUI, Virginia Gas and their respective subsidiaries are engaged, NUI and Virginia Gas believe that the consummation of the merger will not violate the antitrust laws. Nevertheless, we cannot provide any assurance that a challenge to the proposed merger on antitrust grounds will not be made or, if such a challenge is made, that NUI and Virginia Gas will prevail.

   We are not aware of any other material governmental approvals or actions that may be required for consummation of the merger except as described above. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought. We cannot provide any assurance, however, that any such approval or action, if needed, could be obtained and would not be conditioned in a manner that would cause the parties to abandon the merger.

                            STOCKHOLDER'S AGREEMENTS

   Concurrently and in connection with the execution of the merger agreement, the directors and certain executive officers of Virginia Gas entered into stockholder's agreements. Pursuant to the stockholder's agreements, the directors and certain executive officers agreed to vote the shares of Virginia Gas common stock that they hold of record and beneficially for approval of the merger and adoption of the merger agreement. The stockholder's agreements terminate upon the earliest to occur of (1) the termination of the merger agreement and the payment of any amounts payable by Virginia Gas thereunder or
(2) the conclusion of the annual meeting at which a quorum is present and the party subject to the stockholder agreement votes in accordance therewith.

   A total of 507,968 shares of Virginia Gas common stock, representing in the aggregate approximately 9.23 percent of the outstanding shares of Virginia Gas common stock, are subject to stockholder's agreements.

                   MANAGEMENT AND OPERATIONS AFTER THE MERGER

   Michael L. Edwards, President and Chief Executive Officer of Virginia Gas, will resign his positions as an officer and director of Virginia Gas and its wholly-owned subsidiaries at the effective time of the merger. Mr. Edwards will remain as an officer and director of Virginia Gas's two 50 percent owned subsidiaries, Virginia Gas Distribution Company and Virginia Gas Storage Company, following the merger. He will also serve as a consultant to Virginia Gas for three years following the merger.

   With the exception of Mr. Edwards, NUI has no present intention of making significant changes to the existing management structure or personnel of Virginia Gas. As a result of the significant investment being made in the development of Virginia Gas's natural gas storage and pipeline assets, NUI intends to provide Virginia Gas with ongoing management support and guidance following the merger in order to maximize the opportunities from its investment.

                               INTERIM FINANCING

   Pursuant to the merger agreement, NUI has made available up to $20 million in financing to Virginia Gas in the form of an unsecured credit facility. The proceeds of the credit facility are to be used exclusively for pipeline and gas storage construction and other related costs and expenses.

   Amounts outstanding under the credit facility bear interest at an annual rate equal to LIBOR plus 3 percent. Interest is payable quarterly and the entire outstanding principal amount is payable on the first to occur of
(1) March 1, 2002, or (2) the termination of the merger agreement (for any reason). Additionally, if an event of default occurs under the NUI credit facility, including the occurrence of additional events of default under Virginia Gas's other senior loan agreements, NUI may declare all outstanding principal and accrued interest immediately due and payable. As of September 29, 2000, Virginia Gas had borrowed $11.0 million under the NUI credit facility.

   In connection with the interim financing made available by NUI, Virginia Gas has granted NUI options to purchase an aggregate of 1,095,475 shares of Virginia Gas common stock (representing approximately 19.9 percent of the outstanding Virginia Gas common stock), which options are only exercisable if the merger agreement is terminated under circumstances in which NUI is not entitled to a termination fee or upon an event of default under the note evidencing the interim financing. In such a case, NUI would have the right to immediately purchase 275,245 shares at an exercise price equal to $3.50 per share and 820,230 shares at an exercise price equal to $3.5125 per share.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

NUI

   NUI common stock is listed on the New York Stock Exchange under the symbol "NUI." The following table shows, for the periods indicated, the high and low reported closing sale prices per share of NUI common stock on the New York Stock Exchange Composite Transactions reporting system and cash dividends declared per share of NUI common stock.

                                                       Price Range of
                                                        Common Stock
                                                       ---------------
                                                                       Dividends
                                                        High     Low   Declared
                                                       ------- ------- ---------
Fiscal 1998
  First Quarter....................................... $29.620 $21.375  $0.245
  Second Quarter......................................  28.620  25.188   0.245
  Third Quarter.......................................  29.430  23.313   0.245
  Fourth Quarter......................................  25.930  20.313   0.245
Fiscal 1999
  First Quarter....................................... $27.000 $21.563  $0.245
  Second Quarter......................................  27.060  20.375   0.245
  Third Quarter.......................................  25.620  20.813   0.245
  Fourth Quarter......................................  28.060  24.625   0.245
Fiscal 2000
  First Quarter....................................... $27.563 $27.563  $0.245
  Second Quarter......................................  28.375  23.188   0.245
  Third Quarter.......................................  28.125  25.625   0.245
  Fourth Quarter......................................  31.645  26.375   0.245

   On June 13, 2000, the last trading day before NUI and Virginia Gas publicly announced the execution of the merger agreement, the closing price per share of NUI common stock on the NYSE Composite Transactions reporting system was $27.75. On September 29, 2000, the latest practicable date prior to the date of this proxy statement/prospectus, such price was $30.207. Past price performance is not necessarily indicative of likely future price performance. Holders of Virginia Gas common stock are urged to obtain current market quotations for shares of NUI common stock.

   As of September 29, 2000, there were approximately 5,744 record holders of NUI common stock.

Virginia Gas

   Virginia Gas common stock is quoted on The Nasdaq SmallCap Market under the symbol "VGCO." The following table shows, for the periods indicated, the high and low reported closing sale prices per share of Virginia Gas common stock on The Nasdaq SmallCap Market and cash dividends declared per share of Virginia Gas common stock.

                                                          Price Range
                                                           of Common
                                                             Stock
                                                         -------------
                                                                       Dividends
                                                          High   Low   Declared
                                                         ------ ------ ---------
Fiscal 1998
  First Quarter......................................... $9.000 $7.313  $0.0175
  Second Quarter........................................  7.750  6.000   0.0175
  Third Quarter.........................................  6.219  4.000   0.0175
  Fourth Quarter........................................  4.500  3.000   0.0175
Fiscal 1999
  First Quarter......................................... $3.625 $2.156  $0.0175
  Second Quarter........................................  4.750  2.500    -0-
  Third Quarter.........................................  4.375  3.375    -0-
  Fourth Quarter........................................  4.000  2.875    -0-
Fiscal 2000
  First Quarter......................................... $3.750 $2.531  $ -0-
  Second Quarter........................................  3.750  2.500    -0-
  Third Quarter.........................................  3.750  3.375    -0-

   Virginia Gas paid cash dividends on its common stock for each of the fiscal years 1992 through 1998. During fiscal 1999, the Virginia Gas board reexamined its dividend policy and determined that the funds would be better used in support of capital expansion. Accordingly, at this time, Virginia Gas does not pay cash dividends on its common stock. There can be no assurance that Virginia Gas will resume dividend payments in the future.

   On September 29, 2000, the latest practicable date prior to the date of this proxy statement/prospectus, the closing price per share of Virginia Gas common stock on The Nasdaq SmallCap Market was $3.75. As of the record date, there were approximately 135 record holders of Virginia Gas common stock and 16 record holders of warrants to purchase Virginia Gas common stock.

                            BUSINESS OF VIRGINIA GAS

General

   Virginia Gas was organized in 1987 under the laws of Delaware. Virginia Gas, directly or through its subsidiaries and affiliated companies, is primarily engaged in the storage, marketing, distribution, gathering, exploration and production of natural gas, and the distribution of propane gas. Virginia Gas's principal assets are located in the southwestern counties of Virginia.

   Virginia Gas's business has developed in response to the growing need for natural gas storage, pipelines and distribution in its market area, resulting principally from economic growth and the impact of deregulation. Deregulation has given natural gas customers more flexibility in negotiating their natural gas purchases and transportation contracts. Virginia Gas's pipeline connections to the East Tennessee Natural Gas, Dominion Transmission and Columbia Gas Transmission Company interstate pipeline systems, and to Virginia Gas's adjacent storage facilities, are being combined to create a hub that provides opportunities for more efficient gas distribution, including to growing local markets. At present, Virginia Gas's business primarily consists of:

  . producing, gathering and marketing natural gas from wells in which Virginia Gas has an ownership interest to municipal distributors, local distribution companies and major oil and gas companies;

  . storing natural gas for municipal distributors and local distribution companies that have supplied their own gas, or purchased it from third parties or Virginia Gas;

  . distributing propane and natural gas purchased from third parties or Virginia Gas to local industrial, commercial and residential customers; and

  . transporting gas through its pipeline to a local distribution company.

   Virginia Gas's principal sources of revenue have varied depending on its level of activity in any given segment of natural gas operations. From 1987 to 1992, substantially all of Virginia Gas's income was derived from exploration, development and production of natural gas and from fees derived from managing wells. From 1993 to 1996, Virginia Gas's income increased primarily as a result of the expansion of its storage operations. In 1996 and 1997, Virginia Gas initiated its propane distribution and gas marketing operations, respectively. Virginia Gas's propane distribution operations have grown steadily since then. In 1998, Virginia Gas completed construction of 35 miles of pipeline and began serving a local distribution company with transmission services at two delivery points. During fiscal 1999, the storage business and the pipeline business were the greatest contributors to net income and also accounted for the largest concentrations of Virginia Gas's assets.

   Management believes that current trends in the economy, a favorable regulatory environment, the deregulation of the industry--which has resulted in end-users' ability to purchase gas on a competitive basis from a greater variety of sources--and the increasing availability of natural gas as a form of energy for residential, commercial and industrial markets, present opportunities for Virginia Gas to expand into new markets and to better develop its current markets. However, Virginia Gas's internal resources are insufficient at this time to take advantage of these opportunities and, to date, Virginia Gas's efforts to attract the necessary capital from external sources have been unsuccessful.

Subsidiaries and Affiliates

   Virginia Gas has four consolidated wholly-owned subsidiaries: Virginia Gas Exploration Company, Virginia Gas Pipeline Company, Virginia Gas Propane Company and Virginia Gas Marketing Company. In addition, Virginia Gas has two affiliates--Virginia Gas Distribution Company and Virginia Gas Storage Company--that are each owned 50 percent by Virginia Gas and 50 percent by Mr. H.A. Street, an individual investor who has no other material affiliation with either Virginia Gas, or any executive officer, director or controlling stockholder of Virginia Gas.

   The pipeline company, the distribution company and the storage company are the holders of Certificates of Public Convenience and Necessity issued by the Virginia State Corporation Commission that are required for these companies to conduct their businesses. The pipeline company's and the storage company's storage operations are regulated by both the Virginia State Corporation Commission and the Federal Energy Regulatory Commission.

Storage Operations

   Virginia Gas has the only two underground natural gas storage facilities in Virginia. One of these facilities, the Saltville facility, is located in Smyth and Washington counties, while the other facility, the Early Grove field, is located in Scott and Washington counties. The pipeline company owns and operates the Saltville facility while the storage company owns and operates the Early Grove field.

   The pipeline company developed the Saltville facility for use as a high rate, peak usage storage facility. The Saltville facility uses caverns created in underground salt beds to store natural gas. Virginia Gas's engineering staff believes the ultimate working gas capacity of the Saltville facility could be up to 10 billion cubic feet. In June 1996, the pipeline company filed an application with the Virginia State Corporation Commission for a Certificate of Public Convenience and Necessity for the operation of the Saltville facility. In July 1996, the Virginia State Corporation Commission issued an order authorizing the pipeline company to begin service on an interim basis using the rates set forth in the application. The Certificate of Public Convenience and Necessity was issued to the pipeline company in October 1997. In November 1996, the pipeline company received a limited jurisdiction certificate from the Federal Energy Regulatory Commission authorizing the pipeline company to engage in the sale, transportation (including storage) or assignment of natural gas that is subject to the Federal Energy Regulatory Commission's jurisdiction under the Natural Gas Act, and to charge rates for its interstate service equal to the intrastate rates approved by the Virginia State Corporation Commission. The Saltville facility provides 10-day, 60-day and 90-day service and 20-day refill capacity. In August 1996, the pipeline company injected the first working gas into the field. Peak daily withdrawal rates of 49,000 MMBtu were achieved during 1999. In 1999, Virginia Gas completed construction of an evaporation facility adjacent to the Saltville facility. The facility will be used by Virginia Gas to create additional storage space by eliminating brine from the salt caverns.

   Virginia Gas's internal resources are insufficient at this time to provide to the pipeline company the capital it needs to expand the Saltville facility as contemplated by Virginia Gas's business plan. Additionally, Virginia Gas has been unsuccessful to date in attracting outside funding sources. Pursuant to the merger agreement, NUI has committed to make available to Virginia Gas up to $20 million in financing. Pursuant to the merger agreement, a portion of the proceeds of the NUI financing has been used to purchase certain property at the Saltville facility and additional proceeds are expected to be used for pipeline and gas storage construction. The NUI financing is described under the heading "INTERIM FINANCING" on page 27.

   The Early Grove field is an underground natural gas storage facility owned and operated by the storage company. The storage company has received a Certificate of Public Convenience and Necessity from the Virginia State Corporation Commission, authorizing it to engage in the sale, transportation (including storage) or assignment of natural gas and to charge rates approved by the Virginia State Corporation Commission. The Early Grove field includes 29 storage wells and a certificated area of 2,900 acres. Contracted storage volume for 60-day, 90-day and 150-day service has increased from 520,000 MMBtu for the 1994/1995 heating season to 1,835,000 MMBtu for the 1999/2000 heating season. The deliverability of the Early Grove field has been increased by reworking existing wells, drilling new wells, injecting additional base gas, installing larger diameter pipe, new compression equipment, and increasing the maximum operating pressure of the field to 2,000 PSI from 1,400 PSI. Peak field deliverability has been increased from 1,000 MMBtu in 1992 to over 20,000 MMBtu per day in 1999.

Pipeline Operations

   In 1998, Virginia Gas completed construction and began servicing 35 miles of intrastate pipeline under authority granted in an application for a Certificate of Public Convenience and Necessity with the Virginia State Corporation Commission filed in January 1997. Virginia Gas received the Certificate of Public Convenience and Necessity in December 1997. Virginia Gas has purchased rights-of-way and obtained all necessary permits for the construction of the remaining 37 miles of pipeline that will make up Virginia Gas's P-25 pipeline. When completed, the pipeline will connect the Saltville facility to Radford, Virginia, and transport natural gas to growing markets in Smyth, Wythe and Pulaski counties in southwestern Virginia. These areas currently are served only by East Tennessee Natural Gas's #3300 interstate pipeline, which, Virginia Gas believes, currently has insufficient capacity to meet the area's needs.

   The first phase of construction, completed in October 1998, consisted of twinning the East Tennessee Natural Gas line to the town of Wytheville, Virginia, and opening service to that town and Marion, Virginia. The remaining phase will extend the P-25 pipeline from Wytheville to Radford, Virginia. Virginia Gas has entered into a 15-year contract with United Cities Gas Company, the local distribution company that serves Smyth, Wythe and Pulaski counties, to provide pipeline capacity to supply 20,000 MMBtu per day. Completion of this phase is expected by late 2000.

   In early 1999, Virginia Gas filed an application with the Virginia State Corporation Commission to extend its P-25 pipeline to Roanoke, Virginia. Virginia Gas will provide 17,500 MMBtu per day to Roanoke through an additional 58 miles of pipeline. Virginia Gas received a Certificate of Public Convenience and Necessity to extend its pipeline to Roanoke in December 1999.

   The P-25 pipeline has been and will be constructed and maintained consistent with applicable federal, state and local laws and regulations and accepted industry practice. Substantially all of the operations conducted through the P-25 pipeline will constitute common carrier pipeline activities. Such common carrier activities are those under which transportation in the pipeline is available at tariffs published with the Virginia State Corporation Commission to any shipper of natural gas who requests such services, provided that each product for which transportation is requested satisfies the conditions and specifications for transportation.

Natural Gas and Propane Distribution Operations

   Virginia Gas, through the distribution company, owns and operates 33 miles of distribution pipeline and provides natural gas service to approximately 300 customers in Russell and Buchanan counties in Virginia. Construction of a 10 mile pipeline providing service to the town of Lebanon, Virginia, in Russell County was completed in June 1997. The distribution company has a Certificate of Public Convenience and Necessity authorizing it to provide natural gas service in these counties. In January 1997, the distribution company filed an application with the Virginia State Corporation Commission to extend its service territory to include all of Dickenson and Tazewell counties in Virginia, with the exception of the service territory in Tazewell County currently certificated to Commonwealth Public Service Corporation. This application was subsequently amended to include the town of Saltville, Virginia, as part of the proposed service territory. In March 1998, the Virginia State Corporation Commission issued a Certificate of Public Convenience and Necessity to the distribution company authorizing it to provide natural gas service to the western portion of Tazewell County, excluding the service territory allotted to Commonwealth Public Service Corporation, all of Dickenson County and the town of Saltville. The distribution company's tariff rates are approved by the Virginia State Corporation Commission. Rates were last approved for the distribution company in early 2000.

   The distribution company has a firm transportation service contract for a ten-year term with East Tennessee Natural Gas for the winter months of November through March, and an interruptible transportation contract with East Tennessee Natural Gas for the remainder of the year.

   In 1996, Virginia Gas commenced distribution of propane gas in southwestern Virginia. Because of shared costs and similarities between natural and propane gas, many natural gas utilities provide both products to their customers. Customers often do not distinguish between the two forms of gas when used in the home. Virginia Gas intends, in part, to develop its propane distribution business through selective acquisitions. In that regard, Virginia Gas acquired a portion of Blue Grass Oils, Inc.'s existing propane distribution business in Buchanan, Dickenson and Russell counties and in the western part of Tazewell County in April 1997. At the end of 1999, Virginia Gas was providing propane gas service to over 4,400 customers in southwestern Virginia.

Exploration, Production, Gathering and Marketing Operations

   Drilling Activity. Virginia Gas did not drill or complete any natural gas wells during 1998, 1999 or the first nine months of 2000.

   Service Operations. Virginia Gas engages in the business of supervising drilling operations and operating producing wells. As of December 31, 1999, Virginia Gas operated 72 wells located in Virginia and West Virginia. As an operator of producing wells, Virginia Gas is responsible for the maintenance and verification of all production records, distribution of production proceeds and information, and compliance with various state and federal regulations. Generally, Virginia Gas provides the routine day-to-day production operations for producing wells and is paid for such services on a per well, monthly fee basis.

   Gas Gathering Operations. Virginia Gas operates various unregulated natural gas gathering systems located mainly in Dickenson and Buchanan counties in Virginia, which connect Virginia Gas's operated wells to interstate pipelines. The gathering systems consist of approximately 67 miles of pipeline. The gathering systems connect Virginia Gas's natural gas production to the East Tennessee Natural Gas, Dominion Transmission and Columbia Gas Transmission Company interstate pipeline systems and gathering systems as well as to the distribution company's distribution system.

   For such natural gas gathering services, Virginia Gas collects certain transportation allowances from producers (owners of natural gas).
Transportation allowances vary depending upon contractual arrangements and currently range from $.05 to $.50 per MMBtu.

   Marketing. In 1997, Virginia Gas began marketing natural gas. Virginia Gas currently markets and sells natural gas provided from company-operated wells and facilities. Virginia Gas anticipates that future expansion of its marketing operations will include purchases of natural gas supplies from third party sources, storing these supplies in its Saltville facility and marketing these supplies to its customers.

Competition and Customer Base

   Virginia Gas competes with major utility companies and pipeline companies in the areas of utility services and pipeline operations. The deregulation of the natural gas industry has provided Virginia Gas with marketing and transportation opportunities; however, other pipeline companies, marketers and brokers with resources greater than Virginia Gas are also the beneficiaries of such deregulation. While Virginia Gas, the storage company and the pipeline company currently own and operate the only underground natural gas storage facilities in Virginia, it is possible that other companies could develop other underground natural gas storage facilities, and companies could rely on other methods of storage, such as above-ground stored liquefied natural gas. Virginia Gas also competes in the areas of exploration, production, transportation and marketing of natural gas and distribution of propane with major oil companies, other independent oil and gas concerns and individual producers and operators. Many of Virginia Gas's competitors have substantially greater financial and other resources than Virginia Gas.

   Virginia Gas has a limited number of customers for its wholesale pipeline and storage services, as potential customers must have interconnects on the limited number of pipelines with which Virginia Gas's facilities are connected. As a result, a majority of Virginia Gas's revenues are earned from a small group of customers.

Regulation

   Virginia State Corporation Commission. The pipeline company's and the storage company's natural gas storage operations are regulated primarily by the Virginia State Corporation Commission and the Federal Energy Regulatory Commission, which has jurisdiction over interstate sales of storage services. Storage rates are subject to Virginia State Corporation Commission approval and are based on the cost of service of the facility, which provide for an approved rate of return. A facility can apply for revised rates based on actual costs if they are higher than previously anticipated and conversely the Virginia State Corporation Commission may require a reduction in rates if returns are higher than anticipated.

   The pipeline company's transmission pipeline operations are regulated by the Virginia State Corporation Commission. Substantially all of the operations conducted through these pipelines constitute common carrier pipeline activities. Such common carrier activities are those under which transportation in the pipeline is available at tariff rates published with the Virginia State Corporation Commission to any shipper of natural gas who requests such services, provided that each product for which transportation is requested satisfies the conditions and specifications for transportation.

   The natural gas distribution operations of the distribution company are also regulated by the Virginia State Corporation Commission, which regulates the rates that may be charged to end-users, setting them at levels sufficient to recover the cost of service to its customers, including an approved rate of return. The distribution company filed for a rate increase late in 1999. The increase was put in place subject to refund during January 2000. During February 2000, the Virginia State Corporation Commission approved Virginia Gas's new rate structure.

   The gathering facilities, propane distribution operations, exploration operations and natural gas marketing operations are not subject to service or rate regulation by the Virginia State Corporation Commission.

   Federal Energy Regulatory Commission. Virginia Gas's operations either are not governed by, or by virtue of limited jurisdiction certificates having been issued by the Federal Energy Regulatory Commission, are exempt from further regulation by, the Federal Energy Regulatory Commission under the Natural Gas Act.

   Environmental and Safety. Virginia Gas's operations are subject to various federal, state and local environmental laws. In particular, operations in Virginia are subject to the Virginia Clean Air Act as administered by the Virginia Department of Environmental Quality. The Virginia Clean Air Act restricts emissions from wells, pipelines and processing plants, and the Virginia Department of Environmental Quality may curtail operations not meeting minimum standards. The design, construction, operation and maintenance of Virginia Gas's Virginia State Corporation Commission jurisdictional facilities are subject to the safety regulations established by the United States Department of Transportation pursuant to the Natural Gas Pipeline Safety Act of 1968 or by state agency regulations meeting the requirements thereunder. Virginia Gas is also subject to other federal, state and local laws covering the handling or discharge into the environment of materials used by Virginia Gas, or otherwise relating to protection of the environment, safety and health.

   Expenditures for environmental control facilities and for remediation have not been material in relation to Virginia Gas's results of operations. Virginia Gas believes, however, that it is reasonably likely that the trend in environmental legislation and regulations will continue to be toward stricter standards. Virginia Gas is unaware of future environmental standards that are reasonably likely to be adopted that will have a material effect on Virginia Gas's results of operations, but there can be no assurance such standards will not be adopted in the future.

Title to Properties

   Substantially all of the properties comprising the Saltville facility and the Early Grove field are situated on surface land not currently owned by Virginia Gas, the pipeline company or the storage company.

   The pipeline company's rights to develop and operate the Saltville facility are currently derived from a deed from the Saltville Industrial Development Authority. The deed provides the pipeline company with rights to store gas, rights to use any facilities and surface area for natural gas storage use and rights to remove salts to create cavities for natural gas storage. The deed encompasses approximately 11,000 acres of storage rights in Washington and Smyth counties. By Contract of Sale, dated June 13, 2000, between the town of Saltville, the Saltville Industrial Development Authority and Virginia Gas, Virginia Gas agreed to acquire all of the right, title and interest in approximately 600 acres located in Saltville, including 18 existing high pressure brine wells located on the property. The sale is subject to, among other things, (1) regulatory approvals with respect to the pipeline company's partial release of its rights under an existing oil and gas lease and deed with the town of Saltville, relating to approximately 10,000 acres contiguous to the 600 acre parcel and the construction of a natural gas distribution pipeline to the Saltville Industrial Development Park and (2) the acquisition by Virginia Gas of certain other adjacent residential properties, which have subsequently been acquired by Virginia Gas.

   The storage company's rights to develop and operate the Early Grove field are derived from its ownership of mineral leasehold rights and from surface easements.

   Most of the existing pipelines, gathering systems and distribution systems are situated on land not owned by Virginia Gas, its subsidiaries or affiliates but as to which Virginia Gas, its subsidiaries or affiliates have easements from the landowners permitting the use of such land for the construction and operation of pipeline facilities. Virginia Gas, its subsidiaries or affiliates received or intend to receive franchises, easements, licenses, permits and other authorizations to construct and operate proposed or future pipelines, gathering systems and distribution systems within the jurisdiction of various cities, counties and other government agencies and jurisdictions, as well as along and across waterways and rights-of-way for federal, state, county and city highways, streets and roads.

   Substantially all of the producing property interests are held pursuant to leases from third parties. Virginia Gas believes that it or its subsidiaries or affiliates has satisfactory title to such properties in accordance with standards generally accepted in the natural gas industry. The producing properties are subject to customary royalty interests, liens for current taxes and other burdens that should not materially interfere with the use of or affect the value of such producing properties.

Employees

   As of December 31, 1999, Virginia Gas, its subsidiaries and affiliated companies employed 55 persons on a full time basis, none of whom are covered by a collective bargaining agreement.

   Virginia Gas's principal executive offices are located at 200 East Main Street, Abingdon, Virginia 24210 (Telephone: (540) 676-2380).

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

Results of operations

   Net Income. During the three months ended June 30, 2000, Virginia Gas recorded net income of $53,000, compared to net income of $93,000 for the same period in 1999. Basic and diluted net income per common share for the quarter was $0.01 compared to $0.02 for the second quarter of 1999. For the six months ending June 30, 2000, Virginia Gas recorded net income of $263,000 compared to net income of $926,000 for the same period in 1999. The six months ending June 30, 1999, included approximately $400,000 in net income from Virginia Gas's share of the storage company's sale of its Haysi gathering system. The sale resulted in an additional $0.07 of net income per common share. Basic and diluted net income per common share for the six months ending June 30, 2000, was $0.05 compared to $0.17 for the same period in 1999.

   Revenues. Virginia Gas recorded revenues of $3.1 million for the quarter ending June 30, 2000, compared to $2.4 million for the same period in 1999, representing a 30 percent increase. Revenue growth was primarily derived from Virginia Gas's increased natural gas sales and growth in its propane distribution operation. Virginia Gas recorded $1,397,000 in gas sales during the second quarter of 2000 compared to $709,000 for the same period in 1999. This increase resulted from increased gas prices. The average selling price of gas per dth increased $1.31 from $2.16 during the second quarter of 1999 to $3.47 for the same period in 2000. Propane gas sales increased 48 percent to $298,000 in the second quarter of 2000 from $201,000 for the same period in 1999 as Virginia Gas's customer base increased to 4,800 from 3,500 and gallons sold increased to 280,000 from 250,000. The largest decline in revenues occurred in storage revenues, which decreased to $669,000 for the second quarter of 2000 from $708,000 for the second quarter of 1999. This decline was due to the expiration of a gas storage contract. For the six months ended June 30, 2000, Virginia Gas had revenues of $6.3 million compared to $5.3 million for the same period in 1999. The increase in revenues during the six months ended June 30, 2000, primarily resulted from increased natural gas sales and growth in propane distribution, offset in part by decreased storage revenues.

   Cost of Gas Sold; Propane Gas Expense. During the second quarter of 2000, the cost of gas sold increased sharply to $1,251,000 compared to $636,000 in 1999, due to rising gas prices and increased gas sales. The amount of gas sold increased 159,000 dths from 321,000 dths for the three months ending June 30, 1999, to 480,000 dths for the same period in 2000. The cost of gas sold increased from an average of $1.98 per dth for the second quarter of 1999 to $2.61 per dth for the second quarter of 2000. Virginia Gas's cost of gas sold increased from $1.1 million for the six months ended June 30, 1999, to $1.8 million for the same period in 2000 primarily due to increased gas prices and increased gas sales.

   During the second quarter of 2000, cost of propane sold increased to $157,000 from $101,000 during the second quarter of 1999 as a result of higher volumes. Propane margins increased $0.04 per gallon from $0.41 for the three months ended June 30, 1999, to $0.45 for the same period in 2000. Average sales price per gallon increased to $0.95 for the second quarter of 2000 compared to $0.82 for the same period of 1999, and the cost per unit also increased to $0.49 per gallon from $0.40 per gallon. The cost of propane increased to $655,000 for the six months ended June 30, 2000, from $353,000 for the same period in 1999 primarily as a result of increased volumes and higher average sales prices per gallon.

   General and Administrative Expense. General and administrative expense increased during the quarter ended June 30, 2000, to $558,000 compared to $429,000 for the same period in 1999. This increase is due primarily to (1) an increase in wages expense, as Virginia Gas hired additional personnel to operate its evaporator facility, and (2) an increase in professional fees relating to Virginia Gas's exploration of strategic alternatives. For the six months ending June 30, 2000, general and administrative expense totaled $1,084,000 compared to $871,000 during the same period in 1999 primarily due to increased wage expense and increased professional fees relating to Virginia Gas's exploration of strategic alternatives.

   Income From Affiliates. Income from affiliates improved during the second quarter of 2000 to $99,000 from a loss of $10,000 during the same period in 1999. Affiliates income declined from $431,000 for the six months ended June 30, 1999, to $124,000 in 2000. The storage company reported net income of $321,000 during the second quarter of 2000, compared to $107,000 during the same period in 1999. The improvement resulted from increased gas sales. The storage company had a large non-recurring gas sale in the second quarter of 2000. For the six months ended June 30, 2000, the storage company had net income of $439,000 compared to $1,069,000 for the first six months of 1999. This decrease is due to the gain that was recorded from the sale of the Haysi gathering system in the first quarter of 1999. Without the one-time gain related to the sale of the Haysi gathering system in the first quarter of 1999, the storage company would have recorded net income of $267,000 for the first six months of 1999. The distribution company recorded a net loss of $124,000 for the first quarter of 2000 compared to a net loss of $127,000 for the same period in 1999 as gas sales increased 29 percent to $330,000 from $256,000. However, the distribution company's assets continued to be underutilized as growth has yet to offset the cost of recent capital additions. The distribution company reported a net loss of $192,000 for the six months ended June 30, 2000, compared to a net loss of $208,000 for the same period in 1999. The small improvement is the result of increased gas sales.

Outlook

   Virginia Gas began construction of segment 4 of its P-25 pipeline system during the month of July 2000. Segment 4 runs 37 miles from Wytheville to Radford, Virginia. Virginia Gas anticipates having the segment in service late in the fourth quarter of 2000. The segment will serve 10,000 dths per day at three different delivery points pursuant to a contract with Atmos Energy's United Cities Gas Company. Virginia Gas has also begun the right-of-way acquisition process for segment 5 of its P-25 pipeline. Segment 5 will run 45 miles from Radford to Roanoke, Virginia.

   In June 2000, Virginia Gas entered into a contract to purchase rights associated with the expansion of its salt cavern storage facility in Saltville, Virginia. Virginia Gas has begun engineering studies and has developed a project management plan for the expansion of the facility. Virginia Gas expects to begin the expansion project in the fourth quarter of 2000.

Financial Condition

   Virginia Gas has classified $24 million of long-term debt as current due to non-compliance with its debt covenants, which has resulted in Virginia Gas's independent auditor expressing uncertainty regarding Virginia Gas's ability to continue as a going concern in its report that accompanies Virginia Gas's Annual Report on Form 10-KSB for the year ended December 31, 1999. Although Virginia Gas has made all required principal and interest payments when due, Virginia Gas's covenants require it to maintain certain financial ratios. One covenant requires Virginia Gas to maintain historical EBITDA of one and three-quarters times current debt service. Virginia Gas currently is unable to comply with this covenant and is, therefore, in default under its debt agreements with John Hancock and Wachovia Bank. Borrowings under the interim financing facility with NUI will result in additional defaults under these agreements. Absent an alternative source of financing or a conversion of a substantial portion of its assets to cash, Virginia Gas has no present means of curing these covenant defaults. Virginia Gas's lenders have the right to demand the amounts due (approximately $33 million, including prepayment penalties) at any time.

   If Virginia Gas's lenders exercise their rights and seek remedies available to them under the loan documents, or if NUI declares all amounts outstanding under the NUI credit facility immediately due and payable, which it would have the right to do if there are additional defaults under the bank loan agreements, the forced liquidation or bankruptcy of Virginia Gas may be necessary. In those circumstances, Virginia Gas stockholders may lose their entire investment in Virginia Gas. See "INTERIM FINANCING" on page 27.

Forward Looking Statements

   Certain of the statements contained in this Management's Discussion and Analysis of Financial Condition and Results of Operations are forward-looking. While Virginia Gas believes that these statements are accurate, Virginia Gas's business is dependent upon general economic conditions and various conditions specific to its industry, and future trends and these factors could cause actual results to differ materially from the forward looking statements that have been made. In particular:

  . Virginia Gas's growth plans are contingent on its ability to affordably finance future capital expenditures through the debt and equity markets. If Virginia Gas is unable to finance capital expenditures, revenue growth and earnings will be negatively impacted.

  . Virginia Gas's revenue growth depends on future demand for pipeline and storage services. Many factors impact that demand. A continued trend of warmer than normal winters in Virginia Gas's service area could substantially curb the demand for natural gas storage and/or pipeline service. "Unbundling" or deregulation in the natural gas industry could introduce additional competitors and make the viability of long-term contracts suspect.

  . Virginia Gas derives 52 percent of its revenues from four customers.
    Accordingly, the future of Virginia Gas is inexorably linked to these significant customers. If any of these customers experience liquidity problems or undergo consolidations, it could negatively impact Virginia Gas.

                                BUSINESS OF NUI

   NUI was incorporated in New Jersey in 1969 and is a multi-state energy sales, services and distribution company. NUI's operations are organized and managed under three primary segments: distribution services, energy sales and services and customer services.

   The distribution services segment distributes natural gas in six states through NUI's regulated utility divisions, which are regulated as to price, safety and return by the regulatory commissions of the states in which NUI operates. The distribution services segment serves approximately 372,000 customers, of which 67 percent are in New Jersey and 33 percent are in other states.

   The energy sales and services segment reflects the operations of the NUI Energy, NUI Energy Brokers and NUI Energy Solutions subsidiaries, as well as off-system sales by the utility divisions. This segment offers wholesale and retail energy sales, energy portfolio management, risk management, utility asset management, project development and energy consulting services.

   The customer services segment is comprised of the Utility Business Service subsidiary and the appliance business operations. This segment provides appliance repair, maintenance, installation and leasing; customer information system services, including bill printing, mailing, collection and payment processing; network analysis; facilities database management and operations mapping and field computing for other utilities.

   NUI's principal executive offices are located at 550 Route 202-206, Bedminster, New Jersey 07921 (Telephone: (908) 781-0500).

                   PENDING NUI HOLDING COMPANY REORGANIZATION

   On March 27, 2000, holders of NUI common stock approved a proposal to put in place a holding company structure, which is commonly used throughout the utility industry, through a share exchange. In the share exchange, NUI common stock will be converted into new shares of NUI Holding common stock on a share-for-share basis and NUI will become a wholly-owned subsidiary of NUI Holding. NUI believes that this holding company structure will help to take full advantage of federal and state regulatory changes intended to promote competition among natural gas and electricity suppliers. The holding company structure should help NUI focus on and develop diversification activities in areas related to NUI's core business of energy sales and marketing and energy distribution. NUI believes that the holding company structure will give NUI more flexibility to pursue unregulated business and financing opportunities and also help NUI protect its regulated business from the risks and costs associated with unregulated activities.

   These charts show NUI's existing structure and the proposed structure for NUI Holding:

                               Current Structure

                        Current NUI common shareholders


                                      NUI
                      (including all regulated utilities)


                               NUI Capital Corp.


                            Unregulated Subsidiaries

                           Holding Company Structure

                        Current NUI common shareholders


                              NUI Holding Company
          (to be renamed NUI Corporation following the restructuring)


                     ------------------------------------------

  NUI Utilities, Inc. (current NUI)                 NUI Capital Corp.

 (including all regulated utilities)
                                                Unregulated Subsidiaries

   As part of the restructuring, NUI will change its name to NUI Utilities, Inc. and intends to transfer its ownership interests in NUI Capital Corp. so that all of its unregulated subsidiaries will become direct or indirect subsidiaries of NUI Holding.

                DESCRIPTION OF NUI AND NUI HOLDING CAPITAL STOCK

   The following description of the NUI and NUI Holding capital stock does not purport to be complete and is subject, in all respects, to applicable New Jersey law and to the provisions of NUI's and NUI Holding's certificates of incorporation. The terms of NUI Holding capital stock are substantially the same as those of NUI.

General

   NUI's and NUI Holding's authorized capital stock consists of 30,000,000 shares of common stock, without par value, and 5,000,000 shares of preferred stock, without par value. NUI's board has designated a series of 100,000 shares of Series A Junior Participating preferred stock, without par value, in connection with the adoption of its Rights Agreement. Although NUI Holding has not adopted a shareholder rights plan, it plans to do so and to designate a series of preferred stock shortly after the holding company reorganization is completed.

Common Stock

   On September 29, 2000, there were 12,969,889 shares of NUI common stock outstanding. On September 29, 2000, no shares of NUI Holding common stock were outstanding. All outstanding shares of NUI common stock are, and the shares offered hereby, when issued, will be, fully paid and nonassessable. All holders of NUI and NUI Holding common stock have voting rights and are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Holders of NUI and NUI Holding common stock do not have the right to cumulate votes in the election of directors and do not have a right of redemption or any preferential right of subscription for any securities of NUI or NUI Holding.

   Subject to preferences that may be applicable to any shares of NUI or NUI Holding preferred stock outstanding at the time, holders of NUI and NUI Holding common stock are entitled to dividends when and as declared by NUI's or NUI Holding's board from funds legally available therefor and are entitled, in the event of liquidation, to share ratably in all assets remaining after payment of liabilities.

Preferred Stock

   On September 29, 2000, there were no shares of Series A preferred stock outstanding. The Series A preferred stock is issuable under the terms of NUI's Rights Agreement.

   NUI's and NUI Holding's respective boards have the authority, without further shareholder action, to issue from time to time all or any part of the authorized NUI and NUI Holding preferred stock. Additional NUI and NUI Holding preferred stock is issuable in one or more series, and NUI's and NUI Holding's respective boards are authorized to determine the designation and number of shares in each series and to fix the dividend, redemption, liquidation, retirement, conversion and voting rights, if any, of such series, and any other rights and preferences thereof. Any shares of NUI or NUI Holding preferred stock that may be issued may have disproportionately high voting rights or class voting rights, may be convertible into shares of NUI or NUI Holding common stock, as appropriate, and may rank prior in right to shares of NUI or NUI Holding common stock as to payment of dividends and upon liquidation. Although the issuance of additional NUI or NUI Holding preferred stock may have an adverse effect on the rights (including voting rights) of holders of NUI or NUI Holding common stock, the consent of the holders of NUI and NUI Holding common stock would not be required for any such issuance. In addition, the issuance of additional NUI or NUI Holding preferred stock may have the effect of delaying, deferring or preventing a change in control of NUI or NUI Holding, as applicable. NUI has no current plans to issue any new series of NUI preferred stock. Other than in connection with NUI Holding's proposed shareholder rights plan, NUI Holding has no current plans to issue any new series of NUI Holding preferred stock.

              COMPARATIVE RIGHTS OF HOLDERS OF VIRGINIA GAS COMMON
                   STOCK AND NUI AND NUI HOLDING COMMON STOCK

   The following is a comparison of certain of the rights of holders of Virginia Gas common stock and those of holders of NUI and NUI Holding common stock. Because NUI and NUI Holding are organized under the laws of the State of New Jersey and Virginia Gas is organized under the laws of the State of Delaware, differences in the rights of holders of Virginia Gas common stock and those of holders of NUI and NUI Holding common stock arise from differing provisions of Delaware law and New Jersey law, in addition to differing provisions of Virginia Gas's and NUI's and NUI Holding's respective organizational documents. Except as noted below, the organizational documents of NUI and NUI Holding are substantially the same.

   The following summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of holders of Virginia Gas common stock and those of holders of NUI and NUI Holding common stock. The identification of specific provisions or differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to New Jersey law and Delaware law and by the governing corporate instruments of Virginia Gas, NUI and NUI Holding, to which stockholders are referred.

Authorized Capital Stock

   NUI. NUI's and NUI Holding's authorized capital stock consists of 30,000,000 shares of common stock and 5,000,000 shares of preferred stock. On September 29, 2000, 12,969,889 shares of NUI common stock and no shares of NUI preferred stock were issued and outstanding and 716,800 shares of NUI common stock were reserved for issuance pursuant to NUI's stock-based benefit plans. On September 29, 2000, no shares of NUI Holding common stock and no shares of NUI Holding preferred stock were issued and outstanding and no shares of NUI Holding common stock were reserved for issuance pursuant to NUI Holding's stock-based benefit plans. The NUI and NUI Holding board may determine the preferences, limitations and relative rights, to the extent permitted by New Jersey law, of any class or series of shares of preferred stock before issuance of such shares. The issuance of such shares does not require the approval of the holders of NUI or NUI Holding common stock, as applicable.

   Virginia Gas. Virginia Gas's authorized capital stock consists of 100,000,000 shares of common stock, $.001 par value, and 1,000,000 shares of preferred stock, without par value. On September 29, 2000, 5,504,906 shares of Virginia Gas common stock and no shares of preferred stock were outstanding, 255,000 shares of Virginia Gas common stock were reserved for issuance pursuant to Virginia Gas's stock-based benefit plans and 943,149 shares of Virginia Gas common stock were reserved for issuance upon the exercise of outstanding warrants. The Virginia Gas board may determine the preferences, limitations and relative rights, to the extent permitted by Delaware law, of any class or series of shares of Virginia Gas preferred stock before issuance of such shares. The issuance of such shares does not require the approval of the holders of Virginia Gas common stock.

Stockholder Rights Plans

   NUI. In November 1995, NUI's board adopted a shareholder rights plan under which holders of NUI common stock were issued as a dividend one "right" to buy one one-hundredth of a share of Series A Junior Participating Preferred Stock at a purchase price of $50 for each share of NUI common stock held. The rights initially attached to the shares of NUI common stock and can be exercised or transferred only if a person or group, with certain exceptions, acquires, or commences a tender offer to acquire, beneficial ownership of 15 percent or more of NUI common stock. The non-acquiring shareholders may use each right, except any rights held by the acquirer, to purchase, at the right's exercise price, shares of NUI common stock with a market value equivalent to twice the right's exercise price. When shareholders exercise their rights in this way, they will substantially reduce the acquirer's ownership percentage.

   NUI may redeem the rights at $0.001 per right at any time before any of the above events take place. All rights expire on November 27, 2005. Immediately after the NUI holding company reorganization is effective, NUI Holding anticipates entering into a shareholder rights agreement similar to the one described above.

   Virginia Gas. The Virginia Gas board has not adopted a stockholder rights plan.

Directors

   NUI. New Jersey law allows for a board of one or more members. The certificates of incorporation of NUI and NUI Holding both provide for between eight and twenty-five directors, subject to possible variance if the NUI or NUI Holding board grants some specified rights to preferred shareholders. The NUI and NUI Holding boards currently consist of eight directors.

   Under NUI's and NUI Holding's bylaws, the NUI and NUI Holding boards are divided into three classes, as nearly equal in number as possible. At each annual election of directors, the successors to those directors whose term is expiring are elected to hold office until the annual meeting of shareholders held in the third year following their election. No decrease in the number of directors shall shorten the term of any incumbent director.

   Directors are elected by a majority vote of shareholders entitled to vote at a meeting at which a quorum is present. Holders of NUI and NUI Holding common stock do not have cumulative voting rights in the election of directors.

   Virginia Gas. Delaware law provides that the board of directors of a Delaware corporation shall consist of the number of individuals specified in or fixed in accordance with the bylaws or the certificate of incorporation of the corporation. The Virginia Gas board currently consists of five directors.

   Under Virginia Gas's bylaws, the Virginia Gas board is divided into three classes with the number of directors divided equally so far as possible among the three classes. At each annual election of directors, the successors to the directors of each class whose term expires in that year are elected to hold office for a term of three years from their date of election. No decrease in the number of directors shall have the effect of shortening the term of office of any incumbent director.

   Directors are elected by a majority of the votes cast by holders of Virginia Gas common stock entitled to vote at a meeting at which a quorum is present. Holders of Virginia Gas common stock do not have cumulative voting rights in the election of directors.

Removal of Directors

   NUI. The certificates of incorporation of NUI and NUI Holding allow for removal of directors by the shareholders only for cause. The affirmative vote of the holders of 75 percent of the then outstanding voting stock, voting as a single class, is required to remove directors.

   Virginia Gas. A member of the Virginia Gas board may be removed with or without cause by the holders of a majority of shares of Virginia Gas stock then entitled to vote in the election of directors.

Vacancies on the Board of Directors

   NUI. Vacancies on the NUI or NUI Holding boards, and any newly created directorships resulting from any increase in the size of the NUI or NUI Holding boards, may only be filled by the majority of directors then holding office, or, if New Jersey law expressly allows, by a 75 percent vote of the shareholders at a special meeting.

   Virginia Gas. Vacancies on the Virginia Gas board and newly created directorships resulting from an increase in the number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, and each director so elected shall serve until the sooner of (1) the unexpired term of the directorship to which he is elected, (2) until his successor is elected and qualified or (3) until his earlier resignation or removal.

Notice of Stockholder Nominations of Directors and Stockholder Proposals

   NUI. The NUI and NUI Holding bylaws provide that a shareholder may propose business for consideration, or nominate candidates for director for election, upon written notice from the shareholder received not less than 90 nor more than 120 days before the meeting, provided, however, if less than 100 days' notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, a shareholder's notice must be received not later than the tenth day following the day the notice was mailed or publicly disclosed, whichever occurs earlier.

   Virginia Gas. The Virginia Gas bylaws provide that a stockholder may propose business for consideration, or nominate candidates for director for election, upon written notice from the stockholder received not less than 90 days before the date of the meeting, provided, however, if less than 100 days' notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, a stockholder's notice must be received not later than the tenth day following the day the notice was mailed or publicly disclosed, whichever occurs earlier.

Director Standard of Conduct

   NUI. Under New Jersey law, directors and members of any committee designated by the board of directors shall discharge their duties in good faith and with that degree of diligence, care and skill which ordinarily prudent people would exercise under similar circumstances in like positions.

   Virginia Gas. Delaware common law requires that a director of a Delaware corporation discharge his or her duties as a director in accordance with the fiduciary duties of care and loyalty. The duty of care requires that directors, in performing their corporate duties, exercise the care that an ordinarily prudent person would exercise under similar circumstances. The duty of loyalty prohibits self-dealing by directors.

Limitations on Director Liability

   NUI. The NUI and NUI Holding certificates of incorporation provide that a director shall not be personally liable to the corporation, or to its shareholders, for monetary damages for breaches of their fiduciary duty of care, provided, however, that a director or officer cannot be relieved from liability for any breach of duty based upon an act or omission (1) in breach of such person's duty of loyalty to the entity or its shareholders, (2) not in good faith or involving a knowing violation of law or (3) resulting in the receipt by such person of an improper personal benefit.

   Virginia Gas. The Virginia Gas certificate of incorporation provides that a director shall not be personally liable to Virginia Gas or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to Virginia Gas or its stockholders, (2) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (3) for any transaction from which the director derived an improper personal benefit or
(4) under Section 174 of the Delaware General Corporation Law.

Indemnification

   NUI. As authorized under New Jersey law, NUI's and NUI Holding's certificates of incorporation provide that a director or officer shall not be personally liable to the corporation or its shareholders for monetary damages for a breach of fiduciary duty owed to the corporation, except to the extent that such exemption from, or a limitation of, liability is not permitted under the New Jersey Business Corporation Act.

   Under their respective certificates of incorporation, NUI and NUI Holding are required, to the fullest extent permitted by the New Jersey Business Corporation Act or any other law, to indemnify and hold harmless their respective directors, officers, employees and agents. The New Jersey Business Corporation Act provides that a corporation may indemnify its directors, officers, employees or agents against judgments, fines, penalties, amounts paid in settlement and expenses, including attorney's fees, resulting from various types of legal actions or proceedings if the party being indemnified acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding, such party being indemnified had no reasonable cause to believe his conduct was unlawful. In proceedings by or in the right of the corporation, a party seeking to be indemnified, when the above standards of conduct are found as set forth in the previous sentence, may be indemnified for expenses. However, if a court judges a party seeking to be indemnified liable to the corporation, no indemnification shall be provided except as the court deems proper. A party seeking to be indemnified must be indemnified against expenses by the corporation to the extent such party has been successful on the merits or otherwise in a proceeding arising out of such party's duties.

   Virginia Gas. The Virginia Gas bylaws provide that Virginia Gas shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was, at any time prior to or during which such provision is in effect, a director, officer, employee or agent of Virginia Gas, or is or was, at any time prior to or during which such provision is in effect, serving at the request of Virginia Gas as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against reasonable expenses (including attorneys' fees), judgments, fines, penalties, amounts paid in settlement and other liabilities actually and reasonably incurred by such person in connection with such action, suit or proceeding to the fullest extent permitted by the Delaware General Corporation Law, upon such determination having been made as to such person's good faith and conduct.

Mergers, Share Exchanges and Sales of Assets

   NUI. New Jersey law generally requires that any merger, share exchange or sale of assets of a corporation other than in the regular course of business be approved by the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote. The NUI and NUI Holding certificates of incorporation and bylaws do not contain any provisions that alter this voting requirement.

   Virginia Gas. Delaware law generally requires that any merger or sale of all or substantially all of the assets of a corporation not in the ordinary course of business be approved by the affirmative vote of the majority of the issued and outstanding shares entitled to vote. The Virginia Gas certificate of incorporation and bylaws do not contain any provisions that alter this voting requirement.

Anti-Takeover Statutes

   NUI. The New Jersey Business Corporation Act provides that in determining whether a proposal or offer to acquire a corporation is in the best interest of the corporation, a board of directors may, in addition to considering the effects of any action on shareholders, consider (1) the effects of the proposed action on the corporation's employees, suppliers, creditors and customers, (2) the effects on the community in which the corporation operates and (3) the longer-term as well as short-term interests of the corporation and its shareholders, including the possibility that those interests may be served best by the continued independence of the corporation.

   The statute also provides that if, based on those factors, a board determines that the offer is not in the best interest of the corporation, it may reject the offer.

   The New Jersey Stockholders Protection Act prohibits some specified business combinations between an "interested shareholder" and a "resident domestic corporation." An "interested shareholder" is one that is directly or indirectly a beneficial owner of 10 percent or more of the voting power of the outstanding voting stock of a resident domestic corporation. The prohibitions are as follows: (1) specified business combinations are prohibited for five years after the date the interested shareholder acquired its stock, unless the business combination was approved by the resident domestic corporation's board of directors before the interested shareholder's stock acquisition date and (2) after the five-year period, the prohibition on certain business combinations continues unless (a) the combination is approved by the affirmative vote of two-thirds of the voting stock not beneficially owned by the interested shareholder, (b) the combination is approved by the board before the interested shareholder's stock acquisition date or (3) the corporation's common shareholders receive payment for their shares that meets standards prescribed in the statute.

   Virginia Gas. Section 203 of the Delaware General Corporation Law provides that a corporation shall not engage in any "business combination" with any "interested stockholder" for a period of three years following the time that such stockholder became an interested stockholder, unless (1) prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85 percent of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer or (c) at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder. A "business combination" under the Delaware General Corporation Law is generally defined as any of the following transactions involving the corporation and an interested stockholder thereof: (1) a merger or consolidation; (2) a sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10 percent or more of the corporation's assets; (3) an issuance or transfer of the corporation's stock; (4) a transaction having the effect of directly or indirectly increasing the proportionate share of the corporation's stock held by such interested stockholder; or (5) any receipt by such interested stockholder of the benefit of any loans, guarantees, pledges or other financial benefits. An "interested stockholder" under the Delaware General Corporation Law is generally defined as any person owning 15 percent or more of the corporation's outstanding voting stock.

Amendments to Certificate of Incorporation and Bylaws

   NUI. Under New Jersey law, unless a greater vote is specified in the certificate of incorporation, the affirmative vote of a majority of the votes cast by shareholders of the corporation entitled to vote is required for (1) any amendment to a New Jersey corporation's certificate of incorporation, (2) a voluntary dissolution of the corporation, (3) a sale or other disposition of all or substantially all of a corporation's assets other than in the ordinary course of business or (4) a merger or consolidation of the corporation with another corporation.

   The certificates of incorporation of NUI and NUI Holding contain provisions specifying that the affirmative vote of holders of at least 75 percent of all the then outstanding shares of voting stock, voting as a single class, is required to alter certain provisions of the certificate of incorporation or of the bylaws having the same effect.

   Virginia Gas. Delaware law and Virginia Gas's certificate of incorporation and bylaws provide that its certificate of incorporation may be amended by the Virginia Gas board and by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote. Virginia Gas's bylaws may be made, repealed, altered, amended or rescinded by a vote of not less than a majority of the total voting power of all shares of the stock of Virginia Gas entitled to vote in the election of directors, considered for this purpose as one class.

Dissenters' Rights

   NUI. Under New Jersey law, any shareholder of a New Jersey corporation has the right to dissent from, and an appraisal of the "fair value" of his or her shares in the event of the consummation of a merger, consolidation or sale, lease, exchange or other disposition of all or substantially all of the corporation's assets not in the usual or regular course of business, provided that, unless the certificate of incorporation otherwise provides, a shareholder shall not have the right to dissent from any merger, consolidation or disposition of assets with respect to shares of a class or series which is listed on a national securities exchange or is held of record by not less than 1,000 record shareholders or for which, pursuant to the merger, consolidation or disposition of assets, he will receive (1) cash, (2) shares, obligations or other securities which, upon consummation of the merger, consolidation or disposition of assets, will either be listed on a national securities exchange or held of record by not less than 1,000 holders or (3) cash and such securities.

   A corporation may provide in its certificate of incorporation that holders of all classes of its shares, or of a particular class or series thereof, shall have the right to dissent from specified corporate actions in addition to those enumerated above.

   Virginia Gas. Under Delaware law, a stockholder of a Delaware corporation is entitled to an appraisal by the Court of Chancery of the "fair value" of his or her shares in the event of the consummation of a merger or consolidation to which the corporation is a party, provided that either (1) approval by the stockholders of the corporation is required for the merger pursuant to Delaware law or the corporation's certificate of incorporation and the stockholder is entitled to vote or (2) the corporation is a subsidiary being merged with its parent or another subsidiary of the parent pursuant to a particular Delaware law provision for such transactions and all of the stock of the corporation is not owned by the parent corporation.

   With respect to shares of any class or series that are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held by at least 2,000 record stockholders, appraisal rights are not available to the holders of such shares by reason of a merger or consolidation unless the holders thereof are required by the terms of an agreement of merger or consolidation to accept for such stock anything except
(1) cash in lieu of fractional shares, (2) shares of the surviving corporation or shares of any other corporation that are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or held by more than 2,000 record stockholders or (3) a combination of cash in lieu of fractional shares and such shares.

   A Delaware corporation may provide in its certificate of incorporation that appraisal rights shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation to which the corporation is a party or the sale of all or substantially all of the assets of the corporation.

   A stockholder who has the right to appraisal in connection with a transaction and to receive payment of the "fair value" of his or her shares must follow specific procedural requirements as set forth in Delaware law in order to maintain such right and obtain such payment.

                     FEDERAL SECURITIES LAWS CONSEQUENCES;
                     STOCK TRANSFER RESTRICTION AGREEMENTS

   This document does not cover any resales of the NUI or NUI Holding common stock to be received by Virginia Gas's stockholders upon consummation of the merger, and no person is authorized to make any use of this document in connection with any such resale.

   All NUI or NUI Holding common stock that Virginia Gas stockholders receive in the merger will be freely transferable, with the exception of the NUI or NUI Holding common stock received by persons who are deemed to be "affiliates" of Virginia Gas under the Securities Act of 1933 at the time of the annual meeting.

These "affiliates" who receive NUI common stock in the merger may only resell that stock in transactions permitted by Rule 145 under the Securities Act of 1933 or as otherwise permitted under that Act. Persons who may be deemed to be affiliates of Virginia Gas for such purposes generally include individuals or entities that control, are controlled by, or are under common control with, Virginia Gas and may include some officers, directors and principal stockholders of Virginia Gas. The merger agreement requires Virginia Gas to seek to deliver or cause to be delivered to NUI on or prior to the effective time of the merger from each of those affiliates an executed letter agreement to the effect that those persons will not offer or sell or otherwise dispose of any NUI or NUI Holding common stock issued to them in the merger in violation of the Securities Act of 1933.

                                 LEGAL MATTERS

   The validity of the common stock to be issued in connection with the merger will be passed upon by James R. Van Horn, Esq. as counsel for NUI and NUI Holding. It is a condition to the consummation of the merger that NUI and Virginia Gas receive an opinion from Hunton & Williams, legal counsel to NUI, to the effect that the merger will be a reorganization for federal income tax purposes. We describe the conditions for consummation of the merger under the heading "PROPOSAL NO. 1: THE MERGER--Conditions to the Merger."

                                    EXPERTS

   The consolidated financial statements of NUI as of and for the three fiscal years in the period ended September 30, 1999, incorporated herein by reference from the NUI Annual Report (Form 10-K) for the year ended September 30, 1999, have been audited by Arthur Andersen LLP, independent auditors, as indicated in their report with respect thereto. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing in giving said report.

   The consolidated financial statements of Virginia Gas as of and for the two fiscal years in the period ended December 31, 1999, incorporated herein by reference from the Virginia Gas Annual Report (Form 10-KSB) for the year ended December 31, 1999, have been audited by Arthur Andersen LLP, independent auditors, as indicated in their report with respect thereto. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing in giving said report. Reference is made to said report, which includes an explanatory paragraph with respect to the uncertainty regarding Virginia Gas's ability to continue as a going concern as discussed in Notes 2 and 8 of the consolidated financial statements.

   Representatives of Arthur Andersen LLP are expected to be present at the annual meeting. These representatives will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

                     PROPOSAL NO. 2: ELECTION OF DIRECTORS

   The Virginia Gas board is divided into three classes of directors, with each serving staggered three year terms. The Virginia Gas board currently consists of five directors. The directors nominated for election at the 2000 annual meeting are Everette G. Allen, Jr. and G. Lee Crenshaw, II. The nominees, if elected, will serve until the effective time of the merger, or, if the merger agreement is not approved and adopted or the merger is not completed, until the annual meeting of stockholders held in 2003 and until their respective successors are elected and qualified. To be elected as directors, the nominees must each receive the favorable vote of a majority of the shares represented and entitled to vote at the meeting. Although the nominees currently intend to serve on the Virginia Gas board, if the nominees should decline or be unable to serve, the Virginia Gas board may designate a substitute nominee. Virginia Gas has no reason to believe that the nominees will decline or be unable to serve.

   Set forth below for each nominee is information regarding their age, the periods during which they have served as directors, their business experience during at least the past five years and other directorships currently held by the nominees.

   Everette G. Allen, Jr., age 59, has served as a director of Virginia Gas since January 1998. He has served as Chairman of Hirschler, Fleischer, Weinberg, Cox & Allen, a law firm located in Richmond, Virginia, since 1986, and has been employed by that firm since 1970. Mr. Allen is a director of Hersha Hospitality Trust, a publicly traded real estate investment trust registered on the American Stock Exchange. Mr. Allen has served as a member of the Board of Trustees for Randolph-Macon College and is a Fellow with the American College of Trial Lawyers. He is a Phi Beta Kappa graduate of Randolph-Macon College and a graduate of the University of Virginia School of Law.

   G. Lee Crenshaw, II, age 41, has served as a director of Virginia Gas since January 1998. He has served as a director and Senior Vice President of Anderson & Strudwick, Inc. since 1994. From 1991 to 1994 he was employed at Scott & Stringfellow, Inc. as Vice President. Mr. Crenshaw was employed as a stockbroker at Wheat, First Securities, Inc. from 1982 to 1991. He is a graduate of Virginia Commonwealth University.

                   The Virginia Gas board recommends that you

                 vote "FOR" the election of the nominees.

Continuing Directors

   Set forth below is information regarding Virginia Gas's continuing directors, their ages, the period during which they have served as a director, their business experience during at least the past five years and other directorships currently held by them.

   Glenn B. Rogers, age 61, served as Senior Vice President of Marketing and Gas Supply for United Cities Gas Company from 1970 until his retirement in October 1997. In this position, he was responsible for the propane operations of United Cities Gas Company. From 1979 to 1987, Mr. Rogers served United Cities Gas Company as Group Vice President of Gas Supply, Marketing and Rates and from 1976 to 1979 he served as Vice President of Gas Supply. Mr. Rogers is a past president of the Southeastern Gas Association. He also serves as a director of Vietti Food Corporation. Mr. Rogers holds a B.S. degree in mathematics from Peabody College and a Master's degree in mathematics from Southeast Oklahoma State College. Mr. Rogers' term as a director expires in 2001. Mr. Rogers was elected Chairman of the Board in April 1999.

   Karen K. Edwards, age 42, has served as Vice President and director of Virginia Gas since its formation in 1987. She served as Treasurer until September 1995 and as Secretary until March 1998. Mrs. Edwards received a Bachelor's degree in Business Administration from the University of Colorado and an MBA from the Colgate Darden Graduate School of Business at the University of Virginia. Mrs. Edwards' term as a director expires in 2001. She is the wife of Michael L. Edwards.

   Michael L. Edwards, age 47, has served as President and director of Virginia Gas since its formation in 1987 and Chairman from 1987 to April 1999. He also serves as President of Virginia Gas Exploration Company, Virginia Gas Pipeline Company, Virginia Gas Marketing Company, Virginia Gas Propane Company, Virginia Gas Storage Company and Virginia Gas Distribution Company. From 1983 to 1986, Mr. Edwards served as Executive Vice President and director of Petroleum Development Corporation. Mr. Edwards is a Phi Beta Kappa graduate of the University of California, Berkeley and he received an MBA from the Stanford University School of Business. Mr. Edwards' term as a director expires in 2002. He is the husband of Karen K. Edwards.

Additional Information About the Virginia Gas Board of Directors and Committees

   The Virginia Gas board held nine meetings during 1999. Each incumbent director attended more than 75 percent of the aggregate number of meetings of the Virginia Gas board and the committees on which such director served in 1999. The Virginia Gas board has standing audit, nominating and compensation committees.

   The audit committee, composed of Everette G. Allen, Jr., G. Lee Crenshaw, II and Karen K. Edwards, recommends the independent public accountants to be appointed by the Virginia Gas board as auditor of Virginia Gas, its subsidiaries and affiliated companies. The audit committee also reviews the results, findings and recommendations of audits performed by the independent public accountants, the significant accounting policies of Virginia Gas and the system of internal controls. It reports to the Virginia Gas board and makes such investigations as it deems appropriate. The audit committee met one time during 1999.

   The nominating committee is composed of Michael L. Edwards, G. Lee Crenshaw, II and Glenn B. Rogers. This committee reviews the qualifications of persons recommended for membership to the Virginia Gas board and nominates such persons for election by the stockholders of Virginia Gas. The nominating committee met one time during 1999. The committee also considers nominees for directors recommended by stockholders. Such recommendations, with relevant supporting data, should be submitted to William L. Clear, Chief Financial Officer, at the Virginia Gas corporate office.

   The compensation committee is composed of Michael L. Edwards and Glenn B. Rogers. This committee reviews compensation paid to employees, officers and directors of Virginia Gas and presents recommendations to the Virginia Gas board regarding compensation. The compensation committee met one time during 1999.

   Compensation of Directors. During 1999, Virginia Gas directors received $2,500 for each Virginia Gas board meeting they attended. Virginia Gas directors also received an additional $2,500 for serving on the audit committee. As of February 22, 2000, members of a special committee as well as the audit committee are compensated $1,250 for each meeting attended, up to a total of eight meetings. All other committee members receive $250 for each meeting attended. Virginia Gas directors are eligible to participate in Virginia Gas's 1998 Stock Option Plan. No stock options were granted during fiscal year 1999 to any directors.

   Executive Compensation. The following table presents information concerning the annual compensation of the Chief Executive Officer. No officer, except Mr. Edwards, received more than $100,000 in salary and bonus during 1999. This table presents compensation for services rendered by Mr. Edwards in all capacities to Virginia Gas in 1999, 1998 and 1997.

                           Summary Compensation Table

                                                      Annual
                                                   Compensation
                                                 -----------------  All Other
   Name and Principal Position              Year Salary(1)  Bonus  Compensation
   ---------------------------              ---- --------- ------- ------------
   Michael L. Edwards...................... 1999 $155,000  $   --    $27,364(2)
   President and Chief                      1998 $155,000  $31,802   $32,441
   Executive Officer                        1997 $157,917  $50,000   $32,837

--------
(1) Amounts include cash compensation earned and received by the named officer as well as amounts deferred under a 401(k) Savings Plan.

(2) Amounts shown include Virginia Gas contributions to a 401(k) Savings Plan of $10,000, life insurance premiums of $6,500, board fees of $10,000 and vehicle compensation of $864.

   Employment Agreement. On May 23, 1996, Virginia Gas entered into a ten-year employment agreement with Mr. Edwards, which provides for an annual salary of $155,000. Mr. Edwards will also receive annual bonuses computed on the basis of 10 percent of Virginia Gas's pre-tax earnings on all amounts from $1,000,000 to $1,999,999 and 15 percent of Virginia Gas's pre-tax earnings on all amounts in excess of $2,000,000. Mr. Edwards' bonus for 1996 was $50,000 and was paid in 1997. Mr. Edwards' bonus for 1997 was $31,802 and was paid in 1998. There was no bonus for 1998. Mr. Edwards' bonus for 1999 was $44,757 and was paid in 2000. In the event Mr. Edwards' employment is terminated by Virginia Gas for any reason other than for cause during the term of the employment agreement, at the election of Mr. Edwards, Virginia Gas will be obligated to purchase all or a portion of the shares held by him and/or his wife at a price equal to 150 percent of the market value of Virginia Gas's shares on the date of termination. In addition, Virginia Gas will be obligated to pay Mr. Edwards in a lump sum all salary amounts payable to Mr. Edwards through the term of the employment agreement, plus an additional $2,000,000. This agreement will be terminated if the merger occurs and Mr. Edwards will receive a severance benefit. See "PROPOSAL NO. 1: THE MERGER--Interests of Virginia Gas's Directors and Officers in the Merger" at page 23.

   Security Ownership of Certain Beneficial Owners and Management. The following table sets forth the beneficial ownership of common stock by Virginia Gas's directors and executive officers as of September 30, 2000, as well as additional information about beneficial owners of 5 percent or more of Virginia Gas's common stock based upon filings with the SEC and to Virginia Gas's knowledge.

                                                      Amount of      Percent of
      Name and Address of Beneficial Owner(1)         Ownership        Class
      ---------------------------------------        -----------     ----------
Dr. James T. Martin.................................   800,058(2)      14.53%
 Eagle Top Long Road
 Waitesville, Vermont 05673

The Kaufmann Fund, Inc. ............................   593,000(3)      10.78%
 140 East 45th Street
 43rd Floor
 New York, New York 10017

Edgemont Asset Management Corporation...............   593,000(3)      10.78%
 140 East 45th Street
 43rd Floor
 New York, New York 10017

Lawrence E. Auriana.................................   837,200(3)      15.20%
 140 East 45th Street
 43rd Floor
 New York, New York 10017

Michael L. and Karen K. Edwards.....................   752,576(2)(4)   13.67%
 200 East Main Street
 Abingdon, Virginia 24210

Michael L. Edwards.................................. 1,568,534(2)(5)   28.49%

Karen K. Edwards....................................     9,900(2)        *

G. Lee Crenshaw, II.................................    53,350(6)        *
 707 East Main Street
 20th Floor
 Richmond, Virginia 23219

Everette G. Allen, Jr. .............................   115,000(7)       2.08%
 Federal Reserve Bank Building
 701 East Byrd Street
 Richmond, Virginia 23219

Glenn B. Rogers.....................................    42,000(8)        *
 605 Westover Drive
 Nashville, Tennessee 37205

All executive officers and directors as a group..... 1,833,021(2)(9)   33.30%

--------
 * Less than 1%.

(1) Except as otherwise noted, the address of the holder is in care of Virginia Gas.

(2) Dr. Martin and Mr. and Mrs. Edwards are parties to a Shareholders Agreement and Voting Trust with Virginia Gas under which Mr. Edwards, as trustee, is the sole person authorized to vote the Virginia Gas stock held by the stockholders party to the agreement, in accordance with the terms of the agreement, in all elections of directors and on various other matters, not including the merger. The agreement expires in 2001.

(3) Information concerning Virginia Gas common stock beneficially owned by The Kaufmann Fund, Inc., Edgemont Asset Management Corporation and Lawrence E. Auriana as of June 26, 2000, was obtained from a Schedule 13D, dated June 26, 2000, filed by these beneficial owners. According to this filing, The Kaufmann Fund beneficially owns, and Edgemont and Mr. Auriana are deemed to beneficially own, 593,000 shares of the common stock. Additionally, Mr. Auriana reports that he owns another 244,200 shares of Virginia Gas's common stock. The Kaufmann Fund has sole voting and dispositive power with respect to 593,000 shares of Virginia Gas common stock. Each of Edgemont and Mr. Auriana have shared voting and dispositive power with respect to The Kaufmann Fund's 593,000 shares. Mr. Auriana has sole voting and dispositive power with respect to 244,200 shares.

(4) Includes 363,663 shares that may be issued to Mr. and Mrs. Edwards upon exercise of a presently exercisable warrant, the exercise price under which is $9.90 per share. This warrant will be canceled if the merger occurs under the terms of the Change of Control Agreement discussed under "PROPOSAL NO. 1: THE MERGER--Interests of Virginia Gas's Directors and Officers in the Merger" on page 23.

(5) Includes 6,000 shares owned by Mr. Edwards directly and 1,562,534 shares which are beneficially owned by persons whose Virginia Gas stock he has the right to vote under the agreement referred to in footnote (2).

(6) Includes 40,000 shares that may be issued to Mr. Crenshaw upon exercise of stock options within 60 days of September 29, 2000, the exercise price under which is $4.125. Mr. Crenshaw also holds options to acquire an additional 20,000 shares that will become exercisable on October 1, 2001. All 60,000 of such options will be converted into the right to receive $1.00 in cash per option if the merger occurs under an amendment agreed to by Mr. Crenshaw and discussed under "PROPOSAL NO. 1: THE MERGER--Interests of Virginia Gas's Directors and Officers in the Merger" on page 23.

(7) Includes 40,000 shares that may be issued to Mr. Allen upon exercise of stock options within 60 days of September 29, 2000, the exercise price under which is $4.125. Mr. Allen also holds options to acquire an additional 20,000 shares that will become exercisable on October 1, 2001. All 60,000 of such options will be converted into the right to receive $1.00 in cash per option if the merger occurs under an amendment agreed to by Mr. Allen and discussed under "PROPOSAL NO. 1: THE MERGER--Interests of Virginia Gas's Directors and Officers in the Merger" on page 23.

(8) Includes 40,000 shares that may be issued to Mr. Rogers upon exercise of stock options within 60 days of September 29, 2000, the exercise price under which is $4.125. Mr. Rogers also holds options to acquire an additional 20,000 shares that will become exercisable on October 1, 2001. All 60,000 of such options will be converted into the right to receive $1.00 in cash per option if the merger occurs under an amendment agreed to by Mr. Rogers and discussed under "PROPOSAL NO. 1: THE MERGER--Interests of Virginia Gas's Directors and Officers in the Merger" on page 23.

(9) Includes the 483,663 shares referred to in footnotes (4), (6), (7) and (8) that are subject to options or warrants that are or will become exercisable within 60 days of September 29, 2000, as well as an additional 43,333 shares that may be issued to other executive officers upon the exercise of stock options that are or will become exercisable within 60 days of September 29, 2000.

   Certain Relationships and Related Transactions. Robert C. Bright, who served as Secretary of Virginia Gas from April 1998 through June 1999, is a stockholder in the Law Offices of Robert C. Bright, a Professional Corporation, which provides certain legal services to Virginia Gas. During 1998 and 1999, Mr. Bright's law firm received legal fees from Virginia Gas of approximately $300,000 and $115,000, respectively.

                             STOCKHOLDER PROPOSALS

   Stockholder proposals submitted for inclusion in the proxy statement for Virginia Gas's 2001 annual meeting must comply with the requirements of the SEC. A stockholder proposal generally will be voted on only if the stockholder or the stockholder's representative attends the annual meeting and presents the proposal. In the event that the merger agreement is not approved and adopted or the merger is not otherwise consummated, stockholder proposals intended to be presented at Virginia Gas's 2001 annual meeting must be received by Virginia Gas's Secretary, 200 East Main Street, Abingdon, Virginia 24210, no later than June 7, 2001, in order to be considered for inclusion in Virginia Gas's proxy statement related to that meeting.

                                 OTHER MATTERS

   Virginia Gas's board does not know of any matters to be presented at the annual meeting other than those set forth above. However, if any other matters properly come before the annual meeting, proxies received pursuant to this solicitation will be voted in accordance with the recommendation of the Virginia Gas board, and discretionary authority to do so is included in the proxy.

                      WHERE YOU CAN FIND MORE INFORMATION

   NUI and NUI Holding have filed with the SEC a registration statement under the Securities Act of 1933 that registers the NUI or NUI Holding common stock to be issued to Virginia Gas stockholders in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about NUI and NUI Holding common stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this proxy statement/prospectus.

   In addition, NUI and Virginia Gas file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

   Public Reference Room    New York Regional Office   Chicago Regional Office
   450 Fifth Street, N.W.     7 World Trade Center         Citicorp Center
         Room 1024                 Suite 1300          500 West Madison Street
   Washington, D.C. 20549      New York, NY 10048            Suite 1400
                                                       Chicago, IL 60661-2511

   You also may obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain filed documents from commercial document retrieval services (some of which also provide on-line delivery).

   The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like NUI and Virginia Gas, who file electronically with the SEC. The address of that site is http://www.sec.gov.

   You may inspect reports, proxy statements and other information about NUI at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. You may inspect reports, proxy statements and other information about Virginia Gas at the offices of The Nasdaq SmallCap Market, 9801 Washingtonian Boulevard, Gaithersburg, Maryland 20878.

   The SEC allows NUI and Virginia Gas to "incorporate by reference" information into this proxy statement/prospectus. This means that NUI and Virginia Gas can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this document.

   This proxy statement/prospectus incorporates by reference the documents listed below that NUI has previously filed with the SEC. They contain important information about NUI and its financial condition.

 NUI SEC Filings                    Period
 ---------------                    ------
 Annual Report on Form 10-K.......  For the fiscal year ended September 30,
                                    1999, as filed on December 21, 1999 (as
                                    amended on January 31, 2000)

 Quarterly Reports on Form 10-Q...  For the fiscal quarters ended December 31,
                                    1999, March 31, 2000, and June 30, 2000, as
                                    filed on February 14, 2000, May 15, 2000, and August 14, 2000, respectively

   This proxy statement/prospectus incorporates by reference the documents listed below that Virginia Gas has previously filed with the SEC. They contain important information about Virginia Gas and its financial condition.

 Virginia Gas SEC Filings           Period
 ------------------------           ------
 Annual Report on Form 10-KSB.....  For the fiscal year ended December 31,
                                    1999, as filed on April 13, 2000 (as
                                    amended on May 1, 2000)

 Quarterly Reports on Form 10-      For the fiscal quarters ended March 31,
  QSB.............................  2000, and June 30, 2000, as filed on May
                                    15, 2000, and August 14, 2000, respectively

 Current Reports on Form 8-K......  Dated June 13, 2000, and September 13,
                                    2000, as filed on June 16, 2000, and
                                    September 21, 2000, respectively

   NUI and Virginia Gas incorporate by reference additional documents that each may file with the SEC between the date of this proxy statement/prospectus and the date of the annual meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. NUI also incorporates by reference the description of NUI common stock in any of its registration statements filed by it under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

Information Regarding NUI and Virginia Gas

   NUI has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to NUI, as well as all pro forma financial information and Virginia Gas has supplied all information relating to Virginia Gas.

   Documents incorporated by reference by NUI and Virginia Gas are available from the companies without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit to this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

                  NUI Corporation                              Virginia Gas Company
                   Linda Lennox                                 Angela Cvetkovski
                Investor Relations                              Investor Relations
                 550 Route 202-206                             200 East Main Street
                   P. O. Box 760                             Abingdon, Virginia 24210
         Bedminster, New Jersey 07921-0760                        (540) 676-2380
                  (908) 781-0500                             Telecopy: (540) 619-5230
             Telecopy: (908) 781-0718

   If you would like to request documents, please do so by November 1, 2000, to receive them before the annual meeting. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

   We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that we have incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. This proxy statement/prospectus is dated October 5, 2000. The information contained in this document speaks only as of such date unless the information specifically indicates that another date applies.

                                                                         ANNEX A

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                                NUI CORPORATION,

                             VGC ACQUISITION, INC.

                                      AND

                              VIRGINIA GAS COMPANY

                           Dated as of June 13, 2000

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE I DEFINITIONS...................................................... A-1
  Section 1.1.Agreement.................................................... A-1
  Section 1.2.Average NUI Price............................................ A-1
  Section 1.3.Averaging Period............................................. A-1
  Section 1.4.Berenson..................................................... A-1
  Section 1.5.Certificate of Merger........................................ A-1
  Section 1.6.Certificates................................................. A-1
  Section 1.7.CIBC......................................................... A-1
  Section 1.8.Closing; Closing Date........................................ A-2
  Section 1.9.Code......................................................... A-2
  Section 1.10.Confidentiality Agreement................................... A-2
  Section 1.11.Contract.................................................... A-2
  Section 1.12.Conversion Ratio............................................ A-2
  Section 1.13.Determination Date.......................................... A-2
  Section 1.14.DGCL........................................................ A-2
  Section 1.15.Easement.................................................... A-2
  Section 1.16.Effective Time.............................................. A-2
  Section 1.17.Environmental Laws.......................................... A-2
  Section 1.18.ERISA....................................................... A-2
  Section 1.19.Exchange Act................................................ A-2
  Section 1.20.Exchange Agent.............................................. A-2
  Section 1.21.FERC........................................................ A-2
  Section 1.22.Funded Debt................................................. A-2
  Section 1.23.GAAP........................................................ A-2
  Section 1.24.Governmental Authority...................................... A-2
  Section 1.25.Hazardous Materials......................................... A-2
  Section 1.26.HSR Act..................................................... A-2
  Section 1.27.IRS......................................................... A-2
  Section 1.28.Joint Proxy Statement/Prospectus............................ A-3
  Section 1.29.Knowledge of NUI............................................ A-3
  Section 1.30.Knowledge of Virginia Gas................................... A-3
  Section 1.31.Law......................................................... A-3
  Section 1.32.Material Adverse Effect..................................... A-3
  Section 1.33.Merger...................................................... A-3
  Section 1.34.Merger Subsidiary........................................... A-3
  Section 1.35.Nasdaq...................................................... A-3
  Section 1.36.NUI......................................................... A-3
  Section 1.37.NUI Benefit Plans........................................... A-3
  Section 1.38.NUI Common Stock............................................ A-3
  Section 1.39.NUI Companies............................................... A-3
  Section 1.40.NUI ERISA Plan.............................................. A-3
  Section 1.41.NUI Required Consents....................................... A-3
  Section 1.42.NUI SEC Reports............................................. A-3
  Section 1.43.NYSE........................................................ A-3
  Section 1.44.Other Virginia Gas Interested Person........................ A-3
  Section 1.45.Out of Pocket Expenses...................................... A-4
  Section 1.46.Partnership; Partnerships................................... A-4
  Section 1.47.Permits..................................................... A-4
  Section 1.48.Petroleum and Natural Gas Products.......................... A-4

                                                                            PAGE
                                                                            ----
  Section 1.49.PUHCA.......................................................  A-4
  Section 1.50.Registration Statement......................................  A-4
  Section 1.51.SEC.........................................................  A-4
  Section 1.52.Securities Act..............................................  A-4
  Section 1.53.Special Meeting.............................................  A-4
  Section 1.54.Subsidiary; Subsidiaries....................................  A-4
  Section 1.55.Superior Proposal...........................................  A-4
  Section 1.56.Tax Returns.................................................  A-4
  Section 1.57.Taxes.......................................................  A-4
  Section 1.58.Virginia Gas................................................  A-5
  Section 1.59.Virginia Gas Affiliate......................................  A-5
  Section 1.60.Virginia Gas Common Stock...................................  A-5
  Section 1.61.Virginia Gas Companies......................................  A-5
  Section 1.62.Virginia Gas Partnerships...................................  A-5
  Section 1.63.Virginia Gas Required Consents..............................  A-5
  Section 1.64.Virginia Gas SEC Reports....................................  A-5
  Section 1.65.Virginia Gas Subsidiary.....................................  A-5
  Section 1.66.VSCC........................................................  A-5
  Section 1.67.Warrants; Warrant Agreement.................................  A-5
ARTICLE II THE MERGER......................................................  A-5
  Section 2.1.The Merger...................................................  A-5
  Section 2.2.Exchange of Certificates.....................................  A-6
  Section 2.3.Virginia Gas Stock Options and Warrants......................  A-7
  Section 2.4.Virginia Gas Actions.........................................  A-7
ARTICLE III SHAREHOLDER APPROVAL; CLOSING..................................  A-8
  Section 3.1.Shareholder Approval.........................................  A-8
  Section 3.2.Time and Place of Closing....................................  A-8
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF NUI...........................  A-8
  Section 4.1.Organization and Authority of the NUI Companies..............  A-8
  Section 4.2.Capitalization...............................................  A-8
  Section 4.3.Authority Relative to this Agreement.........................  A-9
  Section 4.4.Consents and Approvals; No Violations........................  A-9
  Section 4.5.Reports......................................................  A-9
  Section 4.6.Absence of Certain Events.................................... A-10
  Section 4.7.Joint Proxy Statement/Prospectus............................. A-10
  Section 4.8.Litigation................................................... A-10
  Section 4.9.Employee Benefit Plans....................................... A-10
  Section 4.10.Tax Matters................................................. A-11
  Section 4.11.Compliance with Law......................................... A-11
  Section 4.12.Fees and Expenses of Brokers and Others..................... A-12
  Section 4.13.Accuracy of Information..................................... A-12
  Section 4.14.Absence of Undisclosed Liabilities.......................... A-12
  Section 4.15.Merger Subsidiary........................................... A-12
ARTICLE V REPRESENTATIONS AND WARRANTIES OF VIRGINIA GAS................... A-12
  Section 5.1.Organization and Authority of the Virginia Gas Companies..... A-12
  Section 5.2.Capitalization............................................... A-12
  Section 5.3.Authority Relative to this Agreement......................... A-13
  Section 5.4.Consents and Approvals; No Violations........................ A-13
  Section 5.5.Reports...................................................... A-14

                                                                           PAGE
                                                                           ----
  Section 5.6.Absence of Certain Events................................... A-14
  Section 5.7.Joint Proxy Statement/Prospectus............................ A-15
  Section 5.8.Litigation.................................................. A-15
  Section 5.9.Title to and Sufficiency of Assets; Easements............... A-15
  Section 5.10.Contracts.................................................. A-16
  Section 5.11.Labor Matters.............................................. A-17
  Section 5.12.Employee Benefit Plans..................................... A-17
  Section 5.13.Tax Matters................................................ A-18
  Section 5.14.Compliance with Law........................................ A-19
  Section 5.15.Transactions With Affiliates............................... A-19
  Section 5.16.Environmental Conditions................................... A-20
  Section 5.17.Insurance.................................................. A-21
  Section 5.18.Intellectual Property...................................... A-21
  Section 5.19.Fees and Expenses of Brokers and Others.................... A-22
  Section 5.20.Regulation as Utility...................................... A-22
  Section 5.21.FERC Jurisdiction.......................................... A-22
  Section 5.22.Accuracy of Information.................................... A-22
  Section 5.23.Absence of Undisclosed Liabilities......................... A-22
  Section 5.24.Opinion of Financial Advisor............................... A-23
  Section 5.25.Virginia Gas Year 2000 Compliance.......................... A-23
  Section 5.26.Vote Required.............................................. A-23
  Section 5.27.Section 203 of the DGCL; State Takeover Statutes........... A-23
  Section 5.28.Virginia Gas Affiliates and Partnerships................... A-23
  Section 5.29.Certain Agreements......................................... A-23
ARTICLE VI COVENANTS...................................................... A-24
  Section 6.1.Conduct of the Businesses of NUI and Virginia Gas........... A-24
  Section 6.2.No Solicitation............................................. A-25
  Section 6.3.The Registration Statement; Listing......................... A-27
  Section 6.4.Access to Information; Confidentiality Agreement............ A-27
  Section 6.5.Best Efforts................................................ A-28
  Section 6.6.Consents.................................................... A-28
  Section 6.7.Public Announcements........................................ A-28
  Section 6.8.Affiliates.................................................. A-29
  Section 6.9.Intentionally Omitted....................................... A-29
  Section 6.10.Letter of Virginia Gas' Accountants........................ A-29
  Section 6.11.Letter of NUI's Accountants................................ A-29
  Section 6.12.Opinions of Financial Advisors............................. A-29
  Section 6.13.Indemnification; Insurance................................. A-29
  Section 6.14.PUHCA and the Natural Gas Act.............................. A-29
  Section 6.15.Interim Financing.......................................... A-30
  Section 6.16.Amendment of Agreement in Certain Circumstances............ A-30
ARTICLE VII CONDITIONS PRECEDENT TO CONSUMMATION OF THE MERGER............ A-30
  Section 7.1.Conditions Precedent to Each Party's Obligation to Effect
   the Merger............................................................. A-30
  Section 7.2.Conditions Precedent to Obligations of Virginia Gas......... A-31
  Section 7.3.Conditions Precedent to Obligations of NUI.................. A-31
ARTICLE VIII TERMINATION; AMENDMENT; WAIVER............................... A-32
  Section 8.1.Termination................................................. A-32
  Section 8.2.Effect of Termination....................................... A-33
  Section 8.3.Termination Fee............................................. A-34

                                                                            PAGE
                                                                            ----
  Section 8.4.Amendment.................................................... A-34
  Section 8.5.Extension; Waiver............................................ A-34
ARTICLE IX MISCELLANEOUS................................................... A-34
  Section 9.1.Entire Agreement; Assignment................................. A-34
  Section 9.2.Notices...................................................... A-35
  Section 9.3.Governing Law................................................ A-35
  Section 9.4.Descriptive Headings......................................... A-35
  Section 9.5.Parties in Interest.......................................... A-35
  Section 9.6.Counterparts................................................. A-36
  Section 9.7.Specific Performance......................................... A-36
  Section 9.8.Fees and Expenses............................................ A-36
  Section 9.9.Severability................................................. A-36

                                    EXHIBITS

 Exhibit 1.5  Certificate of Merger
 Exhibit 1.29 Knowledge of NUI
 Exhibit 1.30 Knowledge of Virginia Gas
 Exhibit 1.44 Other Virginia Gas Interested Persons
 Exhibit 1.59 Virginia Gas Affiliates
 Exhibit 1.62 Virginia Gas Partnerships
 Exhibit 1.65 Virginia Gas Subsidiaries
 Exhibit 3.1A Certain Shareholders of Virginia Gas
 Exhibit 3.1B Form of Virginia Gas Shareholder Letter
 Exhibit 4.4  NUI Required Consents
 Exhibit 4.6  Adverse Changes Affecting NUI
 Exhibit 4.8  NUI Litigation
 Exhibit 4.10 Tax Matters Concerning NUI
 Exhibit 5.2  Virginia Gas Options, Warrants, Subscriptions or Other Rights
 Exhibit 5.4  Virginia Gas Required Consents
 Exhibit 5.5  Virginia Gas Reports
 Exhibit 5.6  Adverse Changes Affecting Virginia Gas
 Exhibit 5.8  Virginia Gas Litigation
 Exhibit 5.9  Title to and Sufficiency of Assets; Easements
 Exhibit 5.10 Virginia Gas Contracts
 Exhibit 5.11 Virginia Gas Labor Matters
 Exhibit 5.12 Virginia Gas Benefit Plans
 Exhibit 5.13 Tax Matters Concerning Virginia Gas
 Exhibit 5.15 Transactions With Affiliates by Virginia Gas
 Exhibit 5.16 Environmental Conditions
 Exhibit 5.20 Virginia Gas Regulated Entities
 Exhibit 5.29 Certain Agreements
 Exhibit 6.4  Environmental Assessments
 Exhibit 6.8  Form of Virginia Gas Affiliate Letter
 Exhibit 6.15 Interim Financing

                     AGREEMENT AND PLAN OF REORGANIZATION

   AGREEMENT AND PLAN OF REORGANIZATION, dated as of June 13, 2000, by and among NUI CORPORATION, a New Jersey corporation ("NUI"), VGC ACQUISITION, INC., a Delaware corporation and wholly owned subsidiary of NUI ("Merger Subsidiary") and VIRGINIA GAS COMPANY, a Delaware corporation ("Virginia Gas").

                                   RECITALS

   WHEREAS, the respective Boards of Directors of NUI and Virginia Gas have determined that it is in the best interests of their respective stockholders that the businesses and operations of NUI and Virginia Gas be combined; and

   WHEREAS, the parties have determined that the most practical manner to give effect to such combination is through the merger of Merger Subsidiary with and into Virginia Gas (the "Merger"), with Virginia Gas to be the surviving corporation of such Merger; and

   WHEREAS, pursuant to the Merger, each outstanding share of Virginia Gas Common Stock (as hereinafter defined) will be converted into shares of NUI Common Stock (as hereinafter defined) in accordance with the terms hereof; and

   WHEREAS, for Federal income tax purposes, it is intended that the transactions contemplated by this Agreement shall constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

   NOW, THEREFORE, in consideration of the premises, which are incorporated into and made part of this Agreement, and of the mutual representations, warranties, covenants, agreements and conditions set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

   Section 1.1. Agreement. "Agreement" shall mean this Agreement and Plan of Reorganization, together with the Certificate of Merger and other Exhibits attached hereto, as amended from time to time in accordance with the terms hereof.

   Section 1.2. Average NUI Price. "Average NUI Price" shall have the meaning given in Section 2.1 hereof.

   Section 1.3. Averaging Period. "Averaging Period" shall have the meaning given in Section 2.1 hereof.

   Section 1.4. Berenson. "Berenson" shall mean Berenson Minella & Co., financial advisors to NUI.

   Section 1.5. Certificate of Merger. "Certificate of Merger" shall mean the Certificate of Merger of Merger Subsidiary with and into Virginia Gas, in substantially the form attached hereto as Exhibit 1.5.

   Section 1.6. Certificates. "Certificates" shall have the meaning given in
Section 2.2 hereof.

   Section 1.7. CIBC. "CIBC" means CIBC Oppenheimer, financial advisors to Virginia Gas.

   Section 1.8. Closing; Closing Date. "Closing" shall mean the closing conference held pursuant to Section 3.2 hereof, and "Closing Date" shall mean the date on which the Closing occurs.

   Section 1.9. Code. "Code" shall mean the Internal Revenue Code of 1986, as amended.

   Section 1.10. Confidentiality Agreement. "Confidentiality Agreement" shall mean the letter agreement, dated February 1, 2000, between Virginia Gas and NUI.

   Section 1.11. Contract. "Contract" shall mean any contract, agreement, lease, license, arrangement, understanding, relationship and commitment, whether written or oral (collectively, "Contracts").

   Section 1.12. Conversion Ratio. "Conversion Ratio" shall have the meaning given in Section 2.1 hereof.

   Section 1.13. Determination Date. "Determination Date" shall have the meaning given in Section 2.1 hereof.

   Section 1.14. DGCL. "DGCL" shall mean the Delaware General Corporation Law, as amended.

   Section 1.15. Easement. "Easement" shall mean any easement, right-of-way, permit, servitude, license, leasehold estate and similar rights relating to real property.

   Section 1.16. Effective Time. "Effective Time" shall have the meaning given in Section 3.1 hereof.

   Section 1.17. Environmental Laws. "Environmental Laws" shall have the meaning given in Section 5.16 hereof.

   Section 1.18. ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

   Section 1.19. Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

   Section 1.20. Exchange Agent. "Exchange Agent" shall mean the exchange agent for the Virginia Gas Common Stock pursuant to the Merger, as may be reasonably appointed by NUI.

   Section 1.21. FERC. "FERC" shall mean the Federal Energy Regulatory
Commission.

   Section 1.22. Funded Debt. "Funded Debt" shall have the meaning given in
Section 6.1 hereof.

   Section 1.23. GAAP. "GAAP" shall mean generally accepted accounting principles as in effect in the United States of America at the time of the preparation of the subject financial statement.

   Section 1.24. Governmental Authority. "Governmental Authority" shall mean any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any court, in each case whether of the United States, any of its possessions or territories, or of any foreign nation.

   Section 1.25. Hazardous Materials. "Hazardous Materials" shall have the meaning given in Section 5.16 hereof.

   Section 1.26. HSR Act. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

   Section 1.27. IRS. "IRS" shall mean the Internal Revenue Service.

   Section 1.28. Joint Proxy Statement/Prospectus. "Joint Proxy
Statement/Prospectus" shall mean the Proxy Statement/Prospectus of NUI and Virginia Gas included in the Registration Statement and distributed to the stockholders of Virginia Gas in connection with the Special Meeting.

   Section 1.29. Knowledge of NUI. "Knowledge of NUI" shall mean the actual knowledge, after due inquiry, of those officers of NUI identified on Exhibit
1.29 attached hereto.

   Section 1.30. Knowledge of Virginia Gas. "Knowledge of Virginia Gas" shall mean the actual knowledge, after due inquiry, of those officers of Virginia Gas identified on Exhibit 1.30 attached hereto.

   Section 1.31. Law. "Law" shall mean any federal, state, provincial, local or other law or governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder.

   Section 1.32. Material Adverse Effect. "Material Adverse Effect" shall mean, with respect to any entity or group of entities, a material adverse effect (or any development which, insofar as reasonably can be foreseen, is reasonably likely to have a material adverse effect), on the business, assets, financial or other condition, results of operations or prospects of such entity or group of entities taken as a whole.

   Section 1.33. Merger. "Merger" shall have the meaning given in Section 2.1 hereof.

   Section 1.34. Merger Subsidiary. "Merger Subsidiary" shall mean VGC Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of NUI.

   Section 1.35. Nasdaq. "Nasdaq" shall mean The Nasdaq SmallCap Market.

   Section 1.36. NUI. "NUI" shall mean NUI Corporation, a New Jersey corporation.

   Section 1.37. NUI Benefit Plans. "NUI Benefit Plans" shall have the meaning given in Section 4.9 hereof.

   Section 1.38. NUI Common Stock. "NUI Common Stock" shall mean the common stock, no par value, of NUI.

   Section 1.39. NUI Companies. "NUI Companies" shall mean NUI, its Subsidiaries and the Partnerships in which it has an interest.

   Section 1.40. NUI ERISA Plan. "NUI ERISA Plan" shall have the meaning given in Section 4.9 hereof.

   Section 1.41. NUI Required Consents. "NUI Required Consents" shall have the meaning given in Section 4.4 hereof.

   Section 1.42. NUI SEC Reports. "NUI SEC Reports" shall mean (a) NUI's Annual Reports on Form 10-K for the fiscal years ended September 30, 1999, September 30, 1998, and September 30, 1997, and (b) all documents filed by NUI with the SEC pursuant to Sections 13(a) and 13(c) of the Exchange Act, any definitive proxy statements filed pursuant to Section 14 of the Exchange Act and any report filed pursuant to Section 15(d) of the Exchange Act following the filing of NUI's Annual Report on Form 10-K for the fiscal year ended September 30, 1999.

   Section 1.43. NYSE. "NYSE" shall mean The New York Stock Exchange, Inc.

   Section 1.44. Other Virginia Gas Interested Person. "Other Virginia Gas Interested Person" shall mean (a) any holder of 5% or more of the voting securities of Virginia Gas, (b) any director, officer or employee of any of the Virginia Gas Companies, (c) any person, firm or corporation that directly or indirectly controls, is controlled by or is under common control with any of the Virginia Gas Companies or (d) any member of the immediate family of any of such persons (collectively, "Other Virginia Gas Interested Persons"). For purposes of this Agreement, the phrase "immediate family" shall be the same as the definition found in Rule 16a-1(e) of the Securities Exchange Act of 1934. All of the Other Virginia Gas Interested Persons, with the exception of employees of any Virginia Gas Company who do not otherwise fall within the definition thereof, are listed on Exhibit 1.44 attached hereto.

   Section 1.45. Out of Pocket Expenses. "Out of Pocket Expenses" shall have the meaning given in Section 8.3 hereof.

   Section 1.46. Partnership; Partnerships. "Partnership" shall mean (a) any limited or general partnership, joint venture or other business association, other than a Subsidiary, in which any party has a direct or indirect interest and (b) each other such entity with respect to which a party has any obligation or made any commitment to acquire any such interest described in clause (a) (collectively, "Partnerships").

   Section 1.47. Permits. "Permits" shall mean permits, licenses and governmental authorizations, registrations and approvals.

   Section 1.48. Petroleum and Natural Gas Products. "Petroleum and Natural Gas Products" shall have the meaning given in Section 5.16 hereof.

   Section 1.49. PUHCA. "PUHCA" shall mean the Public Utility Holding Company Act of 1935, as amended.

   Section 1.50. Registration Statement. "Registration Statement" shall mean the Registration Statement on Form S-4, including the Joint Proxy
Statement/Prospectus contained therein, to be filed by NUI with the SEC with respect to the NUI Common Stock to be offered to the holders of Virginia Gas Common Stock in the Merger.

   Section 1.51. SEC. "SEC" shall mean the Securities and Exchange Commission.

   Section 1.52. Securities Act. "Securities Act" shall mean the Securities Act of 1933, as amended.

   Section 1.53. Special Meeting. "Special Meeting" shall mean the annual or special meeting of stockholders of Virginia Gas referred to in Section 3.1 hereof at which such stockholders shall be asked to consider and adopt this agreement and the transactions contemplated herein, and any adjournments thereof.

   Section 1.54. Subsidiary; Subsidiaries. "Subsidiary" shall mean (a) each corporate entity with respect to which a party has the right to vote (directly or indirectly through one or more other entities or otherwise) shares representing 50% or more of the votes eligible to be cast in the election of directors of such entity, (b) each other corporate entity that constitutes a "significant subsidiary," as defined in Rule 1-02 of Regulation S-X adopted under the Exchange Act and (c) each other corporate entity with respect to which a party has any obligation or made any commitment to acquire any such entity described in clauses (a) and (b) (collectively, "Subsidiaries").

   Section 1.55. Superior Proposal. "Superior Proposal" shall have the meaning given in Section 6.2 hereof.

   Section 1.56. Tax Returns. "Tax Returns" shall mean any report, return, information statement, payee statement or other information required to be provided to any federal, state, local or foreign Governmental Authority, or otherwise retained, with respect to Taxes, the NUI Benefit Plans (as defined in Section 4.9 hereof) or the Virginia Gas Benefit Plans (as defined in Section
5.12 hereof).

   Section 1.57. Taxes. "Taxes" shall mean any and all taxes, levies, imposts, duties, assessments, charges and withholdings imposed or required to be collected by or paid over to any federal, state, local or foreign Governmental Authority or any political subdivision thereof of any kind whatsoever, and including any interest, penalties, fines, assessments or additions imposed in respect of the foregoing or in respect of any failure to comply with any requirement regarding Tax Returns.

   Section 1.58. Virginia Gas. "Virginia Gas" shall mean Virginia Gas Company, a Delaware corporation.

   Section 1.59. Virginia Gas Affiliate. "Virginia Gas Affiliate" shall mean a corporate entity for which Virginia Gas has fifty (50%) percent ownership with the remaining fifty (50%) percent being owned by a private investor (collectively, "Virginia Gas Affiliates"). All of the Virginia Gas Affiliates are listed on Exhibit 1.59 attached hereto.

   Section 1.60. Virginia Gas Common Stock. "Virginia Gas Common Stock" shall mean the common stock, par value $.001 per share, of Virginia Gas.

   Section 1.61. Virginia Gas Companies. "Virginia Gas Companies" shall mean Virginia Gas, the Virginia Gas Subsidiaries and the Virginia Gas Partnerships.

   Section 1.62. Virginia Gas Partnerships. "Virginia Gas Partnerships" shall mean a Partnership in which any Virginia Gas Company has an interest. All of the Virginia Gas Partnerships are listed on Exhibit 1.62 attached hereto.

   Section 1.63. Virginia Gas Required Consents. "Virginia Gas Required Consents" shall have the meaning given in Section 5.4 hereof.

   Section 1.64. Virginia Gas SEC Reports. "Virginia Gas SEC Reports" shall mean (a) Virginia Gas' Annual Reports on Form 10-KSB for the fiscal years ended December 31, 1999, December 31, 1998, and December 31, 1997, and (b) all documents filed by Virginia Gas with the SEC pursuant to Sections 13(a) and 13(c) of the Exchange Act, any definitive proxy statements filed pursuant to
Section 14 of the Exchange Act and any report filed pursuant to Section 15(d) of the Exchange Act following the filing of Virginia Gas' Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999.

   Section 1.65. Virginia Gas Subsidiary. "Virginia Gas Subsidiary" means a Subsidiary owned by Virginia Gas (collectively, "Virginia Gas Subsidiaries"). All of the Virginia Gas Subsidiaries are listed on Exhibit 1.65 attached hereto.

   Section 1.66. VSCC. "VSCC" shall mean the Virginia State Corporation Commission.

   Section 1.67. Warrants; Warrant Agreement. "Warrants" shall mean those warrants to purchase shares of Virginia Gas Common Stock listed on Exhibit 5.2 attached hereto, which Warrants were issued pursuant to the Warrant Agreements, dated October 4, 1996, as previously provided by Virginia Gas to NUI (the "Warrant Agreement").

                                   ARTICLE II

                                   THE MERGER

   Section 2.1. The Merger.

     (a) NUI has formed Merger Subsidiary as a wholly-owned subsidiary under the laws of the State of Delaware. Subject to the terms and conditions of this Agreement, NUI, as the sole stockholder of Merger Subsidiary, will approve the execution, delivery and performance of this Agreement by Merger Subsidiary.

     (b) Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Subsidiary shall be merged with and into Virginia Gas in accordance with the provisions of, and with the effects provided in, Subchapter IX of the DGCL (the "Merger"). Virginia Gas shall be the surviving corporation resulting from the Merger and, as a result, shall become a wholly-owned subsidiary of NUI and shall continue to be governed by the laws of the State of Delaware.

     (c) Pursuant to the Merger, each share of Virginia Gas Common Stock outstanding immediately prior to the Effective Time (other than shares of Virginia Gas Common Stock held by NUI, if any, which shares shall be canceled in the Merger) shall be converted into and become that number of shares of NUI Common Stock equal to the ratio (rounded to four decimal points) (the "Conversion Ratio") determined by dividing $4.00 by the average per share last sales price, regular way (rounded to four decimal points) (the "Average NUI Price"), of NUI Common Stock as reported on the NYSE composite transactions reporting system (as reported in the New York City edition of The Wall Street Journal or, if not reported thereby, another authoritative source) for the twenty (20) consecutive trading days (the "Averaging Period") ending on (and including) the seventh trading day (the "Determination Date") prior to the Closing Date.

     (d) No fraction of a share of NUI Common Stock shall be issued in connection with the conversion of Virginia Gas Common Stock in the Merger and the distribution of NUI Common Stock in respect thereof but, in lieu of such fraction, the Exchange Agent shall make a cash payment (without interest) equal to the same fraction of the market value of a full share of NUI Common Stock, computed on the basis of the mean of the high and low sales prices of NUI Common Stock as reported on the NYSE composite tape for the first full day on which the NUI Common Stock is traded on the NYSE after the Effective Time.

   Section 2.2. Exchange of Certificates.

     (a) Prior to the Effective Time, NUI shall appoint the Exchange Agent to act as the exchange agent in connection with the Merger. Immediately prior to the Effective Time, NUI will deliver to the Exchange Agent, in trust for the benefit of the holders of Virginia Gas Common Stock, shares of NUI Common Stock (together with cash in immediately available funds in an amount sufficient to pay cash in lieu of fractional shares, as provided in
  Section 2.1 hereof) necessary to make the exchanges contemplated by Section
  2.1 hereof on a timely basis. To the extent that the estimated amount provided for the payment of cash in lieu of fractional shares is determined after the Effective Time to be less than the total amount distributable for such purpose, NUI will promptly upon notice of the same from the Exchange Agent deliver the additional amount needed to the Exchange Agent.

     (b) From and after the Effective Time, each holder of a certificate which immediately prior to the Effective Time represented outstanding shares of Virginia Gas Common Stock (the "Certificates") shall be entitled to receive in exchange therefor, upon surrender thereof to the Exchange Agent, a certificate or certificates representing the number of whole shares of NUI Common Stock into which such holder's shares were converted in the Merger (together with cash in lieu of fractional shares). Promptly after the Effective Time, the Exchange Agent shall mail to each record holder of Virginia Gas Common Stock as of the Effective Time, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of Certificates in exchange for shares of NUI Common Stock (together with cash in lieu of fractional shares). Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor shares of NUI Common Stock as set forth in this Agreement (together with cash in lieu of fractional shares), and such Certificate shall forthwith be canceled. No holder of a Certificate or Certificates shall be entitled to receive any dividend or other distribution from NUI until the surrender of such holder's Certificate for a certificate or certificates representing shares of NUI Common Stock. Upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable, but which were not paid by reason of the foregoing, with respect to the number of whole shares of NUI Common Stock represented by the certificates issued upon surrender. If delivery of NUI Common Stock is to be made to a person other than the person in whose name the Certificate surrendered is registered or if any certificate for shares of NUI Common Stock is to be issued in a name other than that in which the Certificate surrendered therefor is registered, it shall be a condition of such delivery or issuance that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such delivery or issuance shall pay any transfer or other taxes required by reason of such delivery or issuance to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of NUI that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.2, each Certificate shall, after the Effective Time, represent for all purposes only the right to receive shares of NUI Common Stock (and cash in lieu of fractional shares) as provided in Section 2.1 hereto, without any interest thereon.

     (c) After the Effective Time, there shall be no transfers on the stock transfer books of Virginia Gas of the shares of Virginia Gas Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to NUI or Virginia Gas for transfer, they shall be canceled and exchanged for shares of NUI Common Stock (and cash in lieu of fractional shares) as provided in Section 2.1 hereof, in accordance with the procedures set forth in this Section 2.2.

     (d) Any shares of NUI Common Stock (and any accrued dividends and distributions thereon), and any cash delivered to the Exchange Agent for payment in lieu of fractional shares, that remain unclaimed by the former stockholders of Virginia Gas on the first anniversary of the Effective Time shall be delivered by the Exchange Agent to NUI. Any former stockholders of Virginia Gas who have not theretofore complied with this Section 2.2 shall thereafter look only to NUI for satisfaction of their claim for the consideration set forth in this Agreement, without any interest thereon. Notwithstanding the foregoing, neither NUI nor Merger Subsidiary shall be liable to any holder of shares of Virginia Gas Common Stock for any shares of NUI Common Stock (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

   Section 2.3. Virginia Gas Stock Options and Warrants.

     (a) Prior to the execution of this Agreement, Virginia Gas has provided to NUI true and correct copies of amendments to all stock option grant documents, which amendments are in full force and effect in accordance with their terms, relating to all currently outstanding options to purchase shares of Virginia Gas Common Stock issued pursuant to the Virginia Gas Company 1998 Stock Option Plan or otherwise (including, without limitation, an option to purchase 10,000 shares of Virginia Gas Common Stock issued to an executive officer of Virginia Gas pursuant to a letter agreement dated October 30, 1997), pursuant to which: (i) each option exercisable at $4.125 shall, upon the occurrence of the Effective Time, be terminated and converted into the right to receive $1.00 in cash from NUI; and (ii) any other outstanding options shall be canceled without any payment therefor.

     (b) At the Effective Time, the Warrants shall remain outstanding in accordance with the terms of the Warrant Agreements.

   Section 2.4. Virginia Gas Actions. Virginia Gas hereby approves of and consents to the Merger and represents and warrants that (a) Virginia Gas' Board of Directors (at a meeting duly called and held) has (i) unanimously determined that each of this Agreement and the transactions contemplated hereby are fair to and in the best interests of Virginia Gas and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, (iii) resolved to elect not to be subject to any state takeover law that is or purports to be applicable to the Merger or the transactions contemplated by this Agreement, (iv) taken all steps necessary to render Section 203 of the DGCL inapplicable to this Agreement and the transactions contemplated hereby and (v) subject to the fiduciary duties of the Board of Directors applicable from time to time, resolved to recommend that the holders of Virginia Gas Common Stock vote to adopt this Agreement and the transactions contemplated herein and (b) CIBC has delivered to the Board of Directors of Virginia Gas its written opinion that the Conversion Ratio as contemplated in this Agreement is fair, from a financial point of view, to such holders.

                                  ARTICLE III

                         SHAREHOLDER APPROVAL; CLOSING

   Section 3.1. Shareholder Approval.

     (a) This Agreement shall be submitted for consideration and adoption to the holders of shares of Virginia Gas Common Stock at the Special Meeting. Each of the stockholders of Virginia Gas identified in Exhibit 3.1A hereto, being the holders of an aggregate 9.23% of the outstanding shares of Virginia Gas Common Stock, has duly executed and delivered to NUI a letter agreement in the form of Exhibit 3.1B hereto with respect to, among other things, such stockholder's agreement to vote all shares of Virginia Gas Common Stock over which such stockholder exercises voting control for adoption of this Agreement at the Special Meeting.

     (b) Virginia Gas shall coordinate and cooperate with NUI with respect to the timing of the Special Meeting and shall endeavor to hold such meeting as soon as practicable after the date hereof. The Board of Directors of Virginia Gas shall recommend that its stockholders adopt this Agreement and the transactions contemplated hereby and thereby, and such recommendation shall be contained in the Joint Proxy Statement/Prospectus. On the first business day on or by which (i) this Agreement has been duly adopted by the requisite vote of the holders of shares of Virginia Gas Common Stock, and
  (ii) the Closing of the transactions contemplated by this Agreement shall have occurred, or such later date as shall be agreed upon by NUI and Virginia Gas, (y) the Certificate of Merger shall be filed in accordance with the DGCL and (z) the Merger shall become effective in accordance with the terms of this Agreement and the Certificate of Merger at the time and date contemplated therein (such time and date being referred to herein as the "Effective Time").

   Section 3.2. Time and Place of Closing. The Closing of the transactions contemplated by this Agreement will take place at 11:00 A.M. on the third business day following the date on which all of the conditions to the obligations of the parties hereunder set forth in Article VII hereof have been satisfied or waived or such other time and date as NUI and Virginia Gas may agree. The place of Closing shall be at such place as may be mutually agreed upon by NUI and Virginia Gas.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF NUI

   NUI represents and warrants to Virginia Gas as follows:

   Section 4.1. Organization and Authority of the NUI Companies. Each of the NUI Companies is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization. Each of the NUI Companies has full corporate, limited liability or partnership power to carry on its respective business as it is now being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such properties and assets now are owned, operated or held. All of the NUI Companies which are "significant subsidiaries" (as such term is defined in Rule 1-02 of Regulation S-X of the SEC) of NUI as of the date of this Agreement are listed on Exhibit 21 to NUI's Annual Report on Form 10-K for the fiscal year ended September 30, 1999. The copies of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of NUI that have been delivered to Virginia Gas are complete and correct and in full force and effect on the date hereof.

   Section 4.2. Capitalization.

     (a) NUI's authorized equity capitalization consists of 30,000,000 shares of NUI Common Stock and 5,000,000 shares of preferred stock, no par value per share. As of the close of business on April 30, 2000, 12,968,242 shares of NUI Common Stock and no shares of NUI preferred stock were issued and outstanding. Such shares of NUI Common Stock constituted all of the issued and outstanding shares of capital stock of NUI as of such date. All issued and outstanding shares of NUI Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, are not subject to and have not been issued in violation of any preemptive rights and have not been issued in violation of any federal or state securities laws. All outstanding shares of NUI Common Stock are duly listed for trading on the NYSE.

     (b) All of the shares of NUI Common Stock to be issued to holders of Virginia Gas Common Stock in the Merger have been duly authorized for issuance out of NUI's authorized and unreserved NUI Common Stock and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, and will not be subject to and will not be issued in violation of any preemptive rights.

   Section 4.3. Authority Relative to this Agreement. The execution, delivery and performance of this Agreement and of all of the other documents and instruments required hereby by NUI are within the corporate power of NUI. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of NUI and no other corporate proceedings on the part of NUI are necessary to authorize this Agreement or to consummate the transactions contemplated herein either under state law or the requirements of the NYSE. This Agreement and all of the other documents and instruments required hereby have been or will be duly and validly executed and delivered by NUI and (assuming the due authorization, execution and delivery hereof and thereof by Virginia Gas) constitute or will constitute valid and binding agreements of NUI, enforceable against NUI in accordance with their respective terms.

   Section 4.4. Consents and Approvals; No Violations. Except for (a) any applicable requirements of the Securities Act, the Exchange Act, the HSR Act and any applicable filings under state securities, "Blue Sky" or takeover laws,
(b) the filing and recordation of the Certificate of Merger as required by the DGCL, (c) any required approvals of the VSCC and the public service commissions of any other states where NUI conducts business, and FERC, (d) the filing of an exemption statement on Form U-3A-2 with the SEC pursuant to PUHCA, and (e) those required filings, registrations, consents and approvals listed on Exhibit
4.4 attached hereto (the matters referred to in clauses (c), (d) and (e) being collectively referred to as the "NUI Required Consents"), no filing or registration with, and no permit, authorization, consent or approval of, any public body or authority or any third party is necessary or required in connection with the execution and delivery of this Agreement by NUI or for the consummation by NUI of the transactions contemplated by this Agreement. Assuming that all filings, registrations, permits, authorizations, consents and approvals contemplated by the immediately preceding sentence have been duly made or obtained, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby by NUI will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or bylaws of NUI, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or otherwise result in any diminution of any of the rights of NUI with respect to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, Contract or other instrument or obligation to which NUI is a party or by which it or any of its properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to NUI or any of its properties or assets except, in the case of clauses (ii) or (iii) above, for violations, breaches or defaults that would not have a Material Adverse Effect on the NUI Companies and that will not prevent or delay the consummation of the transactions contemplated hereby.

   Section 4.5. Reports.

     (a) The filings required to be made by NUI since January 1, 1997, under NYSE rules, the Securities Act, the Exchange Act and applicable state Laws and regulations have been filed with the NYSE and each applicable Governmental Authority, including the SEC and FERC, and NUI has complied in all material respects with all requirements of such acts, laws and rules and regulations thereunder, except to the extent any such failure to comply would not have a Material Adverse Effect on the NUI Companies.

     (b) The NUI SEC Reports complied, as of their respective dates of filing (and any NUI SEC Reports filed after the date hereof will comply), in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC. As of their respective dates, none of such forms, reports or documents, including, without limitation, any financial statements or schedules included therein, contained (and none of the NUI SEC Reports filed after the date hereof will contain) any untrue statement of a material fact or omitted (or will omit) to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances under which they were made. Each of the balance sheets (including the related notes and schedules) included in the NUI SEC Reports fairly presented the consolidated financial position of NUI as of the respective dates thereof, and the other related financial statements (including the related notes and schedules) included therein fairly presented the results of operations and cash flows of NUI for the respective fiscal periods or as of the respective dates set forth therein. Each of the financial statements (including the related notes and schedules) included in the NUI SEC Reports (a) complied as to form with the applicable accounting requirements and rules and regulations of the SEC and
  (b) was prepared in accordance with GAAP consistently applied during the periods presented, except as otherwise noted therein and subject to normal year-end and audit adjustments in the case of any unaudited interim financial statements. Since September 30, 1999, NUI has timely filed all reports, registration statements and other filings required to be filed by it with the SEC.

   Section 4.6. Absence of Certain Events. Except as set forth in the NUI SEC Reports filed prior to the date of this Agreement or as otherwise specifically disclosed in Exhibit 4.6 attached hereto, since September 30, 1999, NUI has not suffered any change in its business, financial condition or results of operations that has had or will have a Material Adverse Effect upon the NUI Companies.

   Section 4.7. Joint Proxy Statement/Prospectus. None of the information with respect to the NUI Companies to be included in the Joint Proxy Statement/Prospectus or the Registration Statement will, in the case of the Joint Proxy Statement/Prospectus or any amendments thereof or supplements thereto, at the time of the mailing of the Joint Proxy Statement/Prospectus or any amendments thereof or supplements thereto or, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by NUI with respect to information supplied by Virginia Gas or any affiliate of Virginia Gas for inclusion in the Joint Proxy Statement/Prospectus.

   Section 4.8. Litigation. Except as set forth on Exhibit 4.8 attached hereto, there is no action, suit, proceeding or, to the Knowledge of NUI, investigation pending or, to the Knowledge of NUI, threatened against or relating to any of the NUI Companies at law or in equity, or before any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, whether in the United States or otherwise, that is expected, in the reasonable judgment of NUI, to have a Material Adverse Effect upon the NUI Companies or that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

   Section 4.9. Employee Benefit Plans.

     (a) For purposes of this Section, the term "NUI Benefit Plans" shall mean all material pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plans, and all other employee programs, arrangements or agreements, whether arrived at through collective bargaining or otherwise, all medical, vision, dental and other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, any "employee benefit plan," as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any of the NUI

  Companies or affiliates thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate. Any of the NUI Benefit Plans that is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "NUI ERISA Plan."

     (b) As of the date of this Agreement, no NUI Benefit Plan is a multiemployer plan within the meaning of Section 3(37) of ERISA. All NUI Benefit Plans are in compliance with the applicable provisions (including, without limitation, any funding requirements or limitations) of ERISA, the Code and any other applicable Laws, the breach or violation of which could have a Material Adverse Effect on the NUI Companies. Except as reflected in the notes to the financial statements included in the NUI SEC Reports or as could have a Material Adverse Effect, no NUI ERISA Plan which is a defined benefit pension plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements.

   Section 4.10. Tax Matters. Except as set forth on Exhibit 4.10:

     (a) NUI and each of its Subsidiaries that is incorporated under the laws of the United States or of any of the United States are members of the affiliated group, within the meaning of Section 1504(a) of the Code, of which NUI is the common parent, and such affiliated group files a consolidated federal income tax return;

     (b) each of the NUI Companies has timely filed or caused to be filed all Tax Returns required to have been filed by or for it, and all information set forth in such Tax Returns is accurate and complete in all material respects;

     (c) each of the NUI Companies has paid or made adequate provision on its books and records in accordance with GAAP for all Taxes covered by such Tax Returns;

     (d) there is not a material amount of unpaid Taxes due and payable by any of the NUI Companies or by any other person that is or could become a lien on any asset of, or that could otherwise have a Material Adverse Effect on, the NUI Companies;

     (e) each of the NUI Companies has collected or withheld all Taxes required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authority or set aside in appropriate accounts for future payment when due;

     (f) none of the NUI Companies has granted (or is subject to) any waiver, which is currently in effect, of the period of limitations for the assessment of any Tax; no unpaid Tax deficiency has been assessed or asserted against, or with respect to, any of the NUI Companies by any Governmental Authority; there are no currently pending administrative or judicial proceedings, or any deficiency or refund litigation, with respect to Taxes of any of the NUI Companies, the adverse outcome of which would have a Material Adverse Effect on the NUI Companies; and any such assertion, assessment, proceeding or litigation disclosed on Exhibit 4.10 hereto is being contested in good faith through appropriate measures, and its status is described in Exhibit 4.10 hereto; and

     (g) the most recent audited consolidated balance sheet included in the NUI SEC Reports fully and properly reflects, as of the date thereof, the liabilities of NUI and its Subsidiaries for all accrued Taxes and deferred liability for Taxes and, for periods ending after such date, the books and records of each such corporation fully and properly reflect its liability for all accrued Taxes.

   Section 4.11. Compliance with Law. The conduct of the businesses of the NUI Companies and their use of their assets does not violate or conflict, and has not violated or conflicted, with any Law, which violation or conflict could have a Material Adverse Effect on the NUI Companies.

   Section 4.12. Fees and Expenses of Brokers and Others. None of the NUI Companies (a) has had any dealings, negotiations or communications with any broker or other intermediary in connection with the transactions contemplated by this Agreement, (b) is committed to any liability for any brokers' or finders' fees or any similar fees in connection with the transactions contemplated by this Agreement or (c) has retained any broker or other intermediary to act on its behalf in connection with the transactions contemplated by this Agreement, except that NUI has engaged Berenson to represent it in connection with such transactions and shall pay all of Berenson's fees and expenses in connection with such engagement.

   Section 4.13. Accuracy of Information. Neither this Agreement nor any other document provided by the NUI Companies or their employees or agents to Virginia Gas in connection with the transactions contemplated herein, when this Agreement and such documents are considered together in the aggregate, contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

   Section 4.14. Absence of Undisclosed Liabilities. None of the NUI Companies have, as of the date hereof, or will have, as of the Effective Time, any liabilities or obligations of any kind, whether absolute, accrued, asserted or unasserted, contingent or otherwise, that would be required to be disclosed on a consolidated balance sheet of NUI, or reflected in the notes thereto, prepared as of such date in accordance with GAAP, except liabilities, obligations or contingencies that were (a) reflected on or accrued or reserved against in the consolidated balance sheet of NUI as of September 30, 1999, which is included in the NUI SEC Reports, or reflected in the notes thereto, or
(b) incurred after the date of such balance sheet in the ordinary course of business and consistent with past practices and which, individually or in the aggregate, will not have a Material Adverse Effect on the NUI Companies.

   Section. 4.15. Merger Subsidiary. All of the issued and outstanding shares of the capital stock of Merger Subsidiary are (a) owned directly by NUI and (b) duly authorized, validly issued, fully paid, nonassessable and are not subject to preemptive rights. Merger Subsidiary is a direct wholly owned subsidiary of NUI that has been formed for the sole purpose of effecting the Merger and that, prior to the Effective Time, will (x) have no material assets, (y) engage in no other material activities and (z) will have no Subsidiaries.

                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF VIRGINIA GAS

   Virginia Gas represents and warrants to NUI as follows:

   Section 5.1. Organization and Authority of the Virginia Gas Companies. Each of Virginia Gas and the Virginia Gas Subsidiaries is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization. Each of Virginia Gas and the Virginia Gas Subsidiaries has full corporate power to carry on its respective business as it is now being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such properties and assets now are owned, operated or held. Each of Virginia Gas and the Virginia Gas Subsidiaries is duly qualified as a foreign entity to do business, and is in good standing, in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect on the Virginia Gas Companies. Exhibit 1.65 constitutes a true and complete list of all of the Subsidiaries of Virginia Gas and Exhibit 1.62 constitutes a true and complete list of all of the Virginia Gas Partnerships. The copies of the Amended and Restated Certificate of Incorporation of Virginia Gas, the Articles of Incorporation of each Virginia Gas Subsidiary and the Bylaws of Virginia Gas and each Virginia Gas Subsidiary that have been delivered to NUI are complete and correct and in full force and effect on the date hereof.

   Section 5.2. Capitalization. Virginia Gas' authorized equity capitalization consists of 100,000,000 shares of Virginia Gas Common Stock, $.001 par value per share, and 1,000,000 shares of preferred stock, no par value per share. As of the close of business on May 23, 2000: (i) 5,504,906 shares of Virginia Gas

Common Stock and no shares of Virginia Gas preferred stock were issued and outstanding, (ii) 260,000 shares of Virginia Gas Common Stock were subject to outstanding options issued pursuant to the Virginia Gas Company 1998 Stock Option Plan, (iii) 10,000 shares of Virginia Gas Common Stock were subject to outstanding options issued to an executive officer of Virginia Gas pursuant to that certain Letter Agreement, dated October 30, 1997, and (iv) warrants to purchase 943,149 shares of Virginia Gas Common Stock at $9.90 per share were outstanding. Such shares of Virginia Gas Common Stock constituted all of the issued and outstanding shares of capital stock of Virginia Gas as of such date. All issued and outstanding shares of Virginia Gas Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, are not subject to and have not been issued in violation of any preemptive rights and have not been issued in violation of any federal or state securities laws. All of the outstanding shares of capital stock of the Virginia Gas Subsidiaries are validly issued, fully paid and nonassessable and are, except as disclosed on
Exhibit 1.65 attached hereto, owned by Virginia Gas, directly or indirectly, free and clear of all liens, claims, charges or encumbrances. Except for the declaration and payment of dividends in the ordinary course of business, Virginia Gas has not, subsequent to December 31, 1999, declared or paid any dividend on, or declared or made any distribution with respect to, or authorized or effected any split-up or any other recapitalization of, any of the Virginia Gas Common Stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock or agreed to take any such action and will not take any such action during the period between the date of this Agreement and the Effective Time. Except as set forth on Exhibit
5.2 attached hereto, there are no outstanding options, warrants, subscriptions or other rights to purchase or acquire any capital stock of Virginia Gas or any of the Virginia Gas Subsidiaries, and there are no Contracts pursuant to which Virginia Gas or any of the Virginia Gas Subsidiaries is bound to sell or issue any shares of its capital stock. Neither Virginia Gas nor any Virginia Gas Subsidiary is a party to any voting agreement, voting trust or similar arrangement with respect to Virginia Gas Common Stock or the voting stock of any Virginia Gas Subsidiary and, except as set forth on Exhibit 5.2 attached hereto, to the Knowledge of Virginia Gas, no holder of Virginia Gas Common Stock or the voting stock of any Virginia Gas Subsidiary is a party to any such arrangement. All outstanding shares of Virginia Gas Common Stock are duly listed for inclusion on Nasdaq.

   Section 5.3. Authority Relative to this Agreement. The execution, delivery and performance of this Agreement and of all of the other documents and instruments required hereby by Virginia Gas are, within the corporate power of Virginia Gas. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Virginia Gas and no other corporate proceedings on the part of Virginia Gas are necessary to authorize this Agreement or to consummate the transactions contemplated herein (other than, with respect to the Merger, the adoption of this Agreement by a majority of the outstanding shares of Virginia Gas Common Stock entitled to vote thereon). This Agreement and all of the other documents and instruments required hereby have been or will be duly and validly executed and delivered by Virginia Gas and (assuming the due authorization, execution and delivery hereof and thereof by NUI and Merger Subsidiary as necessary) constitute or will constitute valid and binding agreements of Virginia Gas, enforceable against Virginia Gas in accordance with their respective terms.

   Section 5.4. Consents and Approvals; No Violations. Except for (a) any applicable requirements of the Securities Act, the Exchange Act, the HSR Act, and any applicable filings under state securities, "Blue Sky" or takeover laws,
(b) the filing and recordation of a certificate of merger as required by the DGCL, (c) any required approvals of the VSCC and FERC and (d) those required filings, registrations, consents and approvals listed on Exhibit 5.4 attached hereto (the matters referred to in clauses (c) and (d) being collectively referred to as the "Virginia Gas Required Consents"), no filing or registration with, and no permit, authorization, consent or approval of, any public body or authority or any third party is necessary or required in connection with the execution and delivery of this Agreement by Virginia Gas or for the consummation by Virginia Gas of the transactions contemplated by this Agreement. Assuming that all filings, registrations, permits, authorizations, consents and approvals contemplated by the immediately preceding sentence have been duly made or obtained, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby by Virginia Gas will (i) conflict with or result in any breach of any provision of the

Certificates or Articles of Incorporation, bylaws or other organizational documents of Virginia Gas or any Virginia Gas Subsidiary, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or otherwise result in any diminution of any of the rights of Virginia Gas or the Virginia Gas Subsidiaries with respect to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, Contract or other instrument or obligation to which Virginia Gas or any Virginia Gas Subsidiary is a party or by which it or any of them or any of their properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Virginia Gas or any Virginia Gas Subsidiary or any of their properties or assets except, in the case of clauses (ii) or (iii) above, for violations, breaches or defaults that would not have a Material Adverse Effect on the Virginia Gas Companies and that will not prevent or delay the consummation of the transactions contemplated hereby.

   Section 5.5. Reports.

     (a) Except as set forth on Exhibit 5.5 attached hereto, the filings required to be made by Virginia Gas since January 1, 1997, under Nasdaq rules, the Securities Act, the Exchange Act, the Natural Gas Act and applicable Laws and regulations have been filed with Nasdaq and each applicable Governmental Authority, including the SEC, FERC and the VSCC, and Virginia Gas has complied in all material respects with all requirements of such acts, laws and rules and regulations thereunder, except to the extent any such failure to comply would not have a Material Adverse Effect on the Virginia Gas Companies.

     (b) The Virginia Gas SEC Reports complied, as of their respective dates of filing (and any Virginia Gas SEC Reports filed after the date hereof will comply), in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC. As of their respective dates, none of such forms, reports or documents, including, without limitation, any financial statements or schedules included therein, contained (and none of the Virginia Gas SEC Reports filed after the date hereof will contain) any untrue statement of a material fact or omitted (or will omit) to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances under which they were made. Each of the balance sheets (including the related notes and schedules) included in the Virginia Gas SEC Reports fairly presented the consolidated financial position of the Virginia Gas Companies as of the respective dates thereof, and the other related financial statements (including the related notes and schedules) included therein fairly presented the results of operations and cash flows of the Virginia Gas Companies for the respective fiscal periods or as of the respective dates set forth therein. Each of the financial statements (including the related notes and schedules) included in the Virginia Gas SEC Reports (a) complied as to form with the applicable accounting requirements and rules and regulations of the SEC, and (b) was prepared in accordance with GAAP consistently applied during the periods presented, except as otherwise noted therein and subject to normal year-end and audit adjustments in the case of any unaudited interim financial statements. Except for Virginia Gas, none of the Virginia Gas Companies is required to file any forms, reports or other documents with the SEC, Nasdaq, the NYSE or any other foreign or domestic securities exchange or Governmental Authority with jurisdiction over securities laws. Except as set forth on Exhibit 5.5 attached hereto, since December 31, 1998, Virginia Gas has timely filed all reports, registration statements and other filings required to be filed by it with the SEC under the Exchange Act.

   Section 5.6. Absence of Certain Events. Except as set forth in the Virginia Gas SEC Reports filed prior to the date of this Agreement or as otherwise specifically disclosed in Exhibit 5.6 attached hereto, since December 31, 1998, neither Virginia Gas nor any of the Virginia Gas Subsidiaries (excluding the Virginia Gas Affiliates) and, to the Knowledge of Virginia Gas, none of the Virginia Gas Affiliates, has suffered any change in its business, financial condition or results of operations that has had or will have a Material Adverse Effect upon the Virginia Gas Companies. Except as disclosed in the Virginia Gas SEC Reports filed prior to the date of this Agreement or in Exhibit 5.6 attached hereto, or as otherwise specifically contemplated by this Agreement, there has not been since December 31, 1998: (a) any entry into any agreement or understanding or any amendment of any agreement or understanding between Virginia Gas or any of the Virginia Gas

Subsidiaries (excluding the Virginia Gas Affiliates) and, to the Knowledge of Virginia Gas, between any of the Virginia Gas Affiliates, on the one hand, and any of their respective directors, officers or employees, on the other hand, providing for employment of any such director, officer or employee or any general or material increase in the compensation, severance or termination benefits payable or to become payable by Virginia Gas or any of the Virginia Gas Subsidiaries to any of their respective directors, officers or employees (except for normal increases in the ordinary course of business that are consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense), or any adoption of or increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement (including, without limitation, the granting of stock options or stock appreciation rights or the award of restricted stock) made to, for or with any such director, officer or employee; (b) any labor dispute that has had or is expected to have a Material Adverse Effect upon the Virginia Gas Companies; (c) any entry by Virginia Gas or any of the Virginia Gas Subsidiaries into any material commitment, agreement, license or transaction (including, without limitation, any borrowing, capital expenditure, sale of assets or any mortgage, pledge, lien or encumbrances made on any of the properties or assets of Virginia Gas or any of the Virginia Gas Subsidiaries) other than in the ordinary and usual course of business; (d) any change in the accounting policies or practices of Virginia Gas or the Virginia Gas Subsidiaries; (e) any damage, destruction or loss, whether covered by insurance or not, which has had or will have a Material Adverse Effect upon the Virginia Gas Companies; or (f) any agreement to do any of the foregoing.

   Section 5.7. Joint Proxy Statement/Prospectus. None of the information with respect to the Virginia Gas Companies to be included in the Joint Proxy Statement/Prospectus or the Registration Statement will, in the case of the Joint Proxy Statement/Prospectus or any amendments thereof or supplements thereto, at the time of the mailing of the Joint Proxy Statement/Prospectus or any amendments thereof or supplements thereto, and at the time of the Special Meeting, or, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by Virginia Gas with respect to information supplied by NUI or any affiliate of NUI for inclusion in the Joint Proxy Statement/Prospectus.

   Section 5.8. Litigation. Except as set forth in Exhibit 5.8 attached hereto, there is no action, suit, proceeding or, to the Knowledge of Virginia Gas, investigation pending or, to the Knowledge of Virginia Gas, threatened against or relating to Virginia Gas or any of the Virginia Gas Subsidiaries at law or in equity, or before any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, whether in the United States or otherwise, that is expected, in the reasonable judgment of Virginia Gas, to have a Material Adverse Effect upon the Virginia Gas Companies or that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

   Section 5.9. Title to and Sufficiency of Assets; Easements.

     (a) As of the date hereof, Virginia Gas and each of the Virginia Gas Subsidiaries (other than the Virginia Gas Affiliates), and, to the Knowledge of Virginia Gas, the Virginia Gas Affiliates, owns, and as of the Effective Time, Virginia Gas and each of the Virginia Gas Subsidiaries (other than the Virginia Gas Affiliates) will own, good and marketable title to all of its assets (excluding, for purposes of this sentence, assets held under leases), free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests or impositions, except as disclosed on Exhibit 5.9 attached hereto. Except as set forth on Exhibit 5.9 attached hereto, such assets, together with all assets held by Virginia Gas and the Virginia Gas Subsidiaries under leases, include all tangible and intangible assets, Contracts and rights necessary or required for the operation of the businesses of Virginia Gas and the Virginia Gas Subsidiaries in accordance with past practice.

     (b) Subject to ordinary wear and tear and to scheduled or necessary repairs in the ordinary course of business, all tangible assets of Virginia Gas and the Virginia Gas Subsidiaries are in good operating condition and repair.

     (c) Except as set forth on Exhibit 5.9 attached hereto, the businesses of Virginia Gas and the Virginia Gas Subsidiaries (other than the Virginia Gas Affiliates) and, to the Knowledge of Virginia Gas, the businesses of the Virginia Gas Affiliates are (i) being operated in a manner which does not violate the terms of any Easements used by Virginia Gas or the Virginia Gas Subsidiaries in such businesses, (ii) all such Easements are valid and enforceable and grant the rights purported to be granted thereby and all rights necessary thereunder for the current operation of such business,
  (iii) there are no spatial gaps in such Easements that would impair the conduct of such business in any manner and (iv) no part of any asset used in connection with pipeline operations is located on property that is not owned in fee by Virginia Gas or a Virginia Gas Subsidiary or subject to an Easement in favor of Virginia Gas or a Virginia Gas Subsidiary.

   Section 5.10. Contracts.

     (a) Prior to the date hereof, Virginia Gas has provided NUI with a true and correct list of all of the Contracts to which Virginia Gas or any Virginia Gas Subsidiary is a party, which list is set forth on Exhibit 5.10 attached hereto, and true and correct copies of each Contract, in the case of written Contracts, or true and correct summaries thereof, in the case of oral Contracts, requested by NUI, that constitute: (i) a lease of any interest in any real property; (ii) a lease of any personal property with aggregate annual rental payments in excess of $25,000; (iii) an option to acquire or lease any interest in real property or a right of first refusal with respect thereto; (iv) an agreement to purchase or sell a capital asset or an interest in any business entity for a price in excess of $25,000 or a right of first refusal with respect thereto; (v) an agreement relating to the borrowing or lending of money or the purchase or sale of securities;
  (vi) a guaranty, contribution agreement or other agreement that includes an indemnification obligation in excess of $25,000 or any contribution or support obligation; (vii) an agreement limiting in any respect the ability of any such entity to compete in any line of business or with any person;
  (viii) a customer supply or requirements agreement or an agreement with a vendor with a payment obligation over its term in excess of $25,000 to which any such entity is a party or by which any such entity is bound; (ix) an employment, severance, separation, change in control, or consulting agreement to which any such entity is a party or by which any such entity is bound; and (x) any other agreement involving an amount over its term in excess of $25,000. Except as set forth on Exhibit 5.10 attached hereto, Virginia Gas and each of the Virginia Gas Subsidiaries (other than the Virginia Gas Affiliates) has performed and, to the Knowledge of Virginia Gas, the Virginia Gas Affiliates and every other party has performed, each material term, covenant and condition of each of the Contracts to which Virginia Gas or any Virginia Gas Subsidiary is a party that is to be performed by any of them at or before the date hereof. Except as set forth on Exhibit 5.10 attached hereto, no event has occurred that would, with the passage of time or compliance with any applicable notice requirements or both, constitute a default by Virginia Gas or any Virginia Gas Subsidiary (other than the Virginia Gas Affiliates) or, to the Knowledge of Virginia Gas, the Virginia Gas Affiliates and any other party under any of the Contracts to which Virginia Gas or any Virginia Gas Subsidiary is a party, and, to the Knowledge of Virginia Gas, no party to any of the Contracts to which Virginia Gas or any Virginia Gas Subsidiary is a party intends to cancel, terminate or exercise any option under any of such Contracts.

     (b) With respect to each customer supply or requirements agreement and each vendor agreement with a payment obligation over its term in excess of $25,000 to which Virginia Gas or any Virginia Gas Subsidiary (other than the Virginia Gas Affiliates) is a party, and, to the Knowledge of Virginia Gas, to which any Virginia Gas Affiliate is a party, the copy of such agreement that has been provided by Virginia Gas to NUI accurately discloses: (i) the remaining term of such agreement; (ii) all incentive or other payments paid or to be paid thereunder by Virginia Gas or any Virginia Gas Subsidiary after December 31, 1999; (iii) all purchase commitments or minimum purchase guarantees binding on Virginia

  Gas or any Virginia Gas Subsidiary for periods after December 31, 1999; and
  (iv) any deviation in the economic terms thereof from and after December 31, 1999, from those that were in effect under such agreements (or under any similar predecessor agreements) over the course of Virginia Gas' entire fiscal year ended December 31, 1999.

   Section 5.11. Labor Matters.

     (a) Except as set forth in Exhibit 5.11 attached hereto, with respect to employees of Virginia Gas and the Virginia Gas Subsidiaries: (i) no senior executive, key employee or group of employees has, as of the date hereof, given notice of his or her intention to terminate employment with any of Virginia Gas or the Virginia Gas Subsidiaries; (ii) there is no unfair labor practice charge or complaint against Virginia Gas or any Virginia Gas Subsidiary pending or, to the Knowledge of Virginia Gas, threatened before the National Labor Relations Board or any other comparable authority; (iii) no grievance or any arbitration proceeding arising out of or under collective bargaining agreements is pending and, to the Knowledge of Virginia Gas, no claims therefor exist or have been threatened; and (iv) there is no litigation, arbitration proceeding, governmental investigation, administrative charge, citation or action of any kind pending or, to the Knowledge of Virginia Gas, proposed or threatened against Virginia Gas or any Virginia Gas Subsidiary relating to employment, employment practices, terms and conditions of employment or wages and hours.

     (b) Neither Virginia Gas nor any Virginia Gas Subsidiary (i) has any collective bargaining relationship or duty to bargain with any Labor Organization (as such term is defined in Section 2(5) of the National Labor Relations Act, as amended); (ii) has recognized or has been requested to recognize any Labor Organization as the collective bargaining representative of any of its employees; and (iii) is, to the Knowledge of Virginia Gas, the subject of any active or threatened organizing effort by any Labor Organization.

   Section 5.12. Employee Benefit Plans.

     (a) For purposes of this Section, the term "Virginia Gas Benefit Plans" shall mean all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plans, and all other employee programs, arrangements or agreements, whether arrived at through collective bargaining or otherwise, all medical, vision, dental and other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, any "employee benefit plan," as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Virginia Gas or any of the Virginia Gas Subsidiaries or affiliates thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate. Any of the Virginia Gas Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Virginia Gas ERISA Plan."

     (b) No Virginia Gas Benefit Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA nor has Virginia Gas or any Virginia Gas Subsidiary participated in or withdrawn from a multiemployer plan. All Virginia Gas Benefit Plans are in compliance with the applicable provisions (including, without limitation, any funding requirements or limitations) of ERISA, the Code and any other applicable Laws, the breach or violation of which could have a Material Adverse Effect on the Virginia Gas Companies. No Virginia Gas Benefit Plan provides for post-retirement medical benefit obligations (without regard to COBRA obligations). No Virginia Gas ERISA Plan that is a defined benefit pension plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements.

     (c) Exhibit 5.12 hereto is a true and correct list of all Virginia Gas Benefit Plans. Virginia Gas has provided NUI with access to true and correct copies of each governing document for each Virginia Gas

  Benefit Plan, together with any amendments, trust agreements (if applicable), insurance contracts, the most recent summary plan description, annual report and audited financial statement for each such plan and the actuarial report for any Virginia Gas Benefit Plan that is a defined benefit pension plan or funded welfare benefit plan. With respect to any Virginia Gas Benefit Plan, Virginia Gas has retained the right to terminate such plan at any time for any reason.

     (d) Except as set forth on Exhibit 5.12 hereto, (i) with respect to each Virginia Gas Benefit Plan intended to be qualified under Code Section 401(a), the trust forming a part thereof has received a favorable determination letter from the IRS as to its qualification under the Code and no fact or condition has occurred which could reasonably be expected to result in the disqualification of such Virginia Gas Benefit Plan or adversely affect the tax-exempt status of such trust, (ii) there are no pending or, to the Knowledge of Virginia Gas, threatened claims by or on behalf of any Virginia Gas Benefit Plans (other than routine claims for benefits) and (iii) all contributions, premiums and benefit payments required to be made or paid by Virginia Gas or any Virginia Gas Subsidiary in respect of any Virginia Gas Benefit Plan have been paid within the earliest time required by Law or by the Virginia Gas Benefit Plan.

   Section 5.13. Tax Matters.

     (a) Except as set forth on Exhibit 5.13 attached hereto:

       (i) Virginia Gas and each Virginia Gas Subsidiary that is incorporated under the laws of the United States or of any of the United States are members of the affiliated group, within the meaning of Section 1504(a) of the Code, of which Virginia Gas is the common parent, such affiliated group files a consolidated federal income tax return and neither Virginia Gas nor any of the Virginia Gas Subsidiaries has ever filed a consolidated federal income tax return with (or been included in a consolidated return of) a different affiliated group;

       (ii) Virginia Gas and each of the Virginia Gas Subsidiaries has timely filed or caused to be filed all Tax Returns required to have been filed by or for it, and all information set forth in such Tax Returns is accurate and complete in all material respects;

       (iii) Virginia Gas and each of the Virginia Gas Subsidiaries has paid or made adequate provision on its books and records in accordance with GAAP for all Taxes covered by such Tax Returns;

       (iv) Virginia Gas and each of the Virginia Gas Subsidiaries is in material compliance with, and its records contain all information and documents necessary to comply with, all applicable information reporting and tax withholding requirements under federal, state, local and foreign Laws, and such records identify with specificity all accounts subject to withholding under Section 1441, 1442 or 3406 of the Code or similar provisions of state, local or foreign laws;

       (v) there is not an amount of unpaid Taxes due and payable by Virginia Gas or any of the Virginia Gas Subsidiaries or by any other person that is or could become a lien on any asset of, or that otherwise could have a Material Adverse Effect on, the Virginia Gas Companies;

       (vi) Virginia Gas and each of the Virginia Gas Subsidiaries has collected or withheld all Taxes required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authority or set aside in appropriate accounts for future payment when due;

       (vii) neither Virginia Gas nor any of the Virginia Gas Subsidiaries has granted (or is subject to) any waiver, which is currently in effect, of the period of limitations for the assessment of any Tax; no unpaid Tax deficiency has been assessed or asserted against, or with respect to, Virginia Gas or any of the Virginia Gas Subsidiaries by any Governmental Authority; no power of attorney relating to Taxes that is currently in effect has been granted by, or with respect to, Virginia Gas or any of the Virginia Gas Subsidiaries; there are no currently pending administrative or judicial proceedings, or any deficiency or refund litigation, with respect to Taxes of Virginia Gas or any of the Virginia Gas Subsidiaries, the adverse outcome of which would have a Material Adverse Effect on the Virginia

    Gas Companies; and any such assertion, assessment, proceeding or litigation disclosed in Exhibit 5.13 hereto is being contested in good faith through appropriate measures, and its status is described in
    Exhibit 5.13 hereto;

       (viii) neither Virginia Gas nor any of the Virginia Gas Subsidiaries has made or entered into, or holds any asset subject to, a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder or a "safe harbor lease" subject to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended prior to the Deficit Reduction Act of 1984, and the regulations thereunder;

       (ix) neither Virginia Gas nor any of the Virginia Gas Subsidiaries is required to include in income any amount from an adjustment pursuant to Section 481 of the Code or the regulations thereunder or any similar provision of state or local Law, and Virginia Gas has no Knowledge that any Governmental Authority has proposed any such adjustment;

       (x) neither Virginia Gas nor any of the Virginia Gas Subsidiaries is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments, that would not be deductible by reason of Sections 162(m) or 280G of the Code;

       (xi) there are no excess loss accounts or deferred intercompany gains with respect to any member of the affiliated group of which Virginia Gas is the common parent which would have a Material Adverse Effect on the Virginia Gas Companies if taken into account;

       (xii) the most recent audited consolidated balance sheet included in the Virginia Gas SEC Reports fully and properly reflects, in all material respects, as of the date thereof, the liabilities of Virginia Gas and the Virginia Gas Subsidiaries for all accrued Taxes and deferred liability for Taxes and, for periods ending after such date, the books and records of each such corporation fully and properly reflect its liability for all accrued Taxes;

       (xiii) since April 16, 1997, neither Virginia Gas nor any Virginia Gas Subsidiary has distributed to their respective stockholders or security holders stock or securities of a controlled corporation in a transaction to which Section 355(a) of the Code applies; and

       (xiv) Virginia Gas is not, and has not been at any time within the last five years, a "United States real property holding corporation" for purposes of Section 897 of the Code.

     (b) Exhibit 5.13 describes all material and continuing Tax elections, consents and agreements made by or affecting Virginia Gas or any Virginia Gas Subsidiary, lists all types of material Taxes paid and Tax Returns filed by or on behalf of Virginia Gas or any Virginia Gas Subsidiary and expressly indicates each Tax with respect to which Virginia Gas or any Virginia Gas Subsidiary is or has been included in a consolidated, unitary or combined return.

   Section 5.14. Compliance with Law. The conduct of the businesses of Virginia Gas and the Virginia Gas Subsidiaries and their use of their assets does not violate or conflict, and has not violated or conflicted, with any Law, which violation or conflict could have a Material Adverse Effect on the Virginia Gas Companies.

   Section 5.15. Transactions With Affiliates. Except as set forth in Exhibit
5.15 attached hereto, since December 31, 1998, neither Virginia Gas nor any of the Virginia Gas Subsidiaries has, in the ordinary course of business or otherwise, (i) purchased, leased or otherwise acquired any property or assets or obtained any services from, (ii) sold, leased or otherwise disposed of any property or assets or provided any services to (except with respect to remuneration for services rendered in the ordinary course of business as a director, officer or employee of one or more of Virginia Gas or any Virginia Gas Subsidiary), (iii) entered into or modified in any manner any Contract with, or (iv) borrowed any money from, or made or forgiven any loan or other advance to, any Other Virginia Gas Interested Person that, considering the matters set forth in clauses (i) through (iv) in the aggregate, exceeded a value of $75,000. Except as set forth in Exhibit 5.15, (i) the Contracts of Virginia Gas and the Virginia Gas Subsidiaries do not include any obligation or commitment between

Virginia Gas or any of the Virginia Gas Subsidiaries, on the one hand, and any Other Virginia Gas Interested Person, on the other hand, (ii) the assets of Virginia Gas and the Virginia Gas Subsidiaries do not include any receivable or other obligation or commitment from any Other Virginia Gas Interested Person that, in the aggregate, exceeds a value of $75,000 and (iii) the liabilities of Virginia Gas and the Virginia Gas Subsidiaries do not include any payable or other obligation or commitment to any Other Virginia Gas Interested Person that, in the aggregate, exceeds a value of $75,000. Except as set forth in
Exhibit 5.15 hereto, no Other Virginia Gas Interested Person is a party to any Contract with any customer or supplier of Virginia Gas or any Virginia Gas Subsidiary (excluding the Virginia Gas Affiliates) and, to the Knowledge of Virginia Gas, no Virginia Gas Affiliate is a party to any such Contract, that affects in any manner the business, financial condition or results of operation of any of the Virginia Gas Companies.

   Section 5.16. Environmental Conditions.

     (a) Definitions. When used in this Section 5.16:

       (i) "Environmental Laws" shall mean any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Materials or environmental protection in effect as of the date of this Agreement or at the Effective Time, together with any amendment or re-authorization thereto or thereof;

       (ii) "Hazardous Materials" shall mean any hazardous material, hazardous waste, infectious medical waste, Petroleum and Natural Gas Products, hazardous or toxic substance defined or regulated as such in or under any Environmental Law, including, without limitation, materials exhibiting the characteristics of ignitability, corrosivity, reactivity or extraction procedure toxicity, as such terms are defined as of the date of this Agreement or at the Effective Time in connection with hazardous materials or hazardous wastes or hazardous or toxic substances in any Environmental Law; and

       (iii) "Petroleum and Natural Gas Products" shall mean crude oil, petroleum or fractions thereof, gasoline, diesel fuel, motor oil, waste or used oil, heating oil, kerosene and any other petroleum products and natural gas, natural gas liquids, liquefied natural gas or synthetic gas useable for fuel.

     (b) Except as set forth in Exhibit 5.16 attached hereto, and except for such violations that in the aggregate would not have a Material Adverse Effect on the Virginia Gas Companies, (i) neither Virginia Gas nor any Virginia Gas Subsidiary has used, stored, treated, transported, manufactured, refined, handled, produced, disposed of, managed, spilled or released any Hazardous Materials on, under, at, from or in any way affecting any of its properties or assets (including, without limitation, any properties or assets now or previously used, owned or operated by Virginia Gas or any Virginia Gas Subsidiary) or otherwise, in any manner which at the time of the action in question violated any Environmental Law governing the use, storage, treatment, transportation, manufacture, refinement, handling, production, disposal, management, spill or release of Hazardous Materials, and (ii) to the Knowledge of Virginia Gas, no prior owner of such property or asset or any tenant, subtenant, prior tenant or prior subtenant thereof has used Hazardous Materials on, from or in any way affecting any such property or asset, or otherwise, in any manner which at the time of the action in question violated any Environmental Law governing the use, storage, treatment, transportation, manufacture, refinement, handling, production, disposal, management, spill or release of Hazardous Materials.

     (c) Except as set forth in Exhibit 5.16 attached hereto, neither Virginia Gas nor any Virginia Gas Subsidiary has any obligations or liabilities, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, known or unknown, or otherwise, that could have a Material Adverse Effect on the Virginia Gas Companies, and no claims have been made against Virginia Gas or any Virginia Gas Subsidiary and no citations or notices have been issued against Virginia Gas or any Virginia Gas Subsidiary that could have a Material Adverse Effect on the Virginia Gas Companies, and that in the case of any of the foregoing, have been or are imposed by reason of or based upon any provision of any Environmental

  Laws, including, without limitation, any such obligations or liabilities relating to or arising out of or attributable, in whole or in part, to the manufacture, processing, distribution, use, treatment, storage, production, management, spill, release, disposal, arranging for disposal, transport or handling of any Hazardous Materials by Virginia Gas or any Virginia Gas Subsidiary or, to the Knowledge of Virginia Gas, by any predecessors in interest in connection with or in any way arising from or relating to Virginia Gas or any Virginia Gas Subsidiary or any of their respective properties, or relating to or arising from or attributable, in whole or in part, to the manufacture, processing, distribution, use, treatment, storage, disposal, production, management, spill, release, transport or handling of any such substance by any other person at or on or under any of the real properties owned or used by Virginia Gas or any Virginia Gas Subsidiary.

     (d) Except as set forth on Exhibit 5.16 attached hereto, Virginia Gas and the Virginia Gas Subsidiaries have received all Permits as may be required of them under applicable Environmental Laws to conduct their respective businesses, and Virginia Gas and the Virginia Gas Subsidiaries are in compliance in all material respects with the terms and conditions of all such Permits. Neither Virginia Gas nor any Virginia Gas Subsidiary has received any notices or claims, nor, to the Knowledge of Virginia Gas, is there a factual basis for such a claim, that it is a responsible party in connection with any claim or notice asserted pursuant to 42 U.S.C. Section 9601 et seq. ("CERCLA"), or any state superfund law.

     (e) The operation of the business of Virginia Gas and the Virginia Gas Subsidiaries has not adversely impacted any "wetlands" (as that term is currently defined by the U.S. Army Corps of Engineers or any other regulatory agency) located on any of the real property owned, operated or leased by Virginia Gas or any of the Virginia Gas Subsidiaries.

     (f) There are no (i) underground storage tanks, (ii) asbestos containing material or (iii) lead containing material on any real property owned, operated or leased by Virginia Gas or any of the Virginia Gas Subsidiaries, the presence of which could result in a Material Adverse Effect.

     (g) To the Knowledge of Virginia Gas, neither Virginia Gas nor any Virginia Gas Subsidiary has transported or disposed, or allowed or arranged for any third parties to transport or dispose, of any Hazardous Material or other waste to or at a site which, pursuant to CERCLA or any applicable state law, has been placed on the National Priorities List or its state equivalent (a "Superfund Site"). Neither Virginia Gas nor any Virginia Gas Subsidiary has received notice, nor, to the Knowledge of Virginia Gas, do any facts exist that could give rise to any notice, that Virginia Gas or any Virginia Gas Subsidiary is a potentially responsible party with respect to a Federal or state Superfund Site or for corrective action under CERCLA or any other applicable Law. Neither Virginia Gas nor any Virginia Gas Subsidiary has submitted or was required to submit any notice pursuant to
  Section 103(c) of CERCLA with respect to any real property. Neither Virginia Gas nor any Virginia Gas Subsidiary has received any written or oral request for information in connection with any Federal or state Superfund Site. Neither Virginia Gas nor any Virginia Gas Subsidiary has been requested to, or has undertaken, any response or remedial actions or clean-up actions of any kind at the request of any Governmental Authority or at the request of any other Person.

   Section 5.17. Insurance. Except to the extent adequately accrued on the most recent balance sheet contained in the Virginia Gas SEC Reports, neither Virginia Gas nor any Virginia Gas Subsidiary has any obligation (contingent or otherwise) to pay in connection with any insurance policies any retroactive premiums or "retro-premiums" that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

   Section 5.18. Intellectual Property. Neither Virginia Gas nor any Virginia Gas Subsidiary currently utilizes, or to the Knowledge of Virginia Gas, has in the past utilized, any existing or pending patent, trademark, trade name, service mark, copyright, software, trade secret or know-how, except for those which are owned, possessed or lawfully used by Virginia Gas or any Virginia Gas Subsidiary in their business operations, and neither Virginia Gas nor any Virginia Gas Subsidiary infringes upon or unlawfully uses any patent, trademark, trade name, service mark, copyright or trade secret owned or validly claimed by another person except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Virginia Gas and the Virginia Gas Subsidiaries own, have a valid license to use or otherwise have the right validly to use all existing and pending patents, trademarks, tradenames, service marks, copyrights and software necessary to carry on their respective businesses substantially as currently conducted, except where the absence of such ownership, valid license or other valid right to use would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

   Section 5.19. Fees and Expenses of Brokers and Others. Neither Virginia Gas nor any Virginia Gas Subsidiary (other than the Virginia Gas Affiliates) and, to the Knowledge of Virginia Gas, none of the Virginia Gas Affiliates (a) has had any dealings, negotiations or communications with any broker or other intermediary in connection with the transactions contemplated by this Agreement, (b) is committed to any liability for any brokers' or finders' fees or any similar fees in connection with the transactions contemplated by this Agreement or (c) has retained any broker or other intermediary to act on its behalf in connection with the transactions contemplated by this Agreement, except that Virginia Gas has engaged CIBC to represent it in connection with such transactions, and shall pay all of CIBC's fees and expenses in connection with such engagement.

   Section 5.20. Regulation as Utility.

     (a) Based solely upon an opinion of counsel with respect to Virginia Gas that was delivered in connection with a previous transaction (a true and correct copy of which has been delivered by Virginia Gas to NUI), Virginia Gas is not a "holding company" within the meaning of Section 2(a)(7) of PUHCA as a result of Virginia Gas Distribution Company's business activities. Since the date of such opinion, the business activities of Virginia Gas Distribution Company have been no less favorable to supporting such an opinion than the business activities that formed the basis of such legal opinion.

     (b) Except as set forth on Exhibit 5.20 attached hereto, neither Virginia Gas nor any Virginia Gas Subsidiary is subject to regulation as a "public utility" as that phrase is defined in Virginia Code Ann. (S) 56-265.1(b) or "public service corporation" as that phrase is defined in Virginia Code Ann. (S) 56-1.

     (c) Neither Virginia Gas nor any Virginia Gas Subsidiary is subject to regulation as a public utility or public service company (or similar designation) in any state other than Virginia.

   Section 5.21. FERC Jurisdiction. Neither Virginia Gas nor any Virginia Gas Subsidiary owns or operates any FERC jurisdictional facilities giving rise to a requirement for approval of the Merger by FERC.

   Section 5.22. Accuracy of Information. Neither this Agreement nor any other document provided by the Virginia Gas Companies or their employees or agents to NUI in connection with the transactions contemplated herein, when this Agreement and such other documents are considered in the aggregate, contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading.

   Section 5.23. Absence of Undisclosed Liabilities. Except as disclosed in the Virginia Gas SEC Reports filed prior to the date of this Agreement, neither Virginia Gas nor any Virginia Gas Subsidiary has, as of the date hereof, or will have, as of the Effective Time, any liabilities or obligations of any kind, whether absolute, accrued, asserted or unasserted, contingent or otherwise, that would be required to be disclosed on a consolidated balance sheet of Virginia Gas, or reflected in the notes thereto, prepared as of such date, in accordance with GAAP, except liabilities, obligations or contingencies that were (a) reflected on or accrued or reserved against in the consolidated balance sheet of Virginia Gas as of December 31, 1999, which is included in the Virginia Gas SEC Reports, or reflected in the notes thereto, or (b) incurred after the date of such balance sheet in the ordinary course of business and consistent with past practices and which, individually or in the aggregate, would not have a Material Adverse Effect on the Virginia Gas Companies. Neither Virginia Gas nor any Virginia Gas Subsidiary is a party to any Contract, or subject to any charter or other corporate or partnership restriction, or subject to any judgment, order, writ, injunction, decree, rule or regulation, which will have a Material Adverse Effect on the Virginia Gas Companies.

   Section 5.24. Opinion of Financial Advisor. Virginia Gas has received the opinion of CIBC to the effect that, as of the date hereof, the exchange ratio contemplated in this Agreement is fair to the holders of shares of Virginia Gas Common Stock from a financial point of view.

   Section 5.25. Virginia Gas Year 2000 Compliance. The Virginia Gas Companies did not suffer any Material Adverse Effect in connection with their efforts to prepare for, or remediation efforts related to, the ability of their computer applications (including software, firmware, hardware and other similar or related items of automated computerized or software systems) to perform properly date sensitive functions for all dates, before and after January 1, 2000 ("Year 2000 Compliance"), or in connection with any failure by any vendor, customer or other third party to achieve Year 2000 Compliance.

   Section 5.26. Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Virginia Gas Common Stock entitled to vote thereon is the only vote of the holders of any class or series of Virginia Gas' capital stock necessary to adopt this Agreement. The Board of Directors of Virginia Gas (at a meeting duly called and held) has (a) unanimously approved this Agreement and the transactions contemplated hereby, (b) determined that the Merger is fair to and in the best interests of the holders of Virginia Gas Common Stock, (c) resolved to recommend this Agreement to such holders for adoption and (d) directed that this Agreement be submitted to holders of Virginia Gas Common Stock.

   Section 5.27. Section 203 of the DGCL; State Takeover Statutes. Prior to the date hereof, the Board of Directors of Virginia Gas has approved this Agreement and the transactions contemplated hereby and such approval is sufficient to render inapplicable to the Merger and any of such other transactions the provisions of Section 203 of the DGCL. No other state takeover statute or similar statute or regulation applies or purports to apply to this Agreement, the Merger or any of the other transactions contemplated hereby and no provision of the Certificates or Articles of Incorporation, bylaws or other governing instruments of any of the Virginia Gas Companies would, directly or indirectly, restrict or impair the ability of NUI to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of the Virginia Gas Companies that may be acquired or controlled by NUI as contemplated by this Agreement.

   Section 5.28. Virginia Gas Affiliates and Partnerships.

     (a) There are no claims, including, without limitation, claims of breach of fiduciary duty or unlawful payment of distributions, pending or threatened by any shareholder of the Virginia Gas Affiliates against the board of directors or any other shareholder of the Virginia Gas Affiliates. All borrowings by the Virginia Gas Affiliates have been approved by all necessary action, including, without limitation, all shareholder action required by the Bylaws of the Virginia Gas Affiliates.

     (b) Virginia Gas has provided NUI with true and correct copies of all governing documents related to the Virginia Gas Partnerships and of all other documents relating to the Virginia Gas Partnerships reasonably requested by NUI that are in the possession of Virginia Gas or which Virginia Gas has the right to obtain. To the Knowledge of Virginia Gas, no action has been taken or is pending for the dissolution or liquidation of any of the Virginia Gas Partnerships. Virginia Gas has not been requested to make any additional capital contributions that currently remain unfunded or otherwise outstanding and, to the Knowledge of Virginia Gas, no such additional capital contribution requests are contemplated with respect to any Virginia Gas Partnership.

   Section 5.29. Certain Agreements.

     (a) Virginia Gas and Michael L. Edwards have duly executed and delivered the Change of Control Agreement, dated as of the date hereof, in the form previously provided to NUI (the "Edwards Agreement"). The Edwards Agreement is in full force and effect, constitutes the valid and binding agreement of the parties thereto and is enforceable against the parties thereto in accordance with its terms.

     (b) Simultaneously with the execution of this Agreement, Virginia Gas, the Town of Saltville, Virginia, and the Saltville Industrial Development Authority shall enter into the Contract of Sale in the form of Exhibit 5.29 attached hereto (the "Saltville Purchase Agreement"). The Saltville Purchase Agreement, when executed and delivered by the parties thereto, will be in full force and effect, will constitute the valid and binding agreement of the parties thereto, and will be enforceable against the parties thereto in accordance with its terms.

                                   ARTICLE VI

                                   COVENANTS

   Section 6.1. Conduct of the Businesses of NUI and Virginia Gas.

     (a) Except as otherwise expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, Virginia Gas and the Virginia Gas Subsidiaries (other than the Virginia Gas Affiliates) will conduct their respective operations according to their ordinary and usual course of business and consistent with past practice, and will use their respective reasonable best efforts to preserve intact their respective business organizations, to keep available the services of their officers and employees and to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having material business relationships with them (and, with respect to the Virginia Gas Affiliates and the Virginia Gas Partnerships, Virginia Gas will not approve or otherwise take, or refrain from taking, any action in its capacity as a stockholder or partner that is inconsistent with the foregoing). Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, neither Virginia Gas nor any of the Virginia Gas Subsidiaries (other than the Virginia Gas Affiliates) will, and, with respect to the Virginia Gas Affiliates and the Virginia Gas Partnerships, Virginia Gas will not approve or otherwise take, or refrain from taking, any action that may facilitate or result in the following actions, without the prior written consent of NUI:

       (i) amend its Certificates or Articles of Incorporation, bylaws, partnership or joint venture agreements or other organizational documents;

       (ii) authorize for issuance or issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or interests, except as required by the terms of any Virginia Gas Benefit Plan existing on the date hereof, or any options, warrants, rights or other securities outstanding as of the date hereof and disclosed pursuant to this Agreement;

       (iii) split, combine or reclassify any shares of its capital stock or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its securities or any securities of the Virginia Gas Subsidiaries or the Virginia Gas Partnerships;

       (iv) (A) incur or assume any Funded Debt (as defined below) not currently outstanding, (B) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any person except Virginia Gas or a Virginia Gas Subsidiary (other than a Virginia Gas Affiliate), (C) make any loans, advances or capital contributions to, or investments in, any other person, (D) enter into any Contract, or alter, amend, modify or exercise any option under any existing Contract, other than in the ordinary course of business or in connection with the transactions contemplated by this Agreement, (E) authorize any single capital expenditure which is in excess of $50,000 or capital expenditures which are, in the aggregate, in excess of $75,000, other than capital expenditures pursuant to Contracts entered into prior to the date hereof and reflected in Virginia Gas' fiscal 2000 capital budget furnished to NUI prior to the date hereof or (F) incur or permit to exist any mortgage, lien, encumbrance, charge, claim, restriction, pledge, security interest or imposition affecting any of its assets, except as disclosed on Exhibit 5.9 attached hereto;

       (v) adopt or amend (except as may be required by Law or as provided in this Agreement) any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee, or (except for normal increases in the ordinary course of business that are consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or enter into any Contract, agreement, commitment or arrangement to do any of the foregoing;

       (vi) acquire, sell, lease or dispose of any material assets outside the ordinary course of business;

       (vii) take any action other than in the ordinary course of business and in a manner consistent with past practice with respect to accounting policies or practices;

       (viii) make any Tax election or settle or compromise any federal, state, local or foreign income Tax liability involving, in the aggregate, an amount in excess of $75,000;

       (ix) except for the payment of professional fees, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in Virginia Gas' audited consolidated balance sheets as of December 31, 1999, or incurred in the ordinary course of business since the date thereof;

       (x) hold any meeting of its stockholders except to the extent required by the request of the stockholders entitled to call a meeting under the Virginia Gas bylaws or the DGCL;

       (xi) take any action that would or is reasonably likely to result in any of the conditions set forth in Article VII not being satisfied as of the Closing Date;

       (xii) make any filing with any Governmental Authority to materially change rates on file;

       (xiii) voluntarily engage in any activities which could be reasonably expected to cause a change in Virginia Gas' status under PUHCA; or

       (xiv) agree in writing or otherwise to take any of the foregoing actions.

   For purposes of this Section, "Funded Debt" shall mean, without duplication, (i) all indebtedness for borrowed money or which has been incurred in connection with the acquisition of assets, (ii) all rentals payable under capitalized leases, and (iii) all guaranties of Funded Debt of others.

     (b) Except as otherwise expressly provided in this Agreement, prior to the Effective Time, NUI will not, without the prior written consent of Virginia Gas, take any action that would or is reasonably likely to result in any of the conditions set forth in Article VII not being satisfied as of the Closing Date.

     (c) NUI and Virginia Gas agree that, during the period from the date of this Agreement to the Effective Time: (i) they will cause representatives of their respective companies to meet in person or telephonically, no less frequently than every two weeks, to discuss the operations and business prospects of their companies; and (ii) Virginia Gas will promptly advise NUI of the occurrence of any Material Adverse Effect with respect to the Virginia Gas Companies, and NUI will promptly advise Virginia Gas of the occurrence of any Material Adverse Effect with respect to the NUI Companies.

   Section 6.2. No Solicitation.

     (a) Prior to the Effective Time, Virginia Gas agrees that neither it nor any of the Virginia Gas Subsidiaries (other than the Virginia Gas Affiliates) or any of their respective directors, officers, employees, agents or representatives will, directly or indirectly, (i) solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving Virginia Gas or any Virginia Gas Subsidiary, or the acquisition of all or any significant part of the assets or capital stock of Virginia Gas or any Virginia Gas Subsidiary (an "Acquisition Transaction") or (ii) negotiate, explore or otherwise engage in discussions with any individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity (each, a "Person") (other than NUI and its representatives) with respect to any Acquisition Transaction, or which may reasonably be expected to lead to a proposal for an Acquisition Transaction, or enter into any agreement, arrangement or understanding with respect to any such Acquisition Transaction; provided, however, that Virginia Gas may, in response to an unsolicited written proposal from a third party regarding a Superior Proposal (as hereinafter defined), furnish information to and engage in discussions and negotiations with such third party, but only if the Board of Directors of Virginia Gas determines in good faith, after consultation with its financial advisors and based upon the advice (in the form of a written reasoned opinion) of outside independent counsel, that failing to take such action would result in a breach of the fiduciary duties of such Board of Directors under applicable Law; and provided, further, that with respect to the Virginia Gas Affiliates, Virginia Gas will not approve or otherwise take, or refrain from taking, any action in its capacity as a stockholder that would permit a Virginia Gas Affiliate to take any action that the Virginia Gas Subsidiaries are prohibited from taking pursuant to the foregoing. It is understood and agreed, without limitation of Virginia Gas' obligations, that any violation of this Section 6.2 by any director, officer, investment banker, financial advisor, attorney or other advisor or representative of Virginia Gas, whether or not such Person is purporting to act on behalf of Virginia Gas, or otherwise, shall be deemed to be a breach of this Section 6.2 by Virginia Gas.

     (b) Virginia Gas agrees that it and the Virginia Gas Subsidiaries (other than the Virginia Gas Affiliates), and their respective directors, officers, employees, agents and representatives, shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person (other than NUI and its representatives) conducted heretofore with respect to any Acquisition Transaction. Virginia Gas agrees to promptly advise NUI in writing of the existence of (y) any inquiries or proposals (or desire to make a proposal) received by (or indicated to), any such information requested from, or any negotiations or discussions sought to be initiated or continued with, Virginia Gas and the Virginia Gas Subsidiaries, or any of their respective directors, officers, employees, agents or representatives, in each case from a Person (other than NUI and its representatives) with respect to an Acquisition Transaction, and (z) the terms thereof, including the identity of such third party and the terms of any financing arrangement or commitment in connection with such Acquisition Transaction, and to update on an ongoing basis or upon NUI's reasonable request, the status thereof. As used herein, "Superior Proposal" means a bona fide, written and unsolicited proposal or offer made by any Person (or group) (other than NUI) with respect to an Acquisition Transaction on terms which, as determined by the Board of Directors of Virginia Gas in good faith and in the exercise of reasonable judgment (based on the written advice of independent financial advisors), is at a higher price and more favorable to Virginia Gas and its stockholders than the transactions contemplated hereby.

   Section 6.3. The Registration Statement; Listing.

     (a) Virginia Gas and NUI shall, as soon as practicable following the execution of this Agreement, file with the SEC a draft of the Joint Proxy Statement/Prospectus (in a form mutually agreeable to Virginia Gas and NUI) as preliminary proxy materials under the Exchange Act. Virginia Gas and NUI shall cooperate to respond promptly to any comments made by the SEC with respect thereto.

     (b) Upon resolution of any SEC comments with respect to the draft Joint Proxy Statement/Prospectus, or at such other time as may be mutually determined by the parties hereto, NUI shall file the Registration Statement (including the then-current draft of the Joint Proxy Statement/Prospectus) with the SEC, and shall:

       (i) after consultation with Virginia Gas, respond promptly to any comments made by the SEC with respect thereto; provided, however, that NUI will not file any amendment or supplement to the Registration Statement without first furnishing to Virginia Gas a copy thereof for its review and will not file any such proposed amendment or supplement to which Virginia Gas reasonably and promptly objects;

       (ii) use its best efforts to cause the Registration Statement to become effective under the Securities Act as soon as practicable, and Virginia Gas shall cause the Joint Proxy Statement/Prospectus to be mailed to its stockholders at the earliest practicable time after effectiveness of the Registration Statement;

       (iii) to the extent required by applicable Law, cause the registration or qualification of the NUI Common Stock to be issued upon conversion of shares of Virginia Gas Common Stock in accordance with this Agreement under the state securities or "Blue Sky" laws of each state of residence of a record holder of Virginia Gas Common Stock as reflected in its stock transfer ledger;

       (iv) promptly advise Virginia Gas (A) when the Registration Statement becomes effective, (B) when, prior to the Effective Time, any amendment to the Registration Statement shall be filed or become effective, (C) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the institution or threatening of any proceeding for that purpose and (D) of the receipt by NUI of any notification with respect to the suspension of the registration or qualification of NUI Common Stock for sale in any jurisdiction or the institution or threatening of any proceeding for that purpose;

       (v) use its best efforts to prevent the issuance of any such stop order and, if issued, to obtain as soon as possible the withdrawal thereof; and

       (vi) use its best efforts to cause the shares of NUI Common Stock to be issued upon conversion of shares of Virginia Gas Common Stock in accordance with this Agreement to be listed for trading on the NYSE upon official notice of issuance.

     If, at any time when the Joint Proxy Statement/Prospectus is required to be delivered under the Securities Act or the Exchange Act, any event occurs as a result of which the Joint Proxy Statement/Prospectus as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, or if it shall be necessary to amend the Registration Statement or supplement the Joint Proxy Statement/Prospectus to comply with the Securities Act or the Exchange Act or the respective rules thereunder, Virginia Gas and NUI will cooperate to permit NUI promptly to prepare and file with the SEC, subject to clause ((a)) of this Section 6.3, an amendment or supplement that will correct such statement or omission or effect such compliance.

   Section 6.4. Access to Information; Confidentiality Agreement.

     (a) Between the date of this Agreement and the Effective Time, Virginia Gas will (i) give to NUI and its authorized representatives reasonable access during normal business hours to all plants, offices, warehouses and other facilities and to all books and records of Virginia Gas and the Virginia Gas Subsidiaries (other than the Virginia Gas Affiliates), and will use its best efforts to provide such access with respect to the Virginia Gas Affiliates, (ii) permit NUI to make such inspections as it may reasonably request and (iii) cause its officers and those of the Virginia Gas Subsidiaries (other than the Virginia Gas Affiliates) to furnish such financial and operating data and other information in the possession of Virginia Gas or to which Virginia Gas has the right to obtain with respect to the business and properties of the Virginia Gas Companies as may from time to time reasonably be requested. Subject to Section 6.7 hereof, all such information shall be kept confidential in accordance with the Confidentiality Agreement.

     (b) Notwithstanding the execution of this Agreement, the Confidentiality Agreement shall remain in full force and effect through the Effective Time. Each party hereto hereby waives the provisions of the Confidentiality Agreement as and to the extent necessary to permit the solicitation of votes of the stockholders of Virginia Gas pursuant to the Joint Proxy Statement/Prospectus and to permit consummation of the transactions contemplated hereby. Each party further acknowledges that the Confidentiality Agreement shall survive any termination of this Agreement pursuant to Section 8.1 hereof.

     (c) The Virginia Gas Companies shall provide to NUI and its agents access to all real property to which any Virginia Gas Company has, or has the right to obtain, access for the purpose of conducting Phase I environmental assessments. If the results of any Phase I environmental site assessment relating to a location set forth on Exhibit 6.4 attached hereto reasonably indicates that a Phase II environmental site assessment is prudent under the circumstances, Virginia Gas shall provide to NUI and its agents access to conduct such Phase II environmental site assessment. If the results of any Phase I environmental site assessment relating to a location other than a location set forth on Exhibit 6.4 attached hereto reasonably indicates that a Phase II environmental site assessment is prudent under the circumstances, NUI may request that Virginia Gas provide to NUI and its agents access to conduct such Phase II environmental site assessment. Subject to the provisions of Section 8.1(d)(iv) hereof, Virginia Gas may grant or deny such access in its sole discretion.

   Section 6.5. Best Efforts. Subject to the terms and conditions herein provided and subject to fiduciary obligations under applicable Law as advised by counsel, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper and advisable under applicable Law, to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action. NUI and Virginia Gas will execute any additional instruments necessary to consummate the transactions contemplated hereby.

   Section 6.6. Consents. Virginia Gas and NUI each will use its best efforts to obtain consents of, and make all required filings with, all third parties and Governmental Authorities necessary to the consummation of the transactions contemplated by this Agreement, including, without limitation, all consents required with respect to the HSR Act and the approval of the VSCC.

   Section 6.7. Public Announcements. The parties hereto have agreed upon the text of a joint press release announcing, among other things, the execution of this Agreement, which joint press release shall be disseminated promptly following the execution hereof. Virginia Gas and NUI will consult with each other before issuing any additional press release or otherwise making any additional public statement with respect to this Agreement, the Merger or the transactions contemplated herein and shall not issue any such press release or make any such public statement prior to such consultation or as to which the other party promptly and reasonably objects, except as may be required by Law in the written reasoned opinion of such party's counsel or by obligations pursuant to any listing agreement with any national securities exchange or inter-dealer quotation system, in which case the party proposing to issue such press release or make such public announcement shall use its best efforts to consult in good faith with the other party before issuing any such press release or making any such public announcements.

   Section 6.8. Affiliates. Virginia Gas shall use its best efforts to cause each principal executive officer, each director and each other person who may be deemed to be an "affiliate," for purposes of Rule 145 under the Securities Act, of Virginia Gas to deliver to NUI at or prior to the Effective Time a written agreement (substantially in the form of Exhibit 6.8 attached hereto) to the effect that such person will not offer to sell, sell or otherwise dispose of any shares of NUI Common Stock issued in the Merger, except, in each case, pursuant to an effective registration statement or in compliance with Rule 145, as amended from time to time, or in a transaction which, in the opinion of legal counsel satisfactory to NUI, is exempt from the registration requirements of the Securities Act.

   Section 6.9. Intentionally Omitted.

   Section 6.10. Letter of Virginia Gas' Accountants. Virginia Gas shall use its best efforts to cause to be delivered to NUI two letters from Arthur Anderson, LLP, one dated a date within two business days before the date on which the Registration Statement shall become effective and one dated the Closing Date, in form and substance reasonably satisfactory to NUI and Virginia Gas and customary in scope and substance for agreed-upon procedures letters delivered by independent accountants in connection with registration statements similar to the Registration Statement.

   Section 6.11. Letter of NUI's Accountants. NUI shall use its best efforts to cause to be delivered to Virginia Gas two letters from Arthur Andersen, LLP, one dated a date within two business days before the date on which the Registration Statement shall become effective and one dated the Closing Date, in form and substance reasonably satisfactory to Virginia Gas and NUI and customary in scope and substance for agreed-upon procedures letters delivered by independent accountants in connection with registration statements similar to the Registration Statement.

   Section 6.12. Opinions of Financial Advisors. Virginia Gas shall use its best efforts to cause CIBC to provide its opinion, as of a date no earlier than three business days prior to the date that the Joint Proxy Statement/Prospectus is mailed to stockholders of Virginia Gas, as to the fairness of the exchange ratio contemplated in this Agreement to the stockholders of Virginia Gas from a financial point of view, as contemplated by this Agreement, and shall include such updated opinion in the Joint Proxy Statement/Prospectus.

   Section 6.13. Indemnification; Insurance.

     (a) Except as may be limited by applicable Law, from the Effective Time and for a period of six years thereafter, NUI shall cause Virginia Gas to maintain all rights of indemnification existing in favor of the directors and officers of Virginia Gas on terms no less favorable than those provided in the Amended and Restated Certificate of Incorporation and Bylaws of Virginia Gas on the date of this Agreement with respect to matters occurring prior to the Effective Time.

     (b) NUI shall cause to be maintained in effect for six years from the Effective Time the current policies for directors' and officers' liability insurance maintained by Virginia Gas (provided that NUI may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less advantageous) with respect to matters occurring prior to the Effective Time, to the extent such insurance is available to NUI in the market.

   Section 6.14. PUHCA and the Natural Gas Act.

     (a) None of the parties hereto shall, nor shall any party permit any of its Subsidiaries to, without the other party's consent, which consent shall not be unreasonably withheld, conditioned or delayed, engage in any activities that would (i) cause a change in its status or that of its Subsidiaries under PUHCA, including, without limitation, the registration by either party under PUHCA or (ii) result in jurisdiction by FERC over the Merger.

     (b) None of the parties hereto shall, nor shall any party permit any of its Subsidiaries to, without the other party's consent, which consent shall not be unreasonably withheld, conditioned or delayed, fail to take such actions that are necessary to (i) preserve existing exemptions from registration under PUHCA or (ii) allow the Merger to proceed without a requirement for approval by FERC.

   Section 6.15. Interim Financing.

     Attached hereto as Exhibit 6.15 is a term sheet setting forth the principal terms of certain financing to be provided to Virginia Gas by NUI Capital Corp., a wholly-owned subsidiary of NUI. Virginia Gas and NUI agree (and NUI agrees to cause NUI Capital Corp.) to work diligently and in good faith to complete the financing described in Exhibit 6.15 in accordance with the terms thereof.

   Section 6.16. Amendment of Agreement in Certain Circumstances.

     In the event that the transactions contemplated by the Registration Statement on Form S-4 filed by NUI Holding Company on February 9, 2000 (Registration No. 333-30092), have been consummated prior to the Effective Time, the parties hereto agree to (i) enter into an amendment to this Agreement, or to amend and restate this Agreement in its entirety, to provide for the substitution of NUI Holding Company for NUI herein, and to amend any other provisions herein that may be required in order to give full effect to the transactions contemplated herein; and (ii) at the election of NUI, to enter into an amendment to this Agreement, or to amend and restate this Agreement in its entirety, to provide for the merger of Virginia Gas with and into Merger Subsidiary with Merger Subsidiary being the surviving corporation in the Merger.

                                  ARTICLE VII

               CONDITIONS PRECEDENT TO CONSUMMATION OF THE MERGER

   Section 7.1. Conditions Precedent to Each Party's Obligation to Effect the Merger.

   The respective obligation of each party to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions precedent:

     (a) the transactions contemplated in this Agreement shall have been adopted by the affirmative vote of the stockholders of Virginia Gas by the requisite vote in accordance with the DGCL;

     (b) no order, decree or injunction shall have been enacted, entered, promulgated or enforced by any United States court of competent jurisdiction or any Governmental Authority which prohibits the consummation of the Merger; provided, however, that the parties hereto shall use their best efforts to have any such order, decree or injunction vacated or reversed;

     (c) the Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect;

     (d) (i) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired, (ii) all applicable requirements of the Exchange Act shall have been satisfied, (iii) all NUI Required Consents and Virginia Gas Required Consents shall have been made or obtained (as the case may be) and become final and (iv) any applicable filings under state securities, "Blue Sky" or takeover laws shall have been made;

     (e) the receipt by the parties hereto, based on customary assumptions and on representations set forth in certificates of officers of NUI and Virginia Gas, of the opinion of Hunton & Williams addressed to the board of directors of NUI and the board of directors of Virginia Gas (dated the date of the Effective Time) to the effect that, for United States federal income tax purposes, (i) the Merger will constitute a "reorganization" under
  Section 368(a) of the Code, (ii) no gain or loss will be recognized by NUI, Merger Subsidiary or Virginia Gas upon consummation of the Merger, (iii) no gain or loss will be recognized by stockholders of Virginia Gas upon the exchange of shares of Virginia Gas Common Stock solely for shares of NUI Common Stock (including any fractional share interest) in the Merger, (iv) the aggregate basis of shares of NUI Common Stock (including any fractional share interest) received by a Virginia Gas stockholder in the Merger will be the same as the aggregate basis of the shares of Virginia Gas Common Stock exchanged therefor, (v) the holding period for shares of NUI Common Stock (including any fractional share interest) received by a Virginia Gas stockholder in the Merger will include the holding period for the shares of Virginia Gas Common Stock exchanged therefor, if such shares of Virginia Gas Common Stock are held as a capital asset at the Effective Time and (vi) cash received in lieu of a fractional share of NUI Common Stock will be treated as having been received as full payment in exchange for such fractional share; and

     (f) the shares of NUI Common Stock required to be issued hereunder shall have been listed for trading on the NYSE subject to official notice of issuance.

   Section 7.2. Conditions Precedent to Obligations of Virginia Gas. The obligations of Virginia Gas to consummate the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions precedent:

     (a) there shall have occurred no material adverse change in the business, financial condition or results of operations of the NUI Companies, taken as a whole, from the date hereof to the Effective Time;

     (b) the representations and warranties of NUI contained in Article IV shall be true and correct in all respects (as to representations and warranties qualified or limited by the term "Material Adverse Effect," the word "material," or phrases of like import), and in all material respects (as to representations and warranties not so qualified or limited) when made and at and as of the Effective Time with the same force and effect as if those representations and warranties had been made at and as of such time except (i) to the extent such representations and warranties speak as of a specified earlier date, and (ii) as otherwise contemplated or permitted by this Agreement;

     (c) NUI shall, in all material respects, have performed all obligations and complied with all covenants necessary to be performed or complied with by it under this Agreement on or before the Effective Time;

     (d) Virginia Gas shall have received a certificate of the President and Chief Executive Officer or Senior Vice President and Chief Operating Officer of NUI, in form satisfactory to counsel for Virginia Gas, certifying fulfillment of the matters referred to in paragraphs ((a)) through ((c)) of this Section 7.2;

     (e) Virginia Gas shall have received a satisfactory opinion from CIBC pursuant to Section 6.12 as to the fairness of the exchange ratio contemplated in this Agreement, from a financial point of view, to the stockholders of Virginia Gas;

     (f) all proceedings, corporate or other, to be taken by NUI in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Virginia Gas and counsel for Virginia Gas, and NUI shall have made available to Virginia Gas for examination the originals or true and correct copies of all documents that Virginia Gas may reasonably request in connection with the transactions contemplated by this Agreement; and

     (g) Virginia Gas shall have received each of the accountants' letters contemplated by Section 6.11 hereof to be received by it.

   Section 7.3. Conditions Precedent to Obligations of NUI. The obligations of NUI to consummate the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions precedent:

     (a) there shall have occurred no material adverse change in the business, financial condition or results of operations of the Virginia Gas Companies, taken as a whole, from the date hereof to the Effective Time;

     (b) the representations and warranties of Virginia Gas contained in
  Article V shall be true and correct in all respects (as to representations and warranties qualified or limited by the term "Material Adverse

  Effect," the word "material," or phrases of like import), and in all material respects (as to representations and warranties not so qualified or limited) when made and at and as of the Effective Time with the same force and effect as if those representations and warranties had been made at and as of such time except (i) to the extent such representations and warranties speak as of a specified earlier date, and (ii) as otherwise contemplated or permitted by this Agreement;

     (c) Virginia Gas shall, in all material respects, have performed all obligations and complied with all covenants necessary to be performed or complied with by it on or before the Effective Time;

     (d) NUI shall have received a certificate of the President and Chief Executive Officer or Vice President and Chief Financial Officer of Virginia Gas, in form satisfactory to counsel for NUI, certifying fulfillment of the matters referred to in paragraphs ((a)) through ((c)) of this Section 7.3;

     (e) The Edwards Agreement shall be in full force and effect in accordance with its terms and shall not have been amended, modified, repudiated or rejected;

     (f) all proceedings, corporate or other, to be taken by Virginia Gas in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to NUI and NUI's counsel, and Virginia Gas shall have made available to NUI for examination the originals or true and correct copies of all documents that NUI may reasonably request in connection with the transactions contemplated by this Agreement;

     (g) NUI shall have received from each person specified in Section 6.8 hereof the written agreement referred to in such Section 6.8;

     (h) NUI shall have received each of the accountants' letters contemplated by Section 6.10 hereof to be received by it;

     (i) No event shall have occurred that would, with or without the passage of time or compliance with any applicable notice requirements or both constitute a default under or give rise to a right of termination with respect to (i) the Firm Pipeline Service Agreement, dated as of February 5, 1999, by and between Virginia Gas Pipeline Company and Roanoke Gas Company and (ii) the Firm Pipeline Service Agreement, dated as of April 17, 1997, by and between Virginia Gas Pipeline Company and United Cities Gas Company (collectively, the "Pipeline Company Contracts"), and the Pipeline Company Contracts shall be in full force and effect in accordance with their terms;

     (j) The Saltville Purchase Agreement shall be in full force and effect and shall not have been amended, modified, repudiated or rejected; provided, however, that the transactions contemplated by the Saltville Purchase Agreement may have been consummated prior to the Effective Time in accordance with the terms thereof; and

     (k) No Virginia Gas Affiliate or Virginia Gas Partnership shall have taken any of the actions described in Section 6.1 hereof which actions, considered in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Virginia Gas Companies.

                                  ARTICLE VIII

                         TERMINATION; AMENDMENT; WAIVER

   Section 8.1. Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time notwithstanding adoption thereof by the stockholders of Virginia Gas, but prior to the Effective Time:

     (a) by mutual written consent of Virginia Gas and NUI;

     (b) by Virginia Gas or NUI, if the Effective Time shall not have occurred on or before December 31, 2000; provided, however, that if all conditions provided in Article VII hereof, other than one or more of the conditions provided in Section 7.1((d)) hereof, have been satisfied or waived, and diligent efforts are being undertaken to satisfy such conditions, then the references to December 31, 2000, in this Section 8.1((b)) shall be deemed to be the date that is 12 months from the date of this Agreement (provided that the right to terminate this Agreement under this Section 8.1((b)) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or has resulted in the failure of the Effective Time to occur on or before such date);

     (c) by Virginia Gas if there has been a material breach by NUI of any representation, warranty, covenant or agreement set forth in this Agreement, which breach has not been cured within ten business days following receipt by NUI of notice of such breach;

     (d) by NUI if (i) the transactions contemplated in this Agreement shall have been voted on by holders of Virginia Gas Common Stock at a meeting duly convened therefor, and the votes shall not have been sufficient to satisfy the condition set forth in Section 7.1((a)) hereof, (ii) there has been a material breach by Virginia Gas of any representation, warranty, covenant or agreement set forth in this Agreement, which breach has not been cured within ten business days following receipt by Virginia Gas of notice of such breach, (iii) the Board of Directors of Virginia Gas should fail to recommend to its stockholders adoption of the transactions contemplated by this Agreement or such recommendation shall have been made and subsequently withdrawn, amended or modified in any manner adverse to NUI, (iv) Virginia Gas elects not to provide to NUI and its agents access to conduct a Phase II environmental site assessment at a location other than those set forth in Exhibit 6.4 attached hereto following a request by NUI for such access pursuant to Section 6.4 hereof, or (v) the Average NUI Price is less than $19.00 and NUI provides written notice of termination to Virginia Gas prior to the close of business on the second trading day following the Determination Date;

     (e) by Virginia Gas, if (1) it, based on the advice of outside legal counsel to Virginia Gas that such action is necessary in order for the Board of Directors of Virginia Gas to comply with its fiduciary duties under applicable Law, subject to complying with the terms of this Agreement, enters into a binding written agreement concerning a transaction that constitutes a Superior Proposal and Virginia Gas notifies NUI in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (2) NUI does not make, within two business days of receipt of Virginia Gas' written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer to enter into an amendment to this Agreement such that the Board of Directors of Virginia Gas determines, in good faith after consultation with its financial advisors, that this Agreement as so amended is at least as favorable, from a financial point of view, to the stockholders of Virginia Gas as the Superior Proposal and (3) Virginia Gas prior to such termination pays to NUI in immediately available funds any fees required to be paid pursuant to Section 8.3 hereof. Virginia Gas agrees (A) that it will not enter into a binding agreement referred to in clause (1) above until at least the third business day after it has provided the notice to NUI required thereby and (B) to notify NUI promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification;

     (f) by Virginia Gas or NUI, if any court of competent jurisdiction in the United States or other United States Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

     (g) by Virginia Gas in the event the financing arrangements contemplated by Section 6.15 hereof (i) in the case of the Initial Financing (as defined in Exhibit 6.15) is not consummated within 30 days after the date hereof or
  (ii) the Bridge Financing (as defined in Exhibit 6.15) is not consummated within 90 days after the date hereof (provided that, in each such case, the right to terminate this Agreement under this Section 8.1(g) shall not be available to Virginia Gas if an action or failure to act on the part of Virginia Gas has been the cause of or has resulted in the failure of such financing to be consummated).

   Section 8.2. Effect of Termination. If this Agreement is terminated under
Section 8.1 hereof and the Merger is not consummated, this Agreement shall forthwith become void and have no effect, without any liability on the part of either party or its directors, officers or stockholders, other than the provisions of Section 6.4((b)), this Section 8.2, Section 8.3 and Section 9.8.

   Section 8.3. Termination Fee.

     (a) If this Agreement is terminated (i) by NUI pursuant to Section 8.1((b)) hereof, and the failure of the Effective Time to occur has been caused by or is attributable to any failure by Virginia Gas to fulfill any of its obligations under this Agreement, (ii) by NUI pursuant to Section 8.1((d))(i) through (iii) hereof or (iii) by Virginia Gas pursuant to
  Section 8.1((e)) hereof, and, in the case of any of the foregoing, if Virginia Gas is not entitled to terminate this Agreement by reason of
  Section 8.1((c)) hereof, then Virginia Gas shall promptly (and in any event within five days of receipt by Virginia Gas of written notice from NUI) pay to NUI (by wire transfer of immediately available funds to an account designated by NUI) an amount equal to all documented out of pocket expenses and fees incurred by NUI in connection with the transactions contemplated by this Agreement (such expenses to be referred to herein as the "Out of Pocket Expenses," and to include fees and expenses payable to all legal, financial, accounting, public relations and other professional advisors) and a termination fee in an amount equal to (i) $2.5 million, plus (ii) an amount equal to the product of the amount of additional outstanding debt incurred by the Virginia Gas Companies following the date of this Agreement times .04. If this Agreement is terminated by NUI pursuant to Section 8.1(d)(iv) hereof, and if Virginia Gas is not entitled to terminate this Agreement by reason of Section 8.1(c) hereof, then Virginia Gas shall promptly (and in any event within five days of receipt by Virginia Gas of written notice from NUI) pay to NUI (by wire transfer of immediately available funds to an account designated by NUI) an amount equal to NUI's Out-of-Pocket Expenses.

     (b) If this Agreement is terminated by Virginia Gas (i) pursuant to
  Section 8.1((b)) hereof, and the failure of the Effective Time to occur has been caused by or is attributable to any failure by NUI to fulfill any of its obligations under this Agreement or (ii) pursuant to Section 8.1((c)) hereof and, in the case of any of the foregoing, if NUI is not otherwise entitled to terminate this Agreement, then NUI shall promptly (and in any event within five days of receipt by NUI of written notice from Virginia
  Gas) pay to Virginia Gas (by wire transfer of immediately available funds to an account designated by Virginia Gas) an amount equal to the Out of Pocket Expenses of Virginia Gas and a termination fee in an amount equal to $2.5 million.

     (c) The termination fees contemplated in this Section 8.3 shall constitute liquidated damages for any termination of this Agreement in the circumstances set forth herein, as the actual damages of the parties in such circumstances would be difficult or impossible to prove. Such termination fees, together with the expense reimbursement provisions of this Section 8.3, shall be the sole remedies of the parties hereto in the event this Agreement is terminated pursuant to Section 8.1 hereof.

   Section 8.4. Amendment. This Agreement may be amended by action taken by NUI, Merger Subsidiary and Virginia Gas at any time before or after adoption of this Agreement by the stockholders of Virginia Gas but, after any such adoption, no amendment shall be made that would have any of the effects specified in DGCL Section 251(d) without the approval of the stockholders affected thereby. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

   Section 8.5. Extension; Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto by the other parties hereto or (c) waive compliance with any of the agreements or conditions contained herein by the other parties hereto. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                                 MISCELLANEOUS

   Section 9.1. Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes, except as set forth in Section 6.4((b)) hereof, all other prior agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof, and (b) subject to the provisions of Section 6.16(a) hereof, shall not be assigned by operation of law or otherwise.

   Section 9.2. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

     if to NUI or Merger Subsidiary:

       NUI Corporation
       550 Route 202-206
       P.O. Box 760
       Bedminster, New Jersey 07921-0760
       Attention: James R. Van Horn, Esq.
       Facsimile: (908) 781-0718

     with a copy to:

       Hunton & Williams
       Riverfront Plaza, East Tower
       951 East Byrd Street
       Richmond, Virginia 23219-4074
       Attention: Gary E. Thompson, Esq.
       Facsimile: (804) 788-8218

     if to Virginia Gas:

       Virginia Gas Company
       200 East Main Street
       Abingdon, Virginia 24210
       Attention: Mr. Michael L. Edwards
       Facsimile: (540) 619-5254

     with a copy to:

       Penn, Stuart & Eskridge
       P. O. Box 2288
       208 East Main Street
       Abingdon, Virginia 24210
       Attention: Elizabeth A. McClanahan, Esq.
       Facsimile: (540) 628-4918

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

   Section 9.3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. The parties hereto specifically authorize any action, suit or proceeding to be instituted and prosecuted in any state or federal court located in Delaware. The parties hereto, whether or not Delaware residents, hereby waive any plea or claim of lack of personal jurisdiction or improper venue in any such action brought to enforce this Agreement.

   Section 9.4. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

   Section 9.5. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except for the rights of persons entitled to the indemnification and insurance benefits pursuant to Section 6.13 hereof, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

   Section 9.6. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

   Section 9.7. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof.

   Section 9.8. Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated, except that the expenses incurred in connection with printing and mailing the Joint Proxy Statement/Prospectus and printing the Registration Statement, and the filing fees related to the Registration Statement and the HSR filing, shall be shared equally by NUI and Virginia Gas.

   Section 9.9. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                  [Remainder of page intentionally left blank]

   IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed on its behalf by its officer thereunto duly authorized, all as of the day and year first above written.

                                          NUI Corporation

                                                   /s/ A. Mark Abramovic
                                          By: _________________________________
                                                    A. Mark Abramovic
                                              Senior Vice President, Chief
                                               Operating Officer and Chief
                                                    Financial Officer

                                          VGC Acquisition, INC.

                                                   /s/ A. Mark Abramovic
                                          By: _________________________________
                                                    A. Mark Abramovic
                                           Vice President and Chief Financial
                                                         Officer

                                          VIRGINIA GAS COMPANY

                                                  /s/ Michael L. Edwards
                                          By: _________________________________
                                                   Michael L. Edwards
                                              President and Chief Executive
                                                         Officer

                 [LETTERHEAD OF CIBC WORLD MARKETS CORP.]

                                                                         ANNEX B

June 13, 2000

Personal and Confidential

The Board of Directors
Virginia Gas Company
P. O. Box 2407
Abingdon, VA 24210

Ladies and Gentlemen:

   You have asked CIBC World Markets Corp. ("CIBC World Markets") to render a written opinion ("Fairness Opinion") to the Board of Directors as to the fairness to the shareholders of Virginia Gas Company ("Virginia Gas" or the "Company"), from a financial point of view, of the Exchange Ratio (as hereinafter defined) pursuant to the Agreement and Plan of Reorganization dated as of June 13, 2000 by and among NUI Corporation, VGC Acquisition, Inc. (a wholly owned subsidiary of NUI Corporation) and Virginia Gas (the "Reorganization Agreement"). The Reorganization Agreement provides for, among other things, a transaction whereby VGC Acquisition, Inc. will be merged with and into Virginia Gas (the "Merger"). Each outstanding share of Virginia Gas common stock will be converted into the right to receive shares of common stock of NUI Corporation equal to the quotient of (i) $4.00 (four dollars) divided by
(ii) the average of the per share last sales price, regular way (as defined in the Reorganization Agreement) of NUI Corporation Shares as reported on the New York Stock Exchange composite transactions reporting system for the twenty (20) consecutive trading days ending on (and including) the seventh trading day prior to the Closing Date (as defined in the Reorganization Agreement) (the "Exchange Ratio").

   In arriving at our Fairness Opinion we:

  (a) reviewed the draft of the Reorganization Agreement;

  (b) reviewed Virginia Gas' audited financial statements for the fiscal years ended December 31, 1998 and 1999 and for the three months ended March 31, 2000;

  (c) reviewed financial projections of Virginia Gas prepared by Virginia Gas and its management;

  (d) reviewed the historical market prices and trading volume for Virginia Gas common stock;

  (e) held discussions with senior management of Virginia Gas with respect to the business and prospects for future growth of Virginia Gas;

  (f) reviewed and analyzed certain publicly available financial data for certain companies we deemed comparable to Virginia Gas;

  (g) performed discounted cash flow analyses of Virginia Gas using certain assumptions of future performance provided to us by the management of Virginia Gas;

  (h) reviewed and analyzed certain publicly available financial information for transactions that we deemed comparable to the Merger;

  (i) reviewed public information concerning Virginia Gas; and

  (j) performed such other analyses and reviewed such other information as we deemed appropriate.

   In rendering our Fairness Opinion we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to us by Virginia Gas and their respective employees, representatives and affiliates. With respect to forecasts of future financial condition and operating results of Virginia Gas provided to us, we assumed at the direction of

Virginia Gas' management, without independent verification or investigation, that such forecasts were reasonably prepared on bases reflecting the best available information, estimates and judgment of Virginia Gas and Virginia Gas' respective management. At the direction of representatives of Virginia Gas, we also assumed that the final terms of the Reorganization Agreement will not vary materially from those set forth in the draft reviewed by us. We have neither made nor obtained any independent evaluations or appraisals of the assets or the liabilities of Virginia Gas or affiliated entities. We are not expressing any opinion as to the underlying valuation, future performance or long term viability of Virginia Gas following the Merger, or the price at which NUI Corporation's common stock will trade subsequent to the Merger. We have not been asked to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for Virginia Gas or the effect of any other transaction in which Virginia Gas might engage. Our opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm the opinion.

   As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

   We acted as financial advisor to Virginia Gas in connection with the Merger and to the Board of Directors of Virginia Gas in rendering this opinion and will receive a fee for our services. CIBC World Markets has performed investment banking and other services for Virginia Gas in the past and has been compensated for such services. In the ordinary course of its business, CIBC World Markets and its affiliates may actively trade securities of Virginia Gas for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

   Based upon and subject to the foregoing, and such other factors as we deem relevant, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Reorganization Agreement is fair to the shareholders of Virginia Gas from a financial point of view. This Fairness Opinion is for the exclusive use of the Board of Directors of Virginia Gas. Neither this Fairness Opinion nor the services provided by CIBC World Markets in connection herewith may be publicly disclosed or referred to in any manner by Virginia Gas without the prior written approval by CIBC World Markets. CIBC World Markets consents to the inclusion of this opinion in its entirety and any reference to this opinion in any prospectus, proxy statement or solicitation/recommendation statement, as the case may be, required to be distributed to the Company's shareholders in connection with the Merger.

                                          Very truly yours,

                                          /s/ CIBC World Markets Corp.
                                          CIBC World Markets Corp.

                    [LETTERHEAD OF CIBC WORLD MARKETS CORP.]
                                                                         ANNEX C

October 3, 2000

Personal and Confidential

The Board of Directors
Virginia Gas Company
P.O. Box 2407
Abingdon, VA 24212

Ladies and Gentlemen:

   You have asked CIBC World Markets Corp. ("CIBC World Markets") to update our written opinion ("Fairness Opinion") dated June 13, 2000 that was delivered to the Board of Directors as to the fairness to the shareholders of Virginia Gas Company ("Virginia Gas" or the "Company"), from a financial point of view, of the Exchange Ratio (as defined in the Agreement and Plan of Reorganization) pursuant to the Agreement and Plan of Reorganization dated as of June 13, 2000 by and among NUI Corporation, VGC Acquisition, Inc. (a wholly owned subsidiary of NUI Corporation) and Virginia Gas (the "Reorganization Agreement"). The Reorganization Agreement provides for, among other things, a transaction whereby VGC Acquisition, Inc. will be merged with and into Virginia Gas (the "Merger").

   In arriving at our update of the Fairness Opinion, we:

  (a) reviewed Virginia Gas' unaudited financial statements for the six months ended June 30, 2000;

  (b) reviewed NUI Corporation's unaudited financial statements for the nine months ended June 30, 2000;

  (c) reviewed the recent historical market prices and trading volume for both Virginia Gas common stock and NUI Corporation common stock;

  (d) held discussions with senior management of Virginia Gas and NUI Corporation with respect to their businesses and prospects for future growth;

  (e) reviewed and analyzed certain publicly available financial data for certain companies we deemed comparable to Virginia Gas and NUI Corporation;

  (f) reviewed public information concerning Virginia Gas and NUI
    Corporation; and

  (g) performed such other analyses and reviewed such other information as we deemed appropriate.

   In rendering our update of the Fairness Opinion, we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to us by Virginia Gas and its respective employees, representatives and affiliates. With respect to forecasts of future financial condition and operating results of Virginia Gas provided to us, we assumed at the direction of Virginia Gas' management, without independent verification or investigation, that such forecasts were reasonably prepared on bases reflecting the best available information, estimates and judgment of Virginia Gas and Virginia Gas' respective management. We have neither made nor obtained any independent evaluations or appraisals of the assets or the liabilities of Virginia Gas or affiliated entities. We are not expressing any opinion as to the underlying valuation, future performance or long term viability of Virginia Gas following the Merger, or the price at which NUI Corporation's common stock will trade subsequent to the Merger. We have not been asked to consider, and our update of the Fairness Opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for Virginia Gas or the effect of any other transaction in which Virginia Gas might engage. Our update of the Fairness Opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof.

   Based upon and subject to the foregoing, and such other factors as we deem relevant, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Reorganization Agreement is fair to the shareholders of Virginia Gas from a financial point of view. This update of our Fairness Opinion is for the exclusive use of the Board of Directors of Virginia Gas. Neither this update of our Fairness Opinion nor the services provided by CIBC World Markets in connection herewith may be publicly disclosed or referred to in any manner by Virginia Gas without the prior written approval by CIBC World Markets. CIBC World Markets consents to the inclusion of this update of the opinion in its entirety and any reference to this update in any prospectus, proxy statement or solicitation/recommendation statement, as the case may be, required to be distributed to the Company's shareholders in connection with the Merger.

                                          Very truly yours,

                                          s/ CIBC World Markets Corp.
                                          CIBC World Markets Corp.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 21. Exhibits and Financial Statement Schedules.

   (a) Exhibits.

  2.1 Agreement and Plan of Reorganization, dated June 13, 2000, by and between
      NUI Corporation, VGC Acquisition, Inc. and Virginia Gas Company (included in proxy statement/prospectus as Annex A).
      NUI agrees to furnish a supplemental copy of omitted schedules to the SEC upon request.

  2.2 Form of Agreement and Plan of Exchange between NUI Corporation and NUI
      Holding Company (incorporated by reference to Annex A to NUI Holding's
      Registration Statement on Form S-4 (Registration No. 333-30092)).

  4.1 Rights Agreement between NUI and Mellon Securities Trust Company, dated
      November 28, 1995 (incorporated by reference to NUI's Form 8-K, dated
      December 1, 1995).

  5.1 Opinion of James R. Van Horn, Esq.

  8.1 Tax Opinion of Hunton & Williams.

  8.2 Form of Alternate Tax Opinion of Hunton & Williams.

 23.1 Consent of James R. Van Horn, Esq. (included in Exhibit 5.1).

 23.2 Consent of Hunton & Williams (included in Exhibits 8.1 and 8.2).

 23.3 Consent of Arthur Andersen LLP.

 23.4 Consent of Arthur Andersen LLP.

 23.5 Consent of CIBC World Markets (included in Annexes B and C to proxy statement/prospectus).

 24.1 Power of Attorney (included in signature page).

 24.2 Power of Attorney (included in signature page).

 99.1 Form of Virginia Gas Company Proxy Card.

 99.2 Form of Letter of Transmittal.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, NUI CORPORATION has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bedminster, State of New Jersey, on October 5, 2000.

                                          NUI CORPORATION

                                                    /s/ John Kean, Jr.*
                                          By _________________________________
                                                       John Kean, Jr.
                                               President and Chief Executive
                                                          Officer
                                             (principal executive officer) and
                                                          Director

   Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons on the 5th day of October, 2000 in the capacities indicated.

              Signature                                Title
              ---------                                -----

         /s/ John Kean, Jr.*          President and Chief Executive Officer
 ____________________________________  (principal executive officer) and
            John Kean, Jr.             Director

        /s/ A. Mark Abramovic*        Senior Vice President, Chief Operating
 ____________________________________  Officer and Chief Financial Officer
          A. Mark Abramovic            (principal financial and accounting
                                       officer)

        /s/ Vera King Farris*                        Director
 ____________________________________
         Dr. Vera King Farris

       /s/ J. Russell Hawkins*                       Director
 ____________________________________
          J. Russell Hawkins

         /s/ John Winthrop *                         Director
 ____________________________________
            John Winthrop

            /s/ John Kean*                           Director
 ____________________________________
              John Kean

         /s/ Bernard S. Lee*                         Director
 ____________________________________
          Dr. Bernard S. Lee

         /s/ James J. Forese*                        Director
 ____________________________________
           James J. Forese

         /s/ R. Van Whisnand*                        Director
 ____________________________________
           R. Van Whisnand

*By:  /s/ James R. Van Horn
    _________________________________
   James R. Van Horn
   Attorney-in-fact for
   the persons indicated

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, NUI HOLDING COMPANY has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bedminster, State of New Jersey, on October 5, 2000.

                                          NUI HOLDING COMPANY

                                                  /s/ John Kean, Jr.*
                                          By _________________________________
                                                       John Kean, Jr.
                                               President and Chief Executive
                                                          Officer
                                             (principal executive officer) and
                                                          Director

   Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons on the 5th day of October, 2000 in the capacities indicated.

              Signature                                Title
              ---------                                -----

         /s/ John Kean, Jr.*          President and Chief Executive Officer
 ____________________________________  (principal executive officer) and
            John Kean, Jr.             Director

        /s/ A. Mark Abramovic*        Senior Vice President, Chief Operating
 ____________________________________  Officer, and Chief Financial Officer
          A. Mark Abramovic            (principal financial and accounting
                                       officer) and Director

            /s/ John Kean*                           Director
 ____________________________________
              John Kean


*By:  /s/ James R. Van Horn
    ____________________________
   James R. Van Horn
   Attorney-in-fact for
   the persons indicated

                                 EXHIBIT INDEX

 Page
 ----
  2.1 Agreement and Plan of Reorganization, dated June 13, 2000, by and between
      NUI Corporation, VGC Acquisition, Inc. and Virginia Gas Company (included in proxy statement/prospectus as Annex A).
      NUI agrees to furnish a supplemental copy of omitted schedules to the SEC upon request.

  2.2 Form of Agreement and Plan of Exchange between NUI Corporation and NUI
      Holding Company (incorporated by reference to Annex A to NUI Holding
      Company's Registration Statement on Form S-4 (Registration No. 333-
      30092)).

  4.1 Rights Agreement between NUI and Mellon Securities Trust Company, dated
      November 28, 1995 (incorporated by reference to NUI's Form 8-K, dated
      December 1, 1995).

  5.1 Opinion of James R. Van Horn, Esq.

  8.1 Tax Opinion of Hunton & Williams.

  8.2 Form of Alternate Tax Opinion of Hunton & Williams.

 23.1 Consent of James R. Van Horn, Esq. (included in Exhibit 5.1).

 23.2 Consent of Hunton & Williams (included in Exhibits 8.1 and 8.2).

 23.3 Consent of Arthur Andersen LLP.

 23.4 Consent of Arthur Andersen LLP.

 23.5 Consent of CIBC World Markets (included in Annexes B and C to proxy statement/prospectus).

 24.1 Power of Attorney (included in signature page).

 24.2 Power of Attorney (included in signature page).

 99.1 Form of Virginia Gas Company Proxy Card.

 99.2 Form of Letter of Transmittal.